Exhibit 10.1

LOAN AGREEMENT
Dated as of July 15, 2021
Between
THE ENTITIES SET FORTH ON SCHEDULE 1.1(A),
collectively, as Borrower
and
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
and
DBR INVESTMENTS CO. LIMITED,
collectively, as Lender

CIM Retail Portfolio

TABLE OF CONTENTS
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Section 10.26 Acknowledgement and Consent to Bail-In of EEA Financial Institutions	155
Section 10.27 Counterparts; Electronic Signatures	156

SCHEDULES AND EXHIBITS
Schedule 1.1(A)    –    Borrower
Schedule 1.1(B)    –    Management Agreements
Schedule 1.1(C)    –    Reserved
Schedule 1.1(D)    –    Qualified Manager
Schedule 1.1(E)    –    Release Amounts
Schedule 4.1.1        –    Organizational Chart of Borrower
Schedule 4.1.6        –    Outstanding Work
Schedule 4.1.26    –    Rent Roll and other Leasing Disclosures
Schedule 4.1.42    –    REAs
Schedule 5.1.11    –    2021 Approved Annual Budget
Schedule 7.1.1        –    Required Repairs – Deadlines for Completion
Schedule 7.6        –    Outstanding TI/LC
Schedule 7.7        –    Free Rent
Schedule 9.1.1        –    Prohibited Transferees
Schedule 10.24    –    Ratable Share
Exhibit A-1 – A-4    –    Tax Compliance Certificates
Exhibit B        –    O&M Plan
Exhibit C        –    Form of SNDA

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LOAN AGREEMENT
THIS LOAN AGREEMENT, dated as of July 15, 2021 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association chartered under the laws of the United States of America, having an address at 383 Madison Avenue, New York, New York 10179 (“JPM”), and DBR INVESTMENTS CO. LIMITED, a Cayman Islands corporation, having an address at 60 Wall Street, New York, New York 10005 (“DBR”; each of JPM and DBR, together with its successors, assigns and/or alternative branches, a “Co-Lender”, and collectively, together with their respective successors, assigns and/or alternative branches, “Lender”) and THE ENTITIES SET FORTH ON SCHEDULE 1.1(A), each a Delaware limited liability company, having its principal place of business at c/o CIM Group, 4700 Wilshire Boulevard, Los Angeles, California 90010 (each, an “Individual Borrower” and collectively, “Borrower”).
W I T N E S S E T H:
WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and
WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).
NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:
ARTICLE I. – DEFINITIONS; PRINCIPLES OF CONSTRUCTION
Section 1.1.Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
“Acceptable Counterparty” shall mean a counterparty to the Interest Rate Cap Agreement (or the guarantor of such counterparty’s obligations) that (a) has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, (i) a long-term unsecured debt rating of not less than “A+” by S&P, (ii) if any of the Securities or any class thereof in any Securitization are rated by Moody’s, a long-term unsecured debt rating of not less than “A3” from Moody’s, and (iii) if any of the Securities or any class thereof in any Securitization are rated by Fitch, a long-term unsecured debt rating of at least “A” (and not on Rating Watch Negative), or (b) is otherwise acceptable to the Approved Rating Agencies, as evidenced by a Rating Agency Confirmation to the effect that such counterparty shall not cause a downgrade, withdrawal or qualification of the ratings assigned, or to be assigned, to the Securities or any class thereof in any Securitization.

“Additional Insolvency Opinion” shall mean a non-consolidation opinion letter delivered in connection with the Loan subsequent to the Closing Date reasonably satisfactory in form and substance to Lender and, following a Securitization, reasonably satisfactory in form and substance to the Approved Rating Agencies, and from counsel reasonably acceptable to Lender and, following a Securitization, acceptable to the Approved Rating Agencies.
“Adjusted Release Amount” shall mean, for each Individual Property, the sum of (a) the Release Amount for such Individual Property and (b) ten percent (10%) of the Release Amount for such Individual Property.
“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Property” shall have the meaning set forth in Section 9.1.3 hereof.
“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.
“Affiliated Manager” shall mean any Manager in which Borrower or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.
“Allocated Loan Amount” shall have the meaning set forth in Section 9.1.3 hereof.
“Alternate Rate” shall mean, with respect to each Interest Period, the per annum rate of interest of the Alternate Rate Index determined as of the applicable Determination Date, plus the Spread for each Component of the Loan, as applicable; provided that in no event will the Alternate Rate be less than the Minimum Rate.
“Alternate Rate Conforming Changes” shall mean, with respect to any conversion of a loan to an Alternate Rate Loan, any technical, administrative or operational changes (including changes to the definition of “Interest Period”, “Payment Date”, “Determination Date” and “Business Day”, timing and frequency of determining rates and making payments of interest and preceding and succeeding business day conventions and other administrative matters) that the Lender decides may be necessary or appropriate to reflect the adoption and implementation of such Alternate Rate Index and to permit the administration thereof by Lender in a manner substantially consistent with market practice for floating rate CMBS loans (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender or its designee determines that no market practice for use of the Alternate Rate Index exists, in such other manner as the Lender determines is reasonably necessary in connection with the administration of this Agreement).
“Alternate Rate Index” shall mean the first alternative set forth in the order below that can be determined by the Lender as of the Benchmark Replacement Date:
1.The sum of (A) Term SOFR and (B) the Alternate Rate Spread Adjustment, or

2.The sum of (A) Compounded SOFR and (B) the Alternate Rate Spread Adjustment; or
3.The sum of: (A) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (B) the Alternate Rate Spread Adjustment;
4.The sum of: (A) the ISDA Fallback Rate and (B) the Alternate Rate Spread Adjustment; or
5.The sum of: (A) the alternate rate of interest that has been selected by Lender as the replacement for the then current Benchmark giving due consideration to any evolving or then-prevailing market conventions for determining a rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate CMBS loans at such time and (b) the Alternate Rate Spread Adjustment;
provided that, in the case of clauses (1), (2) and (4) above, such rate, or the underlying rates component thereof, is or are displayed on a screen or other information service that publishes such rate or rates from time to time as selected by Lender in its reasonable discretion. In no event shall the Alternate Rate Index be less than the Rate Index Floor.
“Alternate Rate Loan” shall mean the Loan at such time as interest on the Components of Loan accrue at a rate of interest equal to the Alternate Rate.
“Alternate Rate Spread Adjustment” shall mean the first alternative set forth in the order below that can be determined by the Lender as of the Benchmark Replacement Date:
1.the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected, endorsed or recommended by the Relevant Governmental Body for the applicable Unadjusted Alternate Rate Index; or
2.if the applicable Unadjusted Alternate Rate Index is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment, or
3.the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Lender giving due consideration to any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then current Benchmark with the applicable Unadjusted Alternate Rate Index for U.S. dollar denominated floating rate CMBS loans at such time;
provided that, in the case of clauses (1) and (2) above, such adjustment is displayed on a screen or other information service that publishes such Alternate Rate Spread Adjustment from time to time as selected by Lender in its reasonable discretion.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Properties prepared by or on behalf of Borrower in accordance with Section 5.1.11(d) hereof for the applicable Fiscal Year or other period.
“Anticipated Benchmark Replacement Date” shall have the meaning set forth in Section 2.2.3(b) hereof.
“Anti-Corruption Obligation” shall have the meaning set forth in Section 4.1.40 hereof.
“Anti-Money Laundering Laws” shall mean any applicable laws relating to money laundering or terrorist financing, including, without limitation, (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, and (E) the Patriot Act.
“Applicable Rate” shall mean (i) the LIBOR Rate for so long as the Loan is a LIBOR Rate Loan and (ii) the Alternate Rate for so long as the Loan is an Alternate Rate Loan.
“Appraisal” means a written statement setting forth an opinion of the market value of an Individual Property that (i) has been independently and impartially prepared by an independent third-party appraiser directly engaged by Lender or its servicer, which appraiser has experience appraising properties of similar size and scope to the Properties, (ii) complies with all applicable federal and state laws and regulations dealing with appraisals or valuations of real property, including the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (FIRREA), (iii) has been prepared on as “as-is” basis, (iv) has been prepared not more than sixty (60) days prior to the relevant date and (v) has been reviewed as to form and content and approved by Lender, in its reasonable discretion.
“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(d) hereof.
“Approved Bank” shall mean (a) JPMorgan Chase Bank, N.A., (b) a bank or other financial institution which has a minimum long-term unsecured debt rating of at least “A” by S&P and Fitch and “A2” by Moody’s or (c) a bank or other financial institution which is otherwise acceptable to Lender, provided, that, if required by Lender, Borrower shall have obtained a Rating Agency Confirmation with respect to the ratings of the proposed bank or other financial institution in connection with this clause (c).
“Approved Rating Agencies” shall mean each of S&P, Moody’s, Fitch and DBRS Morningstar or any other nationally-recognized statistical rating agency which has been approved by Lender and designated by Lender to assign a rating to the Securities.
“Approved TI/LC Expenses” shall mean (a) actual tenant improvement costs (including “make-ready” costs) and allowances and associated legal expenses, in each case, incurred by Borrower, and (b) actual leasing commissions incurred by Borrower and payable to an unaffiliated third-party, in each case, pursuant to or in connection with any Lease or Lease amendment that is entered into in compliance with Section 5.1.20.

“Assignment of Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.2.7(a) hereof.
“Assignment of Management Agreement” shall mean, with respect to each Individual Property, that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Assignment of Submanagement Agreement” shall mean, with respect to each Individual Property listed on Schedule 1.1(F), that certain Assignment of Submanagement Agreement and Subordination of Submanagement Fees, among Lender, Borrower and Submanager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.
“Bail-in Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-in Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal, state, local or foreign bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal, state, local or foreign bankruptcy or insolvency law or soliciting or causing to be solicited petitioning creditors for any such involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal, state, local or foreign bankruptcy or insolvency law; (d) such Person consenting to or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of any Individual Property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing in any legal proceeding (unless the failure to make such admission is in violation of law), its insolvency or inability to pay its debts as they become due.
“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal, state, local or foreign bankruptcy or insolvency law.
“Basic Carrying Costs” shall mean, for any period, the sum of the following costs: (a) Taxes, (b) Other Charges and (c) Insurance Premiums.
“Benchmark” shall mean (i) initially LIBOR, and (ii) on and after the conversion to an Alternate Rate Index pursuant to Section 2.2.3(d) hereof, the Alternate Rate Index determined in accordance with the terms hereof.
“Benchmark Replacement Date” shall mean:
1.in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein (which the parties hereto acknowledge occurred on March 5, 2021, in respect of LIBOR) and (b) the date on which the administrator of the relevant Benchmark permanently or indefinitely ceases to provide such Benchmark, or
2.in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then current Benchmark (the parties hereto acknowledging that a Benchmark Transition Event as defined in clauses (1) and (2) below occurred on March 5, 2021 in respect of LIBOR, but no related Benchmark Replacement Date in respect of LIBOR has been determined as of the Closing Date:
1.a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;
2.a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, in each case which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

3.a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.
“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.
“Breakage Costs” shall have the meaning set forth in Section 2.2.3(f) hereof.
“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York, or the place of business of the trustee under a Securitization (or, if no Securitization has occurred, Lender), or any Servicer or the financial institution that maintains any collection account for or on behalf of any Servicer or any Reserve Funds or the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business.
“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).
“Cash Management Account” shall have the meaning set forth in Section 2.6.2 hereof.
“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and among Borrower, Lender and Cash Management Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Cash Management Bank” shall mean PNC Bank, National Association, or any successor Eligible Institution acting as Cash Management Bank under the Cash Management Agreement.
“Cash Sweep Event” shall mean the occurrence of: (a) an Event of Default; (b) any Bankruptcy Action of an Individual Borrower; (c) a Debt Yield Trigger Event; (d) a Bankruptcy Action of Manager and Borrower’s failure to replace the Manager with a Qualified Manager under a Replacement Management Agreement within sixty (60) days of date that Borrower becomes aware of the applicable Bankruptcy Action; provided that such sixty (60) period shall be extended for an additional thirty (30) days in the event that Borrower has diligently identified a Qualified Manager to replace the Manager and the failure to finalize the replacement is due solely to a delay in the Servicer’s approval of such Qualified Manager and/or receipt of a Rating Agency Confirmation, if required; or (e) any New Mezzanine Loan Event of Default.
“Cash Sweep Event Cure” shall mean (a) if the Cash Sweep Event is caused solely by the occurrence of a Debt Yield Trigger Event, the achievement of a Debt Yield Cure, (b) if the Cash Sweep Event is caused by an Event of Default, the acceptance by Lender of a cure of such Event of Default (which cure Lender is not obligated to accept and may reject or accept in its sole and absolute discretion), (c) if the Cash Sweep Event is caused by a Bankruptcy Action of Manager, if Borrower replaces the Manager with a Qualified Manager under a Replacement

Management Agreement, (d) if the Cash Sweep Event is caused by a Bankruptcy Action under clause (b) of the definition thereof (provided such Bankruptcy Action was not the result of Borrower soliciting, or causing to be solicited, petitioning creditors or otherwise taking any collusive action), such Bankruptcy Action has been stayed or dismissed within sixty (60) days of the date on which such proceeding was filed without any adverse modification to the Loan Documents, or (e) if the Cash Sweep Event is caused solely by a New Mezzanine Loan Event of Default, such New Mezzanine Loan Event of Default has been cured in accordance with the terms of the related New Mezzanine Loan Documents; provided, however, that, such Cash Sweep Event Cure set forth in this definition shall be subject to the following conditions, (i) no Event of Default shall have occurred and be continuing under this Agreement or any of the other Loan Documents and (ii) Borrower shall have paid all of Lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure including, reasonable attorney’s fees and expenses. In no event shall Borrower be entitled to cure a Cash Sweep Event caused by a Bankruptcy Action of Borrower other than as provided in clause (d) of this definition.
“Cash Sweep Period” shall mean each period commencing on the occurrence of a Cash Sweep Event and continuing until the earlier of (a) the Payment Date next occurring following the related Cash Sweep Event Cure, or (b) until payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents in accordance with the terms and provisions of the Loan Documents.
“Casualty” shall have the meaning set forth in Section 6.2 hereof.
“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.
“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.
“Cause” shall mean, with respect to an Independent Director, (a) acts or omissions by such Independent Director that constitute systematic and persistent or willful disregard of such Independent Director’s duties, (b) such Independent Director has been indicted or convicted for any crime or crimes of moral turpitude or dishonesty or for any violation of any Legal Requirements, (c) such Independent Director no longer satisfies the requirements set forth in the definition of “Independent Director”, (d) the fees charged for the services of such Independent Director are materially in excess of the fees charged by the other providers of Independent Directors listed in the definition of “Independent Director”, (e) that such Independent Director is unable to perform her or his duties as Independent Director due to death, disability or resignation from the applicable service company, (f) such Independent Director otherwise is no longer employed by the applicable service company or (g) any other reason for which the prior written consent of Lender shall have been obtained.
“CIM Entity” shall mean CIM Group LLC, a Delaware limited liability company and any Affiliate thereof Controlled by such entity.
“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
“Co-Lender” shall have the meaning set forth in the Preamble hereto.
“Common Charges” shall mean all fees, dues, charges and assessments, whether annual, monthly, regular, special or otherwise payable by the applicable Individual Borrower under the Condominium Documents, but without duplication of Taxes, Other Charges and Insurance Premiums.
“Component” shall mean, individually, any one of Component A, Component B, Component C, Component D, Component E, Component F and Component HRR and “Components” shall mean, collectively, Component A, Component B, Component C, Component D, Component E, Component F and Component HRR.
“Component A” shall mean the component of the Loan designated as “A” in Section 2.1.5 hereof.
“Component B” shall mean the component of the Loan designated as “B” in Section 2.1.5 hereof.
“Component C” shall mean the component of the Loan designated as “C” in Section 2.1.5 hereof.
“Component D” shall mean the component of the Loan designated as “D” in Section 2.1.5 hereof.
“Component E” shall mean the component of the Loan designated as “E” in Section 2.1.5 hereof.
“Component F” shall mean the component of the Loan designated as “F” in Section 2.1.5 hereof.
“Component HRR” shall mean the component of the Loan designated as “HRR” in Section 2.1.5 hereof.
“Compounded SOFR” shall mean the compounded average of SOFR for a one-month period, with the rate, or methodology for this rate, and conventions for this rate (which, for example, may be calculated in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Accrual Period or compounded in advance) being established by Lender in accordance with:
1.the rate, or methodology for the rate, and conventions for the rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided, that

2.if, and to the extent that, Lender determines that Compounded SOFR cannot be so determined in accordance with clause (1) above, then Compounded SOFR will mean the rate, or methodology for the rate, and conventions for the rate that have been selected by Lender giving due consideration to any industry-accepted market practice for similar U.S. dollar denominated CMBS transactions at such time (as a result of amendment or as originally executed);
provided, further, that if Lender decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for Lender, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Alternate Rate Index.”
“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting any Individual Property or any part thereof.
“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b).
“Condominium” shall mean the applicable condominium created pursuant to the Condominium Documents.
“Condominium Board” shall mean, with respect to any Condominium, the board of managers or directors of the applicable condominium association or governing body.
“Condominium Documents” shall mean, collectively, that certain Declaration of Condominium of University Marketplace Retail Condominium, dated as of December 12, 2012, and recorded on December 12, 2012 as Instrument no. 2012-010877, as amended by that certain Amendment to the Declaration of Condominium of University Marketplace Retail Condominium, dated as of March 15, 2013, and recorded on Mach 22, 2013 as Instrument no. 2013-002342, that certain Second Amendment to the Declaration of Condominium of University Marketplace Retail Condominium, dated as of May, 17, 2013, and recorded September 19, 2013 as Instrument no. 2013-007972, that certain Third Amendment to the Declaration of Condominium of University Marketplace Retail Condominium, dated as of March 20, 2014, and recorded April 2, 2014 as Instrument No. 2014-002398, that certain Fourth Amendment to the Declaration of Condominium of University Marketplace Retail Condominium, dated as of August 26, 2016, and recorded September 01, 2016 as document no. 2016-006709, that certain Fifth Amendment to the Declaration of Condominium of University Marketplace Retail Condominium, dated as of October 3, 2017, and recorded October 16, 2017 as document no. 2017-007725, that certain Sixth Amendment to the Declaration of Condominium of University Marketplace Retail Condominium, dated as of April 30, 2020, and recorded May 18, 2020 as document no. 2020-003304, and that certain Seventh Amendment to the Declaration of Condominium of University Marketplace Retail Condominium, dated as of September 20, 2020, and recorded December 04, 2020 as document no. 2020-009488, together with the articles of incorporation, by-laws, rules and regulations, and all other constituent documents establishing or governing the Condominium.
“Condominium Law” shall have the meaning set forth in Section 5.1.26(c) hereof.
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Section 2.7 Taxes or branch profits Section 2.7 Taxes.
“Contribution Agreement” shall mean that certain Contribution Agreement, dated as of the date hereof, among each Individual Borrower and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise (which may be subject to “major decision” consent or approval rights granted to limited partners, shareholders or members). “Controlled” and “Controlling” shall have correlative meanings.
“Covered Disclosure Information” shall have the meaning set forth in Section 9.2(b) hereof.
“Covered Rating Agency Information” shall have the meaning set forth in Section 10.13(d) hereof.
“DBRS Morningstar” shall mean DBRS, Inc.
“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including, but not limited to, any Spread Maintenance Payment and/or Breakage Costs) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgages or any other Loan Document.
“Debt Service” shall mean, with respect to any particular period of time, the scheduled interest payments due under this Agreement and the Note.
“Debt Yield” shall mean, as of the last day of the calendar quarter (or in the case of Sections 2.8(e) and (f), the last day of the calendar month) immediately preceding any date of determination, the percentage obtained by dividing:
(a)the aggregate Net Operating Income (excluding interest on credit accounts) for the immediately preceding four (4) calendar quarter period for the Properties as of the date of determination as set forth in the statements required hereunder, without deduction for (i) actual management fees incurred in connection with the operation of the Properties, or (ii) amounts paid to the Reserve Funds, less management fees equal to the actual management fees incurred; and

(b)the aggregate of (x) the outstanding principal balance of the Loan and (y) if a New Mezzanine Loan is outstanding at such time, the New Mezzanine Loan.
“Debt Yield Cure” shall mean (a) no Event of Default shall be continuing and (b) (x) during the Initial Term or the first Extension Term, the achievement of a Debt Yield of no less than 9.0% and (y) during the second or third Extension Term, the achievement of a Debt Yield of no less than 10.0%, in each case for the calendar quarter immediately preceding the date of determination ((x) or (y), as applicable, the “Required Debt Yield” (which Required Debt Yield may be achieved, at Borrower’s sole discretion, by making voluntary prepayments in accordance with the terms of this Agreement in amounts necessary to achieve a Debt Yield equal to or exceeding the Required Debt Yield.
“Debt Yield Trigger Event” shall mean a Debt Yield (x) during the Initial Term or the first Extension Term, of less than 9.0% and (y) during the second or third Extension Term, of less than 10.0%, in each case on any date of determination for the calendar quarter immediately preceding the date of such determination.
“Debt Yield Trigger Period” shall mean the period commencing on the occurrence of a Debt Yield Trigger Event and continuing until the occurrence of a Debt Yield Cure.
“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
“Default Rate” shall mean, with respect to each Component of the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) four percent (4%) above the Interest Rate applicable to such Component of the Loan.
“Determination Date” shall mean, (i) with respect to any Interest Accrual Period that occurs while the Loan is a LIBOR Rate Loan, the date that is two (2) London Business Days prior to the first day of such Interest Period, (ii) with respect to any Interest Period that occurs while the Loan is an Alternate Rate Loan, the date and time determined by Lender in accordance with the Alternate Rate Conforming Changes provisions.
“Disclosure Documents” shall mean, collectively, any written materials used or provided to any prospective investors and/or the Rating Agencies in connection with any public offering or private placement in connection with a Securitization (including, without limitation, a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents, marketing materials or information provided to prospective investors), in each case in preliminary or final form and including any amendments, supplements, exhibits, annexes and other attachments thereto.
“Division” shall mean, as to any Person, such Person dividing and/or otherwise engaging in and/or becoming subject to, in each case, any division pursuant to, or as permitted by, §18-217 of the Delaware Limited Liability Company Act.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts (or subaccounts thereof) maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity that has a short-term unsecured debt obligations or commercial paper of which are rated at least “P-1” by Moody’s in the case of accounts in which funds are held for thirty (30) days or less (or, in the case accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “A2” by Moody’s) and which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal and state authority, as applicable. An Eligible Account shall not be evidenced by a certificate of deposit, passbook or other instrument.
“Eligible Institution” shall mean either (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P and “P-1” by Moody’s in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of Letters of Credit and accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “A+” by S&P and “Aa3” by Moody’s), (b) each of JPMorgan Chase Bank, National Association and Bank of America, National Association, provided that the rating by S&P and the other Approved Rating Agencies for the short term unsecured debt obligations or commercial paper and long term unsecured debt obligations of the same does not decrease below the ratings set forth in subclause (a) hereof or (c) KeyBank National Association, provided (i) in the case of accounts in which funds are held for thirty (30) days for less, the short term unsecured debt obligations, deposit accounts or commercial paper of KeyBank National Association are rated at least “P-2” by Moody’s and “A-2” by S&P and (ii) in the case of accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations or deposit accounts of KeyBank National Association are rated at least “A3” by Moody’s and “A-” by S&P.

“Eligibility Requirements” means, with respect to any Person, that such Person (i) in each case, has total real estate assets (in name or under management, and including both debt and equity assets) in excess of $750,000,000 (exclusive of the Property) and (except with respect to a fund manager, pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of at least $400,000,000, (ii) in the case of an assumption of the Loan pursuant to Section 5.2.10(e), is regularly engaged in the business of owning or operating (or has under management) 2,000,000 square feet of commercial properties similar to the Property in the United States (excluding the Property), (iii) in the case of a mezzanine lender under a New Mezzanine Loan, is regularly engaged in the business of making, originating or owning commercial mortgage or mezzanine real estate loans or interests in such commercial mortgage and/or mezzanine real estate loans and holds at least $750,000,000 of such commercial real estate loans (and/or interest therein), and (iv) in the case of a pledge to a Qualified Transferee of the right of CIM Real Estate Finance Trust, Inc. or any direct or indirect owner of CIM Real Estate to receive distributions pursuant to clause (e) of the definition of “Permitted Transfer”, is regularly engaged in the business of making, originating or owning corporate loans secured by pledges of cash flow and holds at least $750,000,000 of such corporate loans (and/or interest therein).
“Embargoed Person” shall mean any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, The USA PATRIOT Act (including the anti-terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by Lender is in violation of law.
“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Environmental Law” shall mean any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, in each case to the extent applicable to the subject Individual Property, relating to Hazardous Substances, relating to liability for or costs of Remediation or prevention of Releases of Hazardous Substances or relating to liability for or costs of other actual or threatened danger to human health or the environment arising from Hazardous Substances or any Release. “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act (as it relates to exposure to

Hazardous Substances); the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. “Environmental Law” also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, in each case to the extent applicable to the subject Individual Property: (a) conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of any such Individual Property; (b) requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of any such Individual Property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in property; (c) imposing conditions or requirements in connection with permits or other authorization for lawful activity relating to any environmental condition or Hazardous Substances; (d) relating to nuisance, trespass or other causes of action related to any environmental condition or to Hazardous Substances in, on, under or at any such Individual Property; (e) relating to wrongful death or personal injury resulting from environmental conditions or exposure to Hazardous Substances; or (f) property or other damage in connection with any environmental condition or use of Hazardous Substances at any such Individual Property.
“Environmental Liens” shall have the meaning set forth in Section 5.1.19 hereof.
“Environmental Report” shall have the meaning set forth in Section 4.1.37 hereof.
“Equipment” shall mean, with respect to each Individual Property, any equipment now owned or hereafter acquired by Borrower, which is used at or in connection with the Improvements or such Individual Property or is located thereon or therein, including (without limitation) all machinery, equipment, furnishings, and electronic data-processing and other office equipment now owned or hereafter acquired by Borrower and any and all additions, substitutions and replacements of any of the foregoing), together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto. Notwithstanding the foregoing, “Equipment” shall not include any Property belonging to any property manager or tenants under Leases except to the extent Borrower shall have any right or interest therein.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.
“ERISA Affiliate” shall mean any Person that for purposes of Title IV of ERISA is a member of Borrower’s or Guarantor’s controlled group, under common control with Borrower or Guarantor, within the meaning of Section 414 of the Code.
“ERISA Event” shall mean (a) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the Pension Benefit Guaranty Corporation (or any successor) (“PBGC”); (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of

Borrower, Guarantor, or any ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by Borrower, Guarantor, or any ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions set forth in Section 430(e) of the Code or Section 303(k)(1)(A) and (B) of ERISA to the creation of a lien upon property or assets or rights to property or assets of Borrower, Guarantor, or any ERISA Affiliates for failure to make a required payment to a Plan are satisfied; (g) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; (h) any failure by any Plan to satisfy the minimum funding standards, within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA, whether or not waived; (i) the determination that any Plan is or is expected to be in “at-risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA or (j) the receipt by Borrower, Guarantor, or any ERISA Affiliate of any notice concerning the imposition of liability with respect to the withdrawal or partial withdrawal from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be “insolvent” (within the meaning of Section 4245 of ERISA) or in “endangered” or “critical status” (within the meaning of Section 432 of the Code or Section 305 of ERISA).
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.
“Excess Cash Flow” shall have the meaning set forth in the Cash Management Agreement.
“Excess Cash Flow Reserve Account” shall have the meaning set forth in Section 7.9 hereof.
“Excess Cash Flow Reserve Fund” shall have the meaning set forth in Section 7.9 hereof.
“Exchange Act” shall have the meaning set forth in Section 9.2(a) hereof.
“Exchange Act Filing” shall mean a filing pursuant to the Exchange Act in connection with or relating to a Securitization.
“Excluded Taxes” shall mean any of the following Section 2.7 Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) Section 2.7 Taxes imposed on or measured by net income (however denominated), franchise Section 2.7 Taxes, and branch profits Section 2.7 Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Section 2.7 Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Section 2.7 Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.7, amounts with respect to such Section 2.7 Taxes were payable either to such Lender’s assignor or participating Lender immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Section 2.7 Taxes attributable to such Lender’s failure to comply with Section 2.7(e) and (d) any U.S. federal withholding Section 2.7 Taxes imposed under FATCA.
“Extended Maturity Date” shall have the meaning set forth in Section 2.8 hereof.
“Extension Option” shall have the meaning set forth in Section 2.8 hereof.
“Extension Term” shall have the meaning set forth in Section 2.8 hereof.
“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e) hereof.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Reserve Bank of New York’s Website” shall mean the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.
“Fitch” shall mean Fitch, Inc.
“Fixtures” shall mean, with respect to each Individual Property, all Equipment now owned, or the ownership of which is hereafter acquired, by Borrower which is so related to the Land (as such term is defined in the Mortgage) and the Improvements forming part of the applicable Individual Property that it is deemed fixtures or real property under applicable Legal Requirements, including, without limitation, all building or construction materials intended for construction, reconstruction, alteration, decoration or repair of or installation on the applicable Individual Property, construction equipment, appliances, machinery, plant equipment, fittings, apparatuses, fixtures and other items now or hereafter attached to, installed in or used in connection with (temporarily or permanently) any of the Improvements or the Land forming part of the applicable Individual Property, including, but not limited to, engines, devices for the operation of pumps, pipes, plumbing, call and sprinkler systems, fire extinguishing apparatuses and equipment, heating, ventilating, incinerating, electrical, air conditioning and air cooling equipment and systems, gas and electric machinery, appurtenances and equipment, pollution control equipment, security systems, disposals, dishwashers, refrigerators and ranges, recreational equipment and facilities of all kinds, and water, electrical, storm and sanitary sewer facilities, utility lines and equipment (whether owned individually or jointly with others, and, if owned jointly, to the extent of Borrower’s interest therein) and all other utilities whether or not situated in easements, all water tanks, water supply, water power sites, fuel stations, fuel tanks, fuel supply, and all other structures, together with all accessions, appurtenances, additions, replacements, betterments and substitutions or any of the foregoing and the proceeds thereof. Notwithstanding the foregoing, “Fixtures” shall not include any property which Tenants are entitled to remove pursuant to Leases except to the extent that Borrower shall have any right or interest therein.
“Florida Borrower” shall mean, collectively, Cole MT Riverview FL, LLC; COLE NR Tampa FL, LLC and VEREIT MT Lady Lake FL, LLC.
“Force Majeure” shall mean an act of God, strike, lockout, explosion, act of sabotage, riot, civil commotion, act of war, fire, other casualty, inclement weather, actual or health emergency (including, without limitation, epidemic, pandemic, famine, disease, plague and quarantine), shortages of materials or labor resulting directly from any general market shortage, or any other cause beyond the reasonable control of Borrower, in each case which prevents, hinders or delays Borrower’s ability to perform the applicable obligation hereunder.
“Foreign Benefit Arrangement” shall mean any employee benefit arrangement mandated by nonU.S. law that is maintained or contributed to by Borrower, Guarantor or any ERISA Affiliate.
“Foreign Lender” shall mean a Lender that is not a U.S. Person.
“Foreign Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is not subject to U.S. law and is maintained or contributed to by Borrower, Guarantor or any ERISA Affiliate.
“Free Rent Deposit” shall have the meaning set forth in Section 7.7.1 hereof.
“Free Rent Reserve Account” shall have the meaning set forth in Section 7.7.1 hereof.
“Free Rent Reserve Fund” shall have the meaning set forth in Section 7.7.1 hereof.
“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.
“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.
“Grantor Trust” shall mean a grantor trust as defined in Subpart E, Part I of Subchapter J of the Code, that holds the Note or a portion thereof.
“Gross Income from Operations” shall mean, during any period, all revenue (other than one-time or non-recurring revenue) as reported on the financial statements delivered by Borrower in accordance with this Agreement, computed in accordance with GAAP, derived from the ownership and operation of the Properties from whatever source during such period, including, but not limited to, (i) (x) Rents from Tenants that are in occupancy as of the end of the applicable period and paying full contractual base rent and (y) Rents from Tenants that are in occupancy as of the end of the applicable period and in a free or reduced rent period with any applicable free or reduced rent being amortized over the initial term of the applicable Lease; provided that for purposes of this clause (i), Rent from newly executed leases shall be deemed to have paid during the entire applicable period so long as such new Tenant is in occupancy as of the last day of such applicable period, (ii) utility charges, (iii) escalations, (iv) forfeited security deposits, (v) interest on credit accounts, (vi) service fees or charges, (vii) license fees, (viii) parking fees, (ix) rent concessions or credits, (x) income from vending machines, (xi) business interruption or other loss of income or rental insurance proceeds, (xii) other pass-throughs, (xiii) any portion of any judgment, settlement and other resolution of a dispute with a Tenant that is reasonably allocable to a revenue that would be included as Rent in this definition of “Gross Income from Operations” if received in the ordinary course of the operation of the Properties; provided that such Tenant remains in occupancy and the revenue from any such judgment, settlement or other resolution is amortized over the period to which such judgment, settlement or other resolution relates, and (xiv) interest on Reserve Accounts, if any, but excluding (1) Rents from month-to-month Tenants; provided that such Tenant has been a month-to-month Tenant for 6 months or more, or Tenants that are included in any ongoing Bankruptcy Action (unless the applicable Lease has been affirmed by such Tenant), (2) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, (3) refunds and uncollectible accounts, (4) sales of furniture, fixtures and equipment, (5) Insurance Proceeds (other than business interruption or other loss of income or rental insurance), (6) Awards, (7) forfeited or unforfeited security deposits, (8) utility and other similar deposits, (9) any disbursements to Borrower from the Reserve Funds, if any, (10) payments made to Borrower pursuant to the Interest Rate Cap Agreement, (11) Rent from Tenants that have delivered a notice of termination with respect to their respective leases, (12) Rent from tenants that have “gone dark” (excluding any Tenant whose leased premises are closed or not fully operational due to closures or reduced capacity as result of COVID-19 pandemic as certified by Borrower pursuant to an Officer’s Certificate, provided that such Tenant continues to pay Rent in full and has not notified Borrower in writing that such Tenant will not return to its leased premises when no longer impacted by the COVID-19 pandemic, and provided further, such Tenant is not subject to a Bankruptcy Action and that in no event shall the Rents from such Tenants exceed 5% of Gross Income from Operations in the aggregate), and (13) Rent from Tenants to whom a notice has been delivered declaring an event of default under their Leases. Gross income shall not be diminished as a result of the Mortgages or the creation of any intervening estate or interest in the Properties or any part thereof.
“Guarantor” shall mean CIM Real Estate Finance Trust, Inc., a Maryland corporation, or following a Guarantor Transfer, (x) Guarantor, (y) its successor by merger or consolidation or a sale of all or substantially all of Guarantor’s assets (so long as such corporate successor (a) owns, immediately after the Guarantor Transfer, all or substantially all of the assets that Guarantor owned immediately prior to such Guarantor Transfer, (b) satisfies the covenants in Section 5.2 of the Guaranty, and (c) meets the requirements in clauses (1), (2), (3) and (4) of the definition of “Qualified Sponsor Entity”, or (z) at Borrower’s option or if Guarantor no longer exists and its successor does not satisfy clause (y) of this definition, the applicable Qualified Transferee or Qualified Sponsor Entity.

“Guarantor Transfer” shall have the meaning set forth in Section 5.2.10(d).
“Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, executed and delivered by Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Hazardous Substances” shall mean any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that are reasonably likely to have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables, explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purpose of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws.
“Improvements” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.
“Indebtedness” of a Person, at a particular date, shall mean the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt or preferred equity); (b) obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (c) indebtedness of such Person for the deferred purchase price of property or services (including trade obligations); (d) reimbursement obligations of such Person under letters of credit; (e) obligations of such Person under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations of such Person to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; (g) obligations of such Person under PACE Loans, and (h) obligations of such Person secured by any Liens, whether or not the obligations have been assumed (other than the Permitted Encumbrances).
“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.
“Indemnified Parties” shall mean Lender, any Affiliate of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other counderwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan secured hereby, any Person in whose name the encumbrance created by the Mortgages is or will have been recorded, any Person who may hold or acquire or will have held a full or partial interest in the Loan secured hereby (including, but not limited to, investors or prospective investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan secured hereby for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, but not limited to, any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).
“Indemnified Taxes” shall mean (a) Section 2.7 Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnifying Person” shall mean each of Borrower and Guarantor.
1.“Independent Director” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors, another nationally-recognized company reasonably approved by Lender, in each case that is not an Affiliate of Borrower or Principal and that provides professional Independent Directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director and is not, and has never been, and will not while serving as Independent Director be, any of the following:
(a)a member (other than a “special member” or “springing member”), partner, equityholder, manager, director, officer or employee of Borrower or any of its equityholders or Affiliates (other than as an Independent Director of Borrower or Principal or an Affiliate of Borrower or Principal that does not own a direct or indirect ownership interest in Borrower and that is required by a creditor to be a “single purpose entity”, provided that such Independent Director is employed by a company that routinely provides professional Independent Directors or managers in the ordinary course of its business);
(b)a creditor, supplier or service provider (including provider of professional services) to Borrower, Principal or any of their Affiliates (other than a nationally-recognized company that routinely provides professional Independent Directors and other corporate services to Borrower, Principal or any of their Affiliates in the ordinary course of its business);

(c)a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or
(d)a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.
A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (a) by reason of being the Independent Director of a “special purpose entity” affiliated with Borrower or Principal that does not own a direct or indirect ownership interest in Borrower or Principal shall be qualified to serve as an Independent Director of Borrower or Principal, provided that the fees that such individual earns from serving as an Independent Director of affiliates of Borrower and Principal in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in the definition of Special Purpose Entity of this Agreement.
“Individual Borrower” shall have the meaning set forth in the introductory paragraph hereto.
“Individual Property” shall mean each parcel of real property, the Improvements thereon and all personal property owned by an Individual Borrower and encumbered by a Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the Granting Clauses of the applicable Mortgage and referred to therein as the “Property”.
“Initial Maturity Date” shall mean August 9, 2023.
“Initial Term” shall mean the period of time commencing on the Closing Date through and including the Initial Maturity Date.
“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated the date hereof delivered by Kutak Rock LLP in connection with the Loan.
“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.
“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
“Interest Period” shall mean, in connection with the calculation of interest accrued with respect to any specified Payment Date for any Component of the Loan, including the Maturity Date, the period commencing on and including the fifteenth (15th) day of the prior calendar month and ending on and including the fourteenth (14th) day of the calendar month in which such Payment Date occurs; provided, however, the Interest Period for the Payment Date relating to August, 2021 shall be the period commencing on the Closing Date, and ending on and including August 14, 2021.

“Interest Rate” shall mean the rate at which the outstanding principal amount of the Components of the Loan bears interest from time to time in accordance with Section 2.2.3 hereof.
“Interest Rate Cap Agreement” shall mean, collectively, one or more interest rate protection agreements (together with the master agreement, confirmation and schedules relating thereto) acceptable to Lender in its reasonable discretion, between an Acceptable Counterparty and Sole Member Borrower obtained by Sole Member Borrower as and when required pursuant to Section 2.2.7 hereof. After delivery of a Replacement Interest Rate Cap Agreement or Substitute Interest Rate Cap Agreement to Lender, the term “Interest Rate Cap Agreement” shall be deemed to mean such Replacement Interest Rate Cap Agreement or Substitute Interest Rate Cap Agreement, as applicable, and such Replacement Interest Rate Cap Agreement or Substitute Interest Rate Cap Agreement, as applicable, shall be subject to all requirements applicable to the Interest Rate Cap Agreement.
“Interest Shortfall” shall mean, with respect to any repayment or prepayment of the Loan (including a repayment on the Maturity Date) made on a date that is after the Payment Date and prior to, but not including, the Determination Date, the interest that would have accrued on the Loan (absent such repayment or prepayment) from and including the date on which such repayment or prepayment occurs through and including the last day of the Interest Period relating to the Payment Date following the date of such prepayment.
“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment” shall mean the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the then-current Benchmark.
“ISDA Fallback Rate” shall mean the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the then-current Benchmark, excluding the applicable ISDA Fallback Adjustment.
“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Individual Property by or on behalf of an Individual Borrower, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.
“Lease Term Sheet” shall have the meaning set forth in Section 5.1.20 hereof.

“Legal Requirements” shall mean, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting any Individual Borrower, any Individual Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting any Individual Borrower, any Individual Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to any Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.
“Lender” shall have the meaning set forth in the introductory paragraph hereto and, for purposes of Sections 2.2.3(e)(iii) and 2.7, its participants. If the beneficial owner of the Loan for U.S. federal income tax purposes is a REMIC or a Grantor Trust, Lender shall mean the REMIC or Grantor Trust, as applicable.
“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft standby letter of credit in favor of Lender and entitling Lender to draw thereon based solely on a statement executed by an officer or authorized signatory of Lender stating that it has the right to draw thereon under this Agreement, and issued by a domestic Approved Bank or the U.S. agency or branch of a foreign Approved Bank, or if there are no domestic Approved Banks or U.S. agencies or branches of a foreign Approved Bank then issuing letters of credit, then such letter of credit may be issued by an Eligible Institution, and upon which letter of credit Lender shall have the right to draw in full: (a) if Lender has not received at least ten (10) Business Days prior to the date on which the then outstanding letter of credit is scheduled to expire and not automatically renew, either a notice from the issuing financial institution that it has renewed the applicable letter of credit or a replacement Letter of Credit; (b) ten (10) Business Days prior to the date of termination following receipt of notice from the issuing financial institution that the applicable letter of credit will be terminated, unless a replacement Letter of Credit satisfying the requirements of this Agreement has been issued; and (c) thirty (30) days after Lender has given notice to Borrower that the financial institution issuing the applicable letter of credit ceases to either be an Approved Bank or Eligible Institution, as applicable, unless a replacement Letter of Credit satisfying the requirements of this Agreement has been issued.
“LIBOR Rate” shall mean a fluctuating rate per annum equal to the LIBOR Rate Index plus the Spread for each Component of the Loan.
“LIBOR Rate Index” shall mean, with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded up to the next nearest 1/1000 of 1%) for deposits in U.S. dollars, for a one-month period, that appears on “Thomson Reuters ICE LIBOR# Rates – LIBOR01” (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date. If such rate does not appear on Thomson Reuters ICE LIBOR# Rates – LIBOR01 as of 11:00 a.m., London time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Thomson Reuters ICE LIBOR# Rates –

LIBOR01 as of 11:00 a.m., London time, on such Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Thomson Reuters ICE LIBOR# Rates – LIBOR01 as of 11:00 a.m., London time, on such Determination Date, Lender (or Servicer, on Lender’s behalf) shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts of not less than U.S. $1,000,000. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender (or Servicer, on Lender’s behalf) shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts of not less than U.S. $1,000,000. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. The LIBOR Rate Index shall be determined conclusively by Lender or its agent in accordance with the foregoing. Notwithstanding the foregoing, in no event shall the LIBOR Rate Index be less than the Rate Index Floor.
“LIBOR Rate Loan” shall mean the Loan at such time as interest on the Components of the Loan accrues at a rate of interest equal to the LIBOR Rate.
“Lien” shall mean, any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, PACE Loan, or any other encumbrance or charge of, on or affecting any Individual Borrower, any Individual Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
“Loan” shall mean the loan made by Lender to Borrower evidenced by the Note and secured by the Mortgage.
“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgages, the Environmental Indemnity, the Assignment of Management Agreement, the Assignment of Submanagement Agreement, the Guaranty, the Lockbox Agreement, the Cash Management Agreement, the Assignment of Interest Rate Cap Agreement, the Note Guaranty, the Contribution Agreement and all other documents and instruments now or hereafter executed and/or delivered by Borrower or Guarantor with respect to the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Loan-to-Value Ratio” shall mean, as of the date of its calculation, the ratio of (a) the aggregate of (x) the outstanding principal amount of the Loan as of the date of such calculation and (y) if a New Mezzanine Loan is outstanding, the outstanding principal amount of the New Mezzanine Loan as of the date of such calculation to (b) the fair market value of the Properties

(for purposes of the REMIC provisions, counting only real property and excluding any personal property or going-concern value), as determined by Appraisals.
“Lockbox Account” shall have the meaning set forth in Section 2.6.1 hereof.
“Lockbox Agreement” shall mean that certain Deposit Account Control Agreement dated the date hereof among Sole Member Borrower, Lender, Manager and Lockbox Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the Lockbox Account.
“Lockbox Bank” shall mean the clearing bank which establishes, maintains and holds the Lockbox Account, which shall be an Eligible Institution.
“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.
“Major Lease” shall mean any Lease which (i) either individually or when taken together with any other Lease for space at the same Individual Property with the same Tenant or its Affiliates, demises in excess of 40,000 square feet in the Improvements, (ii) is made with an Affiliate of Borrower as Tenant, or (iii) includes a purchase option, right of first refusal or right of first offer in favor of the Tenant thereunder.
“Management Agreement” shall mean with respect to each Individual Property, the management agreements listed on Schedule 1.1(B) by and between Borrower and Manager, pursuant to which Manager is to provide management and other services with respect to such Individual Property, or, if the context requires, a Qualified Manager who is managing such Individual Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement, in each case as the same may be amended, restated, replaced or otherwise modified from time to time in accordance with the terms hereof.
“Manager” shall mean CREI Advisors, LLC, an Arizona limited liability company, or, if the context requires, a Qualified Manager who is managing one or more Individual Properties in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.
“Material Action” shall mean to file (with respect to Borrower or Principal) any insolvency, or reorganization case or proceeding, to institute proceedings to have Borrower or Principal be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against Borrower or Principal, to file a petition seeking, or consent to, reorganization or relief with respect to Borrower or Principal under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for such Person or a substantial part of its property, to make any assignment for the benefit of creditors of Borrower or Principal, to admit in writing Borrower’s or Principal’s inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing.

“Material Adverse Effect” shall mean (x) any action, inaction or omission by or at the direction of Borrower or Guarantor or (y) any event, circumstance, fact, development, occurrence or condition directly and actually affecting the Property (in each case, other than general market conditions and market forces) that has had or could reasonably be expected to have a material adverse effect on (i) the Property taken as a whole, (ii) the business, profits, operations or financial condition of Borrower taken as a whole, (iii) the ability of Borrower to perform and satisfy when due or required any of Borrower’s obligations under this Agreement or any of the other Loan Documents pursuant to the terms hereof or thereof, as applicable, (iv) the ability of Guarantor to perform and satisfy when due or required any of Guarantor’s obligations under each of the applicable Loan Documents to which it is a party (provided that any reduction in Guarantor’s net worth and/or liquidity shall not be deemed to be a Material Adverse Effect so long as Guarantor satisfies the financial covenants to which Guarantor is subject in the applicable Loan Documents), or (v) the enforceability or validity of any of the Loan Documents or the perfection or priority of any Liens created under any of the Loan Documents.
“Material Alteration” shall mean any alteration which, when aggregated with all related alterations (other than decorative work such as painting, wall papering and carpeting and the replacement of fixtures, furnishings and equipment to the extent being of a routine and recurring nature and performed in the ordinary course of business) (i) materially impacts the structure of the Improvements, or (ii) involves an estimated cost exceeding on an individual basis, constituting a single project, or on an aggregate basis when combined with other projects, an amount equal to or greater than three and one-half percent (3.5%) of the original principal amount of the Loan (the “Material Alteration Threshold”) with respect to such Alteration or related Alterations (including the Alteration in question) then being undertaken at the Property. Material Alterations shall not include tenant improvement alterations, improvements, fit-outs, demolitions or removals undertaken with respect to any portion of the Improvements in connection with any proposed or effective Lease that has been entered into in compliance with the terms of this Agreement, any alterations contemplated by an Approved Annual Budget that has actually been approved in writing by Lender, the Required Repairs or any Restoration performed after the occurrence of a Casualty or Condemnation.
“Material Alteration Threshold” has the meaning set forth in the definition of Material Alteration.
“Maturity Date” shall mean the Initial Maturity Date or, following an exercise by Borrower of one (1) or more of the Extension Options described in Section 2.8 hereof, the applicable Extended Maturity Date, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration or otherwise.
“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Minimum Hold/Control Requirement” shall mean a requirement that (a) Guarantor shall continue to own not less than 51% of the indirect ownership interests in Borrower and (b) a CIM Entity (or following a Guarantor Transfer, the applicable Qualified Transferee or Qualified Sponsor Entity) shall, directly or indirectly, either Control, or manage the day-to-day business and affairs of, Borrower and either Control, or manage the day-to-day business and affairs of, Guarantor; provided that prior to a Guarantor Transfer and so long as a Guarantor is a Public Vehicle, the foregoing clause (b) shall be deemed satisfied if Borrower and Guarantor “internalize” their management, so long as Guarantor Controls Borrower from and after such “internalization” of management.
“Minimum Rate” shall mean the Rate Index Floor plus the Spread.
“Monthly Debt Service Payment Amount” shall mean, on each Payment Date, the amount of interest which accrues on each Component of the Loan for the related Interest Period.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgage” shall mean, with respect to each Individual Property, that certain first priority Mortgage (or Deed of Trust or Deed to Secure Debt), Assignment of Leases and Rents and Security Agreement, dated the date hereof, executed and delivered by Borrower for the benefit of Lender as security for the Loan and encumbering such Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Multiemployer Plan” shall mean a multiemployer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, as applicable, in respect of which Borrower, Guarantor or any ERISA Affiliate could have any obligation or liability, contingent or otherwise.
“Multiple Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Borrower, Guarantor or any ERISA Affiliate and at least one Person other than Borrower, Guarantor and the ERISA Affiliates, or (b) was so maintained, and in respect of which Borrower, Guarantor or any ERISA Affiliate could have liability under Sections 4062-4069 of ERISA in the event such plan has been or were to be terminated.
“Net Operating Income” shall mean the amount obtained by subtracting Operating Expenses from Gross Income from Operations.
“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.
“New Mezzanine Borrower” shall mean one or more special purpose vehicles that serve as borrowers under the New Mezzanine Loan and directly own 100% of the limited liability company interests of Sole Member Borrower and indirectly own 100% of the limited liability company interests of Borrower (other than Sole Member Borrower).

“New Mezzanine Lender” shall mean any holder of the New Mezzanine Loan, together with their respective successors and/or assigns.
“New Mezzanine Loan Agreement” shall mean the loan agreement entered into in connection with the Mezzanine Loan, as the same may be amended, restated, replaced, supplemented or modified, from time to time.
“New Mezzanine Loan” shall have the meaning set forth in Section 2.9 hereof.
“New Mezzanine Loan Documents” shall have the meaning set forth in Section 2.9 hereof.
“New Mezzanine Loan Event of Default” shall mean “Event of Default” under the New Mezzanine Loan Documents.
“New Note” shall have the meaning set forth in Section 9.1.3 hereof.
“Note” shall mean, collectively, Note A-1-A, Note A-2-A, Note A-1 (Amended and Restated), and Note A-2 (Amended and Restated). Each note shall represent a pro rata portion of each Component.
“Note A-1-A” shall mean that certain Promissory Note A-1-A, dated the date hereof, in the principal amount of $399,022,000.00, made by Borrower in favor of JPM, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Note A-2-A” shall mean that certain Promissory Note A-2-A, dated the date hereof, in the principal amount of $214,858,000.00, made by Borrower in favor of DBR, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Note A-1 (Amended and Restated)” shall mean that certain Amended and Restated Promissory Note A-1, dated the date hereof, in the principal amount of $23,478,000.00, made by Florida Borrower in favor of JPM, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Note A-2 (Amended and Restated)” shall mean that certain Amended and Restated Promissory Note A-2, dated the date hereof, in the principal amount of $12,642,000.00, made by Florida Borrower in favor of DBR, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Note Guaranty” shall mean that certain Guaranty Agreement (A&R Note) made by each Individual Borrower other than Florida Borrower in favor of Lender.
“O&M Program” shall have the meaning set forth in Section 5.1.19 hereof.
“Obligations” shall mean Borrower’s obligation to pay the Debt and perform its obligations under the Note, this Agreement and the other Loan Documents.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer or other authorized signatory of Borrower or the general partner, managing member or sole member of Borrower, as applicable.
“Organizational Documents” shall mean as to any Person, the certificate of organization or certificate of formation and operating agreement with respect to a limited liability company; the certificate of limited partnership and partnership agreement with respect to a limited partnership, or any other organizational or governing documents of such Person.
“Operating Expenses” shall mean the total of all expenditures, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the Properties that are incurred on a regular monthly or other periodic basis, including without limitation, ground rent, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation, Debt Service, Capital Expenditures, contributions to the Reserve Funds, tenant improvement costs, tenant allowances or leasing commissions, expenses payable by any Tenant other than as a payment of additional Rent or pass-through or reimbursable to Borrower, costs and expenses incurred in connection with any repair and/or restoration of any Individual Property that are paid from Insurance Proceeds or Condemnation Proceeds, income taxes or other taxes in the nature of income taxes on sales, or use taxes required to be paid to any Governmental Authority, equity distributions, and other extraordinary and non-recurring items.
“Other Charges” shall mean as of the date of determination, without duplication, all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against any Individual Property or any part thereof.
“Other Connection Taxes” shall mean Section 2.7 Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Section 2.7 Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or any Loan Document).
“Other Obligations” shall have the meaning as set forth in the Mortgages.
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Section 2.7 Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Section 2.7 Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Outstanding TI/LC Deposit” shall have the meaning set forth in Section 7.6.1.

“Outstanding TI/LC Reserve Account” shall have the meaning set forth in Section 7.6.1.
“Outstanding TI/LC Reserve Fund” shall have the meaning set forth in Section 7.6.1.
“PACE Loan” shall mean (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to any Individual Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against such Individual Property.
“Par Prepayment Amount” shall mean an amount equal to $162,500,000.
“Par Prepayment Amount Prepayment” shall mean any prepayment of the Loan, in each case made in accordance with the terms hereof from the Closing Date until such time as the amount of all such prepayment(s) without taking into account any prepayments made pursuant to Section 2.4.2, equals the Par Prepayment Amount; it being agreed that if the principal amount of any voluntary prepayment exceeds the Par Prepayment Amount, the portion of such principal amount in excess of the Par Prepayment Amount shall not constitute a Par Prepayment Amount Prepayment.
“Participant Register” shall have the meaning set forth in Section 9.1.1(g) hereof.
“Payment Date” shall mean the ninth (9th) day of each calendar month during the term of the Loan, or if such date is not a Business Day, the immediately preceding Business Day.
“PBGC” shall have the meaning assigned to that term in the definition of ERISA Event.
“Permitted Encumbrances” shall mean, individually and/or collectively, as the context may require, (a) the Liens and security interests created or permitted by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policies, (c) Liens, if any, for Taxes not yet due or payable, (d) Liens for Taxes that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted in accordance with Section 5.1.2, (e) statutory Liens of carriers or warehousemen incurred in the ordinary course of business and, if and to the extent the same are in dispute, are being contested in good faith in accordance with the terms of Section 5.2.2, (f) mechanics, materialmen and other similar Liens arising by operation of law, which are (1) incurred in the ordinary course of business, (2) for sums which are being contested in good faith in accordance with Sections 5.1.1 and 5.1.2, and (3) in any event, have been discharged of record by bonding or otherwise within thirty (30) days after Borrower becomes aware of the filing of such Lien, (g) intentionally omitted, (h) equipment leases or pledges that are the subject of Permitted Equipment Financing, (i) grants of easements, restrictions, covenants, reservations and rights of way in the ordinary course of business and that do not have a Material Adverse Effect, (j) the Condominium Documents and any amendments, supplements or modifications thereto in accordance with provisions thereof and this Agreement, and (k) rights of existing or future Tenants pursuant to Leases permitted in accordance herewith, which Permitted Encumbrances in the aggregate do not have a Material Adverse Effect.

“Permitted Equipment Financing” shall mean equipment financing that is (A) entered into in the ordinary course of an Individual Borrower's business and on arms’-length terms and conditions, (B) for equipment related to the ownership and operation of an Individual Property which removal would not materially damage or impair the value of such Individual Property or which is readily replaceable without material interference or interruption to the operation of such Individual Property, (C) which is secured only by the financed equipment and not any portion of any Individual Property and (D) in aggregate amounts not to exceed $500,000.
“Permitted Fund Manager” means any Person that on the date of determination is not subject to a Bankruptcy Action and is a nationally recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, in each case which are investing through a fund with committed capital of at least $250,000,000.
2.“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, or any certificate administrator under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:
(i)direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, Fannie Mae, Freddie Mac or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America that mature in one (1) year or less from the date of acquisition; provided that any obligation of, or guarantee by, any agency or instrumentality of the United States of America shall be a Permitted Investment only if such investment would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by each Approved Rating Agency to any Securities as evidenced in writing, other than (a) unsecured senior debt obligations of the U.S. Treasury (direct or fully guaranteed obligations), U.S. Department of Housing and Urban Development public housing agency bonds, Federal Housing Administration debentures, Government National Mortgage Association guaranteed mortgagebacked securities or participation certificates, RefCorp debt obligations and SBAguaranteed participation certificates and guaranteed pool certificates and (b) Farm Credit System consolidated system-wide bonds and notes, Federal Home Loan Banks’ consolidated debt obligations, Freddie Mac debt obligations, and Fannie Mae debt obligations (1) rated at least “A-1” by S&P, if such obligations mature in sixty (60) days or less, or rated at least “AA-”, “A-1+” or “AAAm” by S&P, if such obligations mature in 365 days or less and (2)(A) if it has a term of thirty (30) days or less, the short-term obligations of which are rated in the highest short-term rating category by Moody’s or the long-term obligations of which are rated at least “A2” by Moody’s, (B) if it has a term of three (3) months or less, but more than thirty (30) days, the short-term obligations of which are rated in the highest short-term rating category by Moody’s and the long-term obligations of which are rated at least “A1” by

Moody’s, (C) if it has a term of six (6) months or less, but more than three (3) months, the short-term obligations of which are rated in the highest short-term rating category by Moody’s and the long-term obligations of which are rated at least “Aa3” by Moody’s, and (D) if it has a term of more than six (6) months, the short-term obligations of which are rated in the highest short-term rating category by Moody’s and the long-term obligations of which are rated “Aaa” by Moody’s;
(ii)federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 90 days of any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, the short-term debt obligations of which are rated (a) “A-1+” (or the equivalent) by S&P and, if it has a term in excess of three months, the long-term debt obligations of which are rated “AAA” (or the equivalent) by S&P, and that (1) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (2) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000, (b) in one of the following Moody’s rating categories: (1) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (2) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (3) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (4) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1”, or such other ratings as confirmed in a Rating Agency Confirmation and (c) in one of the following DBRS rating categories: (1) for maturities less than three months, a short term rating by DBRS of R-1 (high) and (2) for maturities greater than three months, a long-term rating by DBRS of AAA;
(iii)deposits that are fully insured by the Federal Deposit Insurance Corp. (“FDIC”);
(iv)commercial paper rated (a) “A–1+” (or the equivalent) by S&P and having a maturity of not more than 90 days, (b) in one of the following Moody’s rating categories: (i) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (ii) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (iii) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (iv) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1” and (c) in one of the following DBRS rating categories: (i) for maturities less than six months, a short-term rating by DBRS of R-1(high) and for maturities greater than six months, a long-term rating by DBRS of AAA;
(v)any money market funds that (a) has substantially all of its assets invested continuously in the types of investments referred to in clause (i) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from S&P and Moody’s; and

(vi)such other investments as to which each Approved Rating Agency shall have delivered a Rating Agency Confirmation.
Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the S&P’s “r” symbol (or any other Approved Rating Agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; (iii) shall only include instruments that qualify as “cash flow investments” (within the meaning of Section 860G(a)(6) of the Code); and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase and (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.
“Permitted Transfer” shall mean any of the following: (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto, (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto, (c) any Transfer permitted without the consent of Lender pursuant to the provisions of Section 5.2.10 hereof, (d) any direct or indirect pledge (or any Transfer occurring upon the foreclosure of, or other remedial action with respect to, the same or delivery of an assignment in lieu of foreclosure in respect of the same) by the New Mezzanine Borrower to the New Mezzanine Lender of the direct or indirect ownership interests in Borrower made in compliance with Section 2.9 hereof, or (e) a pledge to a Qualified Transferee of the right of Guarantor or any direct or indirect owner of Guarantor to receive distributions, and the granting of a security interest in and to such distributions only (but not a pledge of any direct or indirect interest in Borrower or any other Restricted Party), provided that such cash flow pledge is made in connection with a line of credit or similar financing arrangement and is secured by substantial other assets other than cash flow from the Properties.
“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage with respect to each Individual Property.

“Plan” shall mean a Single Employer Plan, a Multiple Employer Plan or a Multiemployer Plan.
“Plan Asset Regulations” shall have the meaning set forth in Section 5.2.9(b)(i) hereof.
“Policies” shall have the meaning set forth in Section 6.1(b) hereof.
“Policy” shall have the meaning set forth in Section 6.1(b) hereof.
“Principal” shall mean, individually or collectively, as the context may require, the Special Purpose Entity that is the general partner of an Individual Borrower, if such Individual Borrower is a limited partnership, or managing member of an Individual Borrower, if such Individual Borrower is a limited liability company other than a single-member Delaware limited liability company.
“Properties” shall mean, collectively, each and every Individual Property which is subject to the terms of this Agreement, to the extent the same is encumbered by a Mortgage and has not been released therefrom pursuant to the terns hereof.
“Provided Information” shall mean any and all financial and other information provided at any time prepared by, or on behalf of, Borrower, Guarantor and/or Manager.
“Public Vehicle” shall mean a Person (a) registered with the Securities and Exchange Commission (“SEC”) and required to file regular reports (including quarterly and yearly financial reports) with the SEC or (b) whose securities are approved for listing and traded on (i) the New York Stock Exchange, AMEX, NASDAQ, or another nationally recognized securities exchange or (ii) the Toronto Stock Exchange, the Frankfurt Stock Exchange, the London Stock Exchange, Euronext, the Luxembourg Stock Exchange, the Hong Kong Stock Exchange, the Shanghai Stock Exchange, the Tokyo Stock Exchange or the Korea Exchange (KRX) and shall include a majority owned subsidiary of any such Person or any operating partnership through which such Person conducts all or substantially all of its business.
“Qualified Manager” shall mean any of (a) Manager, (b) CIM Group, LLC or an Affiliate thereof, (c) a Person listed on Schedule 1.1(D) or (d) in the reasonable judgment of Lender, a reputable and experienced management organization (which may be an Affiliate of Borrower) possessing experience in managing properties similar in size, scope, use and value as the Properties (or the applicable portion of the Properties which such proposed management organization would be managing), provided, that, if required by Lender, Borrower shall have obtained (i) a Rating Agency Confirmation from the Approved Rating Agencies with respect to the management of the applicable Individual Properties by such Person and (ii) if such entity is an Affiliate of Borrower, an Additional Insolvency Opinion.
“Qualified Sponsor Entity” shall mean a Public Vehicle with a market capitalization or Net Worth (as defined in the Guaranty) equal to or exceeding Net Worth required pursuant to Section 5.2 of the Guaranty and otherwise satisfying the covenants in Section 5.2 of the Guaranty that (1) has never been convicted of, or pled guilty or no contest to, a felony involving moral turpitude or arising from fraud or financial impropriety, (2) has never been convicted of, or pled guilty or no contest to, an offense under the USA PATRIOT Act and is not an Embargoed Person, (3) has never been the subject of a voluntary or involuntary (to the extent the same has not been discharged) Bankruptcy Action within the last 7 years and (4) has not been found liable by a court of competent jurisdiction (as opposed to merely accused of or subject to a claim for) in a civil proceeding for attempting to hinder or delay in bad faith or a frivolous manner or defraud creditors within the last 7 years that has not actually been overturned.
“Qualified Transferee” shall mean one or more of the following that in each case: (1) has never been convicted of, or pled guilty or no contest to, a felony involving moral turpitude or arising from fraud or financial impropriety, (2) has never been convicted of, or pled guilty or no contest to, an offense under the USA PATRIOT Act and is not an Embargoed Person, (3) has never been the subject of a voluntary or involuntary (to the extent the same has not been discharged) Bankruptcy Action within the last 7 years and (4) has not been found liable by a court of competent jurisdiction (as opposed to merely accused of or subject to a claim for) in a civil proceeding for attempting to hinder or delay in bad faith or a frivolous manner or defraud creditors within the last 7 years that has not actually been overturned:
(a)    a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person referred to in this clause (a) satisfies the Eligibility Requirements;
(b)    an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any such Person referred to in this clause (b) satisfies the Eligibility Requirements;
(c)    an institution substantially similar to any of the foregoing entities described in clauses (a) and (b) that satisfies the Eligibility Requirements;
(d)    any entity Controlled by any of the entities described in clauses (a) through (c) above; or
(e)    an investment fund, limited liability company, limited partnership, general partnership, or other entity where a Permitted Fund Manager or an entity that is otherwise a Qualified Transferee under clauses (a) through (d) above and which is investing through a fund with committed capital of at least $250,000,000, acts as the general partner, managing member or fund manager and at least fifty percent (50%) of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Transferees under clauses (a) through (d) above (provided that with respect to clause (c), without the requirement that such entity satisfies the Eligibility Requirements).
“Ratable Share” shall mean, with respect to any Co-Lender, its share of each Component of the Loan based on the proportion of the outstanding principal of such Component advanced by such Co-Lender (or its predecessor-in-interest) to the total outstanding principal amount of the Loan. The Ratable Share of each Co-Lender on the date of this Agreement after giving effect to the funding of the Loan on the Closing Date is set forth on Schedule 10.24 attached hereto and made a part hereof.
“Rate Conversion” shall have the meaning set forth in Section 2.2.7(g) hereof.
“Rate Index Floor” shall mean 0%.
“Rating Agencies” shall mean each of S&P, Moody’s, Fitch and DBRS Morningstar or any other nationally recognized statistical rating agency, which has assigned a rating to the Securities.
“Rating Agency Confirmation” shall mean, collectively, a written affirmation from each of the Approved Rating Agencies that the credit rating of the Securities given by such Approved Rating Agency of such Securities immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Approved Rating Agency’s sole and absolute discretion. In the event that, at any given time, no Approved Rating Agency has elected to consider whether to grant or withhold such an affirmation or otherwise “declines review” or “waives review” with respect to the matter in question (a “RAC Review Waiver”), then the requirement for a Rating Agency Confirmation from such Approved Rating Agency shall be deemed to be satisfied with respect to such matter; provided, however, that it is expressly agreed and understood that the receipt of a RAC Review Waiver (i) from any one of the Approved Rating Agencies shall not be binding or apply with respect to any other Approved Rating Agency and (ii) with respect to one matter shall not apply or be deemed to apply to any subsequent matter for which a Rating Agency Confirmation is required. Prior to all or any portion of the Loan being included in a Securitization, the term Rating Agency Confirmation shall be deemed instead to require the written reasonable approval of Lender based on its good faith determination of whether the Approved Rating Agencies would issue a Rating Agency Confirmation, provided that the foregoing shall be inapplicable in any case in which Lender has an independent approval right in respect of the matter at issue pursuant to the terms of this Agreement.
“REA” or “Reciprocal Easement Agreement” shall mean the reciprocal easement agreements or similar agreements affecting any Individual Property or portion thereof and set forth on Schedule 4.1.42.
“Register” shall have the meaning set forth in Section 9.1.1(f) hereof.
“Related Entities” shall have the meaning set forth in Section 5.2.10(e) hereof.
“Release” of any Hazardous Substance shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.
“Release Amount” shall mean for each Individual Property the amount set forth on Schedule 1.1(E) hereto.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Remediation” shall mean any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance, any actions to prevent, cure or mitigate any Release of any Hazardous Substance, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances.
“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note or a portion thereof.
“Rents” shall mean, with respect to each Individual Property, all rents (including percentage rents), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, all other amounts payable as rent under any Lease or other agreement relating to such Individual Property, including, without limitation, charges for electricity, oil, gas, water, steam, heat, ventilation, air-conditioning and any other energy, telecommunication, telephone, utility or similar items or time use charges, HVAC equipment charges, sprinkler charges, escalation charges, license fees, maintenance fees, charges for Taxes, operating expenses or other reimbursables payable to Borrower (or to the Manager for the account of Borrower) under any Lease, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to such Individual Property.
“Replacement Interest Rate Cap Agreement” shall mean, collectively, one or more interest rate protection agreements from an Acceptable Counterparty with terms identical in all material respects to the Interest Rate Cap Agreement except that the same shall be effective as of the date required in Section 2.2.7(c); provided that to the extent any such interest rate protection agreements do not meet the foregoing requirements, a “Replacement Interest Rate Cap Agreement” shall be such interest rate protection agreements approved in writing by the Approved Rating Agencies with respect thereto.
“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (ii), Lender, at its option, shall have obtained a Rating Agency Confirmation from the Approved Rating Agencies with respect to such management agreement and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.
“Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.
“Replacement Reserve Fund” shall have the meaning set forth in Section 7.3.1 hereof.
“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 7.3.1 hereof.
“Replacements” shall have the meaning set forth in Section 7.3.1 hereof.
“Required Repairs” shall have the meaning set forth in Section 7.1.1 hereof.
“Reserve Accounts” shall mean, collectively, the Replacement Reserve Account, the Rollover Reserve Account, the Free Rent Reserve Account, the Outstanding TI/LC Reserve Account, the Excess Cash Flow Reserve Account and any other escrow fund established by the Loan Documents.
“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Rollover Reserve Fund, the Free Rent Reserve Fund, the Outstanding TI/LC Reserve Fund, the Excess Cash Flow Reserve Fund and any other escrow fund established by the Loan Documents.
“Reserve Trigger Cure” shall mean (a) no Event of Default shall be continuing and (b) the achievement of a Debt Yield of no less than 10.0%, in each case for the calendar quarter immediately preceding the date of determination (the “Required Reserve Debt Yield”) (which Required Reserve Debt Yield may be achieved, at Borrower’s sole discretion, by making voluntary prepayments in accordance with the terms of this Agreement in amounts necessary to achieve a Debt Yield equal to or exceeding the Required Reserve Debt Yield).
“Reserve Trigger Event” shall mean a Debt Yield of less than 10.0%, in each case on any date of determination for the calendar quarter immediately preceding the date of such determination.
“Reserve Trigger Period” shall mean the period commencing on the occurrence of a Reserve Trigger Event and continuing until the occurrence of a Reserve Trigger Cure.
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restoration” shall mean the repair and restoration of an Individual Property after a Casualty or Condemnation as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty or Condemnation (subject to Legal Requirements), with such alterations as may be reasonably approved by Lender.

“Restricted Party” shall mean collectively, (a) Borrower, New Mezzanine Borrower, if any, any Guarantor, and any Affiliated Manager and (b) any shareholder, partner, member, non-member manager, any direct or indirect legal or beneficial owner of, Borrower, any Guarantor, any Affiliated Manager or any non-member manager but, with respect to clause (b), excluding any direct or indirect shareholders or owners of stock or equity interests of a Public Vehicle (whether or not listed on an exchange) that are not, other than by reason of ownership of such stock or equity interests, Affiliates of Borrower, New Mezzanine Borrower, Guarantor or any Affiliated Manager.
“Rollover Reserve Account” shall have the meaning set forth in Section 7.4.1 hereof.
“Rollover Reserve Fund” shall have the meaning set forth in Section 7.4.1 hereof.
“S&P” shall mean Standard & Poor’s Ratings Services.
“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.
“Satisfactory Search Results” shall mean the results of credit history check, litigation, lien, bankruptcy, judgment and other similar searches with respect to the applicable transferee and its applicable affiliates (excluding any transferee in connection with the acquisition of publicly traded shares on a recognized stock exchange), in each case, (i) revealing no matters which would have a material adverse effect on Borrower’s financial condition, the value of the Property or the Property’s Net Operating Income; (ii) demonstrating that any transferee is not an Embargoed Person and has not violated any Anti-Money Laundering Laws and (iii) yielding results which satisfy Lender’s then customary and reasonable “know your customer” internal policies and procedures.
“Section 2.7 Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Securities” shall have the meaning set forth in Section 9.1 hereof.
“Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.
“Securitization” shall have the meaning set forth in Section 9.1.1 hereof.
“Servicer” shall have the meaning set forth in Section 9.5 hereof.
“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.
“Similar Law” shall have the meaning set forth in Section 4.1.9(b) hereof.
“Single Employer Plan” shall mean a single employer plan, as defined in Section 3(41) or Section 4001(a)(15) of ERISA, as applicable, that (a) is maintained for employees of

Borrower, Guarantor or any ERISA Affiliate and no Person other than Borrower, Guarantor and the ERISA Affiliates, or (b) was so maintained, and in respect of which Borrower, Guarantor or any ERISA Affiliate could have liability under Sections 4062-4069 of ERISA in the event such plan has been or were to be terminated.
“SOFR” with respect to any day shall mean the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“Sole Member Borrower” shall mean CMFT CMBS Holdco LLC, a Delaware limited liability company, and which is an Individual Borrower.
3.“Special Purpose Entity” shall mean a limited partnership or limited liability company that, at all times on and after the date hereof shall comply with the following requirements unless it has received prior consent to do otherwise from Lender (or a permitted administrative agent thereof), or, while the Loan is securitized, a Rating Agency Confirmation from each of the Approved Rating Agencies and an Additional Insolvency Opinion is obtained, in each case:
(i)is and shall be organized solely for the purpose of (A) in the case of each Individual Borrower, acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the related Individual Property (or in the case of Sole Member Borrower, owning the limited liability company interests or limited partnership interests in the other Individual Borrowers and Principal), entering into and performing its obligations under the Loan Documents with Lender, refinancing the related Individual Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing and (B) in the case of Principal, acquiring, owning, holding, managing and otherwise dealing with its general partnership interest in, and acting as general partner of, the applicable Individual Borrower and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;
(ii)shall not engage in any business unrelated to (A) in the case of each Individual Borrower, the acquisition, development, ownership, management, financing or operation of the related Individual Property (or in the case of Sole Member Borrower, owning the limited liability company interests and limited partnership interests in the other Individual Borrowers and Principal), and (B) in the case of Principal, acting as general partner of the limited partnership that owns such Individual Property;
(iii)shall not own any real property other than, in the case of each Individual Borrower, the related Individual Property;
(iv)does not have and shall not have any assets other than (A) in the case of each Individual Borrower, the related Individual Property and personal property necessary or incidental to its ownership and operation of such Individual

Property (or in the case of Sole Member Borrower, its limited liability company interests or limited partnership interests in the other Individual Borrowers and Principals and any property necessary or incidental thereto) and (B) in the case of Principal, its general partnership interest in the applicable Individual Borrower and personal property necessary or incidental to its ownership of such general partnership interest;
(v)shall not engage in, seek, consent to or permit (A) to the fullest extent permitted by law, any dissolution, winding up, Division, liquidation, consolidation or merger or (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents or as would result in a simultaneous repayment in full of the Loan;
(vi)shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of organization, certificate of formation, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition;
(vii)if such entity is a limited partnership, has and shall have at least one general partner and has and shall have, as its only general partners, Special Purpose Entities each of which (A) is a single-member Delaware limited liability company, (B) has two (2) Independent Directors, and (C) holds a direct interest as general partner in the limited partnership of not less than 0.5%;
(viii)reserved;
(ix)if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity”), has and shall have at least one (1) member that is a Special Purpose Entity, that is a single-member limited liability company, that has at least two (2) Independent Directors and that directly owns at least one-half-of-one percent (0.5%) of the equity of the limited liability company;
(x)if such entity is a single-member limited liability company, (A) is and shall be a Delaware limited liability company, (B) has and shall have at least two (2) Independent Directors serving as managers of such company, (C) shall not take any Material Action and shall not cause or permit the members or managers of such entity to take any Material Action unless two (2) Independent Directors then serving as managers of the company shall have participated and consented in writing to such Material Action, and, and (D) has and shall have either (1) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (2) two natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;
(xi)shall not (and, if such entity is (a) a limited liability company, shall have a limited liability agreement or an operating agreement, as applicable, or (b) a limited partnership, has a limited partnership agreement, that, in each case, provide that such entity shall not) (1) dissolve, merge, become subject to a Division, liquidate, consolidate; (2) except as contemplated by the Loan Documents, sell all or substantially all of its assets unless such sale would result in a simultaneous repayment in full of the Loan; (3) amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender; or (4) without the affirmative vote of two (2) Independent Directors of itself or its Principal, take any Material Action;
(xii)shall at all times remain solvent, shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (provided, however, that the foregoing shall not require any shareholder, partner or member of such entity to make additional capital contributions to such entity);
(xiii)shall not fail to correct any known misunderstanding regarding the separate identity of such entity and shall not identify itself as a division of any other Person;
(xiv)except in the case of Borrower, as contemplated by the Loan Documents with respect to each other Individual Borrower, shall maintain its bank accounts, books of account, books and records separate from those of any other Person and, to the extent that it is required to file tax returns under applicable law, shall file its own tax returns, except to the extent that it is required by law to file consolidated tax returns;
(xv)except in the case of Borrower, as contemplated by the Loan Documents with respect to each other Individual Borrower, shall maintain its own records, books, resolutions and agreements;
(xvi)except in the case of Borrower, as contemplated by the Loan Documents with respect to each other Individual Borrower, shall not commingle its funds or assets with those of any other Person and shall not participate in any cash management system with any other Person;
(xvii)shall hold its assets in its own name;
(xviii)shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of Borrower, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;
(xix)except in the case of Borrower, as contemplated by the Loan Documents with respect to each other Individual Borrower, (A) shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP; provided, however, that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity;
(xx)except in the case of Borrower, as contemplated by the Loan Documents with respect to each other Individual Borrower, shall pay its own liabilities and expenses, (including the salaries of its own employees and a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate), out of its own funds and assets, and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations;
(xxi)shall observe all partnership, corporate or limited liability company formalities, as applicable;
(xxii)intentionally omitted;
(xxiii)shall have no Indebtedness other than (A) in the case of Borrower, (i) the Loan, (ii) Permitted Equipment Leases, (iii) liabilities incurred in the ordinary course of business relating to the ownership and operation of the related Individual Property and the routine administration of the related Individual Borrower (including Permitted Equipment Leases), in amounts not to exceed 3% of the amount of the Loan which liabilities are not more than sixty (60) days past the date incurred, are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances, and (iv) such other liabilities that are permitted pursuant to this Agreement and (B) in the case of Principal, insofar as it may be liable for the Indebtedness of the applicable Individual Borrower in its capacity as general partner of such Individual Borrower;
(xxiv)except (A) in the case of Borrower, as contemplated by the Loan Documents with respect to each other Individual Borrower and (B) in the case of Principal, insofar as it may become obligated for the debts of the applicable Individual Borrower in its capacity as general partner of such Individual Borrower, shall not assume or guarantee or become obligated for the debts of any other Person, shall not hold out its credit as being available to satisfy the obligations of any other Person and shall not pledge its assets to secure the obligations of any other Person;
(xxv)shall not acquire obligations or securities of its partners, members or shareholders or any other owner or Affiliate;
(xxvi)shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;
(xxvii)shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;
(xxviii)intentionally omitted;
(xxix)shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person;
(xxx)except in the case of Borrower, as contemplated by the Loan Documents with respect to each other Individual Borrower, shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
(xxxi)except in the case of Borrower, as contemplated by the Loan Documents with respect to each other Individual Borrower, shall not make loans to any Person and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);
(xxxii)shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and shall not identify itself as a division of any other Person;
(xxxiii)except (A) in the case of Borrower, as contemplated by the Loan Documents with respect to each other Individual Borrower, (B) pursuant to the Management Agreement and (C) other than capital contributions and distributions permitted under the terms of its organizational documents, shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable terms comparable to those of an arm’s-length transaction with an unrelated third party;

(xxxiv)shall not have any obligation to, and has not indemnified and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and to the fullest extent permitted by law shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;
(xxxv)intentionally omitted;
(xxxvi)shall not have any of its obligations guaranteed by any Affiliate except as provided by the Loan Documents with respect to the Note Guaranty, the Guaranty and the Environmental Indemnity;
(xxxvii)shall not form, acquire or hold any subsidiary, except for Sole Member Borrower’s limited liability company interest or limited partnership interest in each of the other Individual Borrowers and Principal, and Principal’s general partnership interest in the applicable Individual Borrower;
(xxxviii)shall comply in all material respects with all of the terms and provisions contained in its organizational documents;
(xxxix)shall conduct its business so that each of the assumptions made about it and each of the facts stated about it in the Insolvency Opinion or, if applicable, any Additional Insolvency Opinion, are true;
(xl)shall not permit any Affiliate (other than the Manager and each other Individual Borrower) or constituent party independent access to its bank accounts; and
(xli)is and shall continue to be duly formed, validly existing, and in good standing in the state of its incorporation or formation and in all other jurisdictions where it is qualified to do business.
Notwithstanding the foregoing, no agreements, arrangements or transactions between Individual Borrowers shall be deemed to be a violation or breach of any of the foregoing.
“Spread” shall mean for each Interest Period through (and including) the last Interest Period of the first Extended Maturity Date of Loan with respect each Component of the Loan, the following amounts, which amount shall thereafter (i) be increased by fifteen (15) basis points upon the commencement of the first Interest Period of the second Extension Term and any Interest Period thereafter and (ii) be increased by an additional fifteen (15) basis points upon the commencement of the first Interest Period of the third Extension Option and any Interest Period thereafter, as the same may be reallocated pursuant to the terms hereof:
(a)    Component A: 2.75%;

(b)    Component B: 2.75%;
(c)    Component C: 2.75%;
(d)    Component D: 2.75%;
(e)    Component E: 2.75%;
(f)    Component F: 2.75%; and
(g)    Component HRR: 2.75%.
“Spread Maintenance End Date” shall mean, the Payment Date occurring in August, 2022.
“Spread Maintenance Payment” shall mean, with respect to any repayment of the outstanding principal amount of any Component of the Loan in excess of the Par Prepayment Amount prior to the Spread Maintenance End Date, a payment to Lender in an amount equal to the product of (a) the Spread applicable to such Components, (b) the portion of such Components being repaid and (c) a fraction, the numerator of which is the number of days between the date through which interest on the amount being prepaid has been paid in full and the Spread Maintenance End Date and the denominator of which is 360. Notwithstanding the foregoing, with respect to any prepayment made on or after the Spread Maintenance End Date, the amount of the Spread Maintenance Payment shall be zero.
“State” shall mean, with respect to an Individual Property, the State or Commonwealth in which such Individual Property or any part thereof is located.
“Strike Price” shall mean three and one-half percent (3.5%).
“Submanager” shall mean New Mexico Real Estate Advisors, Inc., DBA Colliers International, Pace Properties, Inc., Lauth Management, LLC, West Shell Commercial, Inc., Adena Commercial, LLC, Jones Lang LaSalle Americas, Inc., CBRE, Inc. and Ironwood Real Estate Management, LLC, individual or collectively, as the context may require.
“Substitute Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.2.7(h) hereof.
“Survey” shall mean a survey of the applicable Individual Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the related Title Insurance Policy.
“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.
“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof. In no event shall any PACE Loan be considered Taxes for purposes of this Agreement.
“Tenant” shall mean the lessee of all or a portion of an Individual Property under a Lease.
“Tenant Direction Letter” shall have the meaning set forth in the Cash Management Agreement.
“Term SOFR” shall mean the forward looking term rate for a one-month period based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Title Insurance Policy” shall mean, with respect to each Individual Property, the mortgagee title insurance policy in a form reasonably acceptable to Lender issued with respect to such Individual Property and insuring the lien of the Mortgage encumbering such Individual Property.
“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.
“Triple Net Leased Property” shall mean an Individual Property that is subject to a Lease with a single Tenant, which lease provides that such Tenant is obligated to pay all Taxes and Other Charges, insurance premiums and maintenance with respect to such Individual Property in addition to all other sums payable by such Tenant thereunder.
“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the applicable State in which the applicable Individual Property is located.
“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Alternate Rate Index” shall mean the Alternate Rate Index excluding the Alternate Rate Spread Adjustment.
“Unit” or “Units” shall mean each individual condominium unit (including any residential, commercial or retail unit and any appurtenant interest in the common elements) on the Land and in the Improvements created in accordance with the Condominium Documents.
“U.S. Obligations” shall mean nonredeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or

(b) to the extent acceptable to the Approved Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.
“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.7(e).
“Write -Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.2.Principles of Construction. All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. Anywhere in this Agreement where a party has agreed its consent shall “not be unreasonably withheld,” or to give “reasonable approval,” or that any action, item or circumstance must be “reasonably satisfactory” to such party, or words of like import, such party agrees that its consent to such action, item or circumstance shall not be unreasonably withheld, conditioned or delayed (whether or not such express phrase is used). All references to a range of Sections or other similar references (e.g., indicated by “-” or “through”) shall be deemed inclusive of the entire range so referenced, unless expressly stated otherwise.
ARTICLE II. – GENERAL TERMS
Section 2.1.Loan Commitment; Disbursement to Borrower.
2.1.1.Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.
2.1.2.Single Disbursement to Borrower. Borrower may request and receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower acknowledges and agrees that the Loan has been fully funded as of the Closing Date.
2.1.3.The Note, Mortgage and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgages and the other Loan Documents.
2.1.4.Use of Proceeds. Borrower shall use the proceeds of the Loan to (a)  repay and discharge any existing loans relating to the Properties, (b) pay all pastdue Basic Carrying Costs, if any, with respect to the Properties, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (e) fund any working capital requirements of the Properties and (f) distribute the balance, if any, to Borrower.
2.1.5.Components of the Loan. For the purpose of computing interest payable from time to time on the principal amount of Loan and certain other computations set forth herein, the principal balance of the Loan shall be divided into Components A through HRR. The principal amount of the Components shall be as follows:

COMPONENT	PRINCIPAL AMOUNT
A	$92,857,148
B	$92,857,142
C	$92,857,142
D	$92,857,142
E	$92,857,142
F	$92,857,142
HRR	$92,857,142

Section 2.2.Interest Rate.
2.2.1.Interest Rate. Subject to the provisions of this Section 2.2, interest on the outstanding principal balance of the Components of the Loan shall accrue from (and including) the Closing Date through the end of the last Interest Period at the Applicable Rate for the Components of the Loan. Borrower shall pay to Lender on each Payment Date the interest accrued (or to be accrued) on the Components of the Loan for the related Interest Period.
2.2.2.Interest Calculation. Interest on the outstanding principal balance of the Components of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year by (c) the outstanding principal balance each Component of the Loan.
2.2.3.Determination of Interest Rate.  Subject to the terms and conditions of this Section 2.2.3, each Component of the Loan shall bear interest at the LIBOR Rate applicable to such Component of the Loan. The LIBOR Rate applicable to an Interest Period shall be determined by Lender as set forth herein; provided, however, that the LIBOR Rate Index for the

Interest Period commencing on the Closing Date through and including August 14, 2021 shall be the LIBOR Rate Index on the Closing Date, which the parties agree is 0.094%.
(b)Borrower and Lender acknowledge that a Benchmark Transition Event (as defined in clauses (1) and (2) of the definition thereof) occurred on March 5, 2021 in respect of LIBOR but no related Benchmark Replacement Date in respect of LIBOR has been definitively determined as of the Closing Date, and although the anticipated Benchmark Replacement Date in respect of LIBOR is expected to be July 1, 2023 (the “Anticipated Benchmark Replacement Date”), the corresponding Benchmark Replacement Date will not occur prior to the administrator of LIBOR permanently or indefinitely ceasing to publish such Benchmark or as otherwise contemplated under the definition of “Benchmark Transition Event”. If Lender determines that the Benchmark Replacement Date in respect of LIBOR will not be the Anticipated Benchmark Replacement Date, Lender, upon determining the date of any new expected Benchmark Replacement Date, shall give prompt notice of such date in writing to Borrower.
(c)Upon the occurrence of a Benchmark Transition Event other than as set forth in Section 2.2.3(b) above, Lender shall determine the Benchmark Replacement Date in accordance with the definition thereof. Upon the occurrence of a Benchmark Transition Event and the determination of the corresponding Benchmark Replacement Date, Lender shall promptly give notice of the occurrence of a Benchmark Transition Event and the date of the corresponding Benchmark Replacement Date to Borrower.
(d)The Loan shall be converted, from and after the Benchmark Replacement Date to an Alternate Rate Loan bearing interest based on the Alternate Rate Index; provided, that prior to an such conversion, if there has been a Securitization Lender shall have received either (i) an opinion of nationally recognized REMIC counsel as to the compliance of such conversion with applicable REMIC requirements as determined under the Code, the regulations, revenue rulings, revenue procedures and other administrative, legislative and judicial guidance relating to the tax treatment of REMIC Trusts or (ii) formal guidance issued by the IRS that such conversion to the Alternate Rate Index will comply with REMIC requirements. The Alternate Rate shall be determined conclusively by Lender or its agent in good faith and such determination shall be binding on Borrower absent manifest error. In connection with the implementation of the Alternate Rate Index, Lender will have the right to make Alternate Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Alternate Rate Conforming Changes will become effective without any further action or consent of Borrower.
(e)In the event that any change in any requirement of law or in the interpretation or application thereof after the date hereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:
(i)shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, any office of Lender which is not otherwise included in the determination of the LIBOR Rate Index or the Alternate Rate Index hereunder;
(ii)shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material;
(iii)shall hereafter subject Lender to any Section 2.7 Taxes (other than (A) Indemnified Taxes, (B) Section 2.7 Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iv)shall hereafter impose on Lender any other condition (other than Section 2.7 Taxes) affecting this Agreement or loans made or held by Lender;
and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay Lender, within ten (10) Business Days following demand, any additional amounts necessary to compensate Lender for such actual additional cost or reduced amount receivable which Lender deems to be material as determined by Lender in its reasonable discretion. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(e), Lender shall provide Borrower with not less than thirty (30) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such actual additional cost or reduced amount. Failure or delay on the part of Lender to demand compensation pursuant to this Section 2.2.3(e) shall not constitute a waiver of Lender’s right to demand such compensation; provided, that Borrower shall not be required to compensate Lender pursuant to this Section 2.2.3(e) for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that Lender notifies Borrower of the change in law or other circumstances giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. Subject to Section 2.2.3(f) and Section 2.7 hereof, this provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.
(f)Without duplication of any payments for Breakage Costs pursuant to Section 2.4.2, Borrower agrees to indemnify Lender and to hold Lender harmless from any actual out-of-pocket loss or expense which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a LIBOR Rate Loan or an Alternate Rate Loan including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Rate Loan or an Alternate Rate Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the

LIBOR Rate Loan or Alternate Rate Loan, as applicable, on a day that (A) is not a Payment Date or (B) is a Payment Date if Borrower did not give the prior written notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Rate Loan or an Alternate Rate Loan hereunder and (iii) the conversion pursuant to the terms hereof of the LIBOR Rate Loan to an Alternate Rate Loan on a date other than the Payment Date, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Rate Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”); provided, however, that (1) Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct or gross negligence and (2) no Breakage Costs shall be owed or payable in connection with a prepayment of the Loan in compliance with Section 2.4.1. This provision shall survive payment of the Note in full and the satisfaction of all other obligations (other than contingent obligations) of Borrower under this Agreement and the other Loan Documents.
2.2.4.Additional Costs. Lender will use reasonable efforts (consistent with legal and regulatory restrictions) (i) prior to the occurrence of a Benchmark Replacement Date with respect to LIBOR, to maintain the availability of the LIBOR Rate Loan and (ii) to avoid or reduce any increased or additional costs payable by Borrower under Section 2.2.3, including, if requested by Borrower, effectuating a transfer or assignment of the Loan to a branch, office or Affiliate of Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of the LIBOR Rate Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (a) would not result in any material additional costs, expenses or risk to Lender that are not reimbursed by Borrower and (b) would not be disadvantageous in any other material respect to Lender (including the effect on any Securitization) as determined by Lender in its reasonable discretion.
2.2.5.Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by applicable law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.
2.2.6.Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
2.2.7.Interest Rate Cap Agreement.   Prior to or contemporaneously with the Closing Date, Sole Member Borrower shall enter into an Interest Rate Cap Agreement with a LIBOR strike price equal to the Strike Price. The Interest Rate Cap Agreement (i) shall at all times be in a form and substance reasonably acceptable to Lender, (ii) shall at all times be with an Acceptable Counterparty, (iii) shall direct such Acceptable Counterparty to deposit directly into the Lockbox Account any amounts due Sole Member Borrower under such Interest Rate Cap Agreement so long as any portion of the Debt exists, provided that the Debt shall be deemed to exist if one or more Individual Properties are transferred by judicial or nonjudicial foreclosure or deed-in-lieu thereof, (iv) shall be for a period equal to the initial term of the Loan, (v) shall at all times have a notional amount equal to or greater than the outstanding principal balance of the Loan and (vi) shall at all times provide for the applicable Strike Price. Sole Member Borrower shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Cap Agreement (the “Assignment of Interest Rate Cap Agreement”), all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement, and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly into the Lockbox Account) and shall notify the Acceptable Counterparty of such assignment.
(b)Sole Member Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Acceptable Counterparty under the Interest Rate Cap Agreement to Sole Member Borrower or Lender shall be deposited immediately into the Lockbox Account. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Acceptable Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.
(c)In the event of any downgrade, withdrawal or qualification of the rating of the Acceptable Counterparty by any Approved Rating Agency, Borrower shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than ten (10) Business Days following receipt of notice from Lender of such downgrade, withdrawal or qualification, it being understood that the assignment of an Interest Rate Cap Agreement by the downgraded Acceptable Counterparty to a new Acceptable Counterparty shall be deemed to be a Replacement Interest Rate Cap Agreement for purposes hereof.
(d)In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Interest Rate Cap Agreement and the actual out-of-pocket cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e)In connection with the Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender (a) a resolution/consent, as applicable, of the Acceptable Counterparty authorizing the delivery of the Interest Rate Cap Agreement reasonably acceptable to Lender, and (b) an opinion from counsel (which counsel may be inhouse counsel for the Acceptable Counterparty) for the Acceptable Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:
(i)the Acceptable Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;
(ii)the execution and delivery of the Interest Rate Cap Agreement by the Acceptable Counterparty, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or bylaws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;
(iii)all consents, authorizations and approvals required for the execution and delivery by the Acceptable Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, if any, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and
(iv)the Interest Rate Cap Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, if any, has been duly executed and delivered by the Acceptable Counterparty and constitutes the legal, valid and binding obligation of the Acceptable Counterparty, enforceable against the Acceptable Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(f)Intentionally omitted
(g)Notwithstanding anything to the contrary contained in this Section 2.2.7 or elsewhere in this Agreement, if, at any time, Lender converts the Loan to an Alternate Rate Loan in accordance with Section 2.2.3 above (each, a “Rate Conversion”), then:
(i)within thirty (30) days after such Rate Conversion, Borrower shall enter into, make all payments under, and satisfy all conditions precedent to the effectiveness of, a Substitute Interest Rate Cap Agreement (and in connection therewith, but not prior to

Borrower taking all the actions described in this clause (i), Borrower shall have the right to terminate any then-existing Interest Rate Cap Agreement); and
(ii)following any Rate Conversion, in lieu of satisfying the condition described in Section 2.8(c) with respect to the Interest Rate Cap Agreement relating to any outstanding Extension Term, Borrower shall instead enter into, make all payments under, and satisfy all conditions precedent to the effectiveness of a Substitute Interest Rate Cap Agreement on or prior to the first day of such Extension Term.
(h)As used herein, “Substitute Interest Rate Cap Agreement” shall mean an interest rate cap agreement between an Acceptable Counterparty and Borrower, obtained by Borrower and collaterally assigned to Lender pursuant to an Assignment of Interest Rate Cap Agreement (or substantially similar collateral assignment) and shall contain each of the following:
(i)a term expiring no earlier than, in the case of clause (g)(i) above, the end of the Interest Period in which the Maturity Date occurs and, in the case of clause (g)(ii) above, the end of the Interest Period in which the last day of the requested Extension Term occurs;
(ii)the notional amount of the Substitute Interest Rate Cap Agreement shall be equal to or greater than the then outstanding principal balance of the Loan;
(iii)it provides that the only monetary and material obligation of Borrower thereunder is the making of a single payment to the Acceptable Counterparty thereunder upon the execution and delivery thereof and there are no other conditions to the effectiveness of such Substitute Interest Rate Cap Agreement;
(iv)it provides to Lender and Borrower (as determined by Lender in its sole but good faith discretion), for the term of the Substitute Interest Rate Cap Agreement, a protection against rising interest rates that is no less beneficial to Borrower and Lender than (A) in the case of clause (g)(i) above, that which was provided by the Interest Rate Cap Agreement being replaced by the Substitute Interest Rate Cap Agreement and (B) in the case of clause (g)(ii) above, that which was intended to be provided by the Interest Rate Cap Agreement that, but for the operation of Section 2.2.7(g), would have been required to have been delivered by Borrower pursuant to Section 2.8(c) below as a condition to the requested Extension Term; and
(v)without limiting any of the provisions of the preceding clauses (i) through (iv) above, it satisfies all of the requirements set forth in clauses (i) through (iii) and clause (v) of Section 2.2.7(a) hereof.
From and after the date of any Rate Conversion, all references to “Interest Rate Cap Agreement” and “Replacement Interest Rate Cap Agreement” herein (other than in the definition of “Interest Rate Cap Agreement”, the definition of “Replacement Interest Rate Cap Agreement” and as referenced in the first sentence of Section 2.2.7(a) hereof) shall be deemed to refer or relate, as applicable, to a Substitute Interest Rate Cap Agreement. Notwithstanding the foregoing, Lender acknowledges and agrees that (a) Borrower shall have the right, in lieu of delivering a new Substitute Interest Rate Cap Agreement to satisfy the foregoing, to modify the then existing Interest Rate Cap Agreement so that it satisfies the conditions set forth in clauses (i) – (v) of the definition of “Substitute Interest Rate Cap Agreement” herein and (b) an Interest Rate Cap Agreement that satisfies the conditions set forth in clause (i) – (v) as a result of the application of “hard wired” provisions contained therein as reasonably determined by Lender shall be deemed to satisfy the requirement to deliver a Substitute Interest Rate Cap Agreement.
Section 2.3.Loan Payment.
2.3.1.Monthly Debt Service Payments. Borrower shall pay to Lender (a) on the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan from the Closing Date up to and including August 14, 2021, which interest shall be calculated in accordance with the provisions of Section 2.2 hereof and (b) on each Payment Date commencing on the Payment Date occurring in September 2021 and on each Payment Date thereafter up to and including the Maturity Date, an amount equal to the Monthly Debt Service Payment Amount, which payments shall be applied first to interest due for the related Interest Period at the LIBOR Rate or, if the Loan has converted to an Alternate Rate Loan, at the Alternate Rate, for such related Interest Period and then to the principal amount of the Loan due in accordance with this Agreement, and lastly, to any other amounts due and unpaid pursuant to the Loan Documents hereto.
2.3.2.Payments Generally. The first Interest Period hereunder shall commence on and include the Closing Date and shall end on and include August 14, 2021. Thereafter during the term of the Loan, each Interest Period shall commence on the fifteenth (15th) day of the calendar month preceding the calendar month in which the related Payment Date occurs and shall end on and include the fourteenth (14th) day of the calendar month in which the related Payment Date occurs. For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the last day of the related Interest Period. All amounts due under this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.
2.3.3.Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgages and the other Loan Documents.
2.3.4.Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents (excluding the amounts due on the Maturity Date) are not paid by Borrower on or prior to the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of three percent (3%) of such unpaid sum and the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgages and the other Loan Documents to the extent permitted by applicable law. For the avoidance of doubt, except with respect to payment of the Monthly Debt Service Payment, regularly scheduled deposits to any Reserve Accounts (with respect to which no notice or demand is required) and all other payments due on a Payment Date, no late payment charge shall be applicable until demand therefor has been made and the applicable grace period for payment (as and to the extent provided in the Loan Documents) following such demand has expired.
2.3.5.Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.
Section 2.4.Prepayments.
2.4.1.Voluntary Prepayments.   Intentionally omitted.
(b)Borrower may prepay the Loan in whole but not in part (other than (x) in connection with a release of one or more Individual Properties in accordance with Section 2.5.2 (including, without limitation, pursuant to the first proviso in Section 2.5.2(g)), (y) a prepayment to effectuate a Debt Yield Cure or Reserve Trigger Cure or (z) a prepayment to meet a Debt Yield test in Sections 2.8(e) or (f)), provided that (i) no Event of Default exists; (ii) Borrower gives Lender not less than thirty (30) (or ten (10) days with respect to a prepayment to effectuate a Debt Yield Cure or Reserve Trigger Cure or to meet a Debt Yield test in Sections 2.8(e) or (f) or the applicable time period set forth in Section 2.5.2 in connection with the release of an Individual Property) and not more than sixty (60) days prior written notice of the amount of the Loan that Borrower intends to prepay (which notice may be extended and/or revoked by Borrower on or prior to 12:00 P.M. on the day scheduled for prepayment by giving notice of extension and/or revocation to Lender on or prior to the projected date of prepayment, provided that Borrower pays all of Lender’s actual out-of-pocket costs and expenses incurred in connection with such extension or revocation); (iii) if such prepayment is made during the period commencing on the first calendar day immediately following a Payment Date to, but not including, the Determination Date in such calendar month, Borrower shall pay to Lender the Interest Shortfall amount, if any, estimated by Lender to be due in connection with such prepayment, provided, that once the Interest Rate for the next occurring Interest Period can be determined, Lender shall calculate the actual amount of interest required to be paid by Borrower for such prepayment and (x) if the Interest Shortfall paid to Lender is in excess of the amount required to be paid pursuant to this Section 2.4.1(b), Lender shall promptly return to Borrower such excess amount and (y) if the Interest Shortfall is less than the amount required to be paid pursuant to this Section 2.4.1(b), Borrower shall pay to Lender within three (3) Business Days of notice from Lender, the amount of such deficiency; and (iv) Borrower pays Lender, in addition to the outstanding principal amount of the Loan to be prepaid, (A) all interest which would have accrued on the amount of the Loan to be paid through and including the last day of the Interest Period related to the Payment Date next occurring following the date of such prepayment, or, if such prepayment occurs on a Payment Date, through and including the last day of the Interest

Period related to such Payment Date; (B) all other sums due and payable under this Agreement, the Note, and the other Loan Documents and all of Lender’s costs and expenses (including reasonable attorney’s fees and disbursements) incurred by Lender in connection with such prepayment; and (C) if such prepayment is made prior to the Spread Maintenance End Date and the principal amount of such prepayment, together with all other prior Par Prepayment Amount Prepayments exceeds the Par Prepayment Amount, the Spread Maintenance Payment. If a notice of prepayment is given by Borrower to Lender pursuant to this Section 2.4.1(b), the amount designated for prepayment and all other sums required under this Section 2.4, unless such notice is revoked by Borrower in accordance with this Section 2.4.1(b), shall be due and payable on the proposed prepayment date.
2.4.2.Mandatory Prepayments. On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make and does not otherwise elect to make such Net Proceeds available to Borrower for the Restoration of any Individual Property or otherwise remit such Net Proceeds to Borrower pursuant to Section 6.4 hereof, Borrower authorizes Lender, at Lender’s option, to apply Net Proceeds as a prepayment of all or a portion of the outstanding principal balance of the Loan together with accrued interest and any other sums due hereunder in an amount equal to one hundred percent (100%) of such Net Proceeds; provided, however, if an Event of Default has occurred and is continuing, Lender may apply such Net Proceeds to the Debt (until paid in full) in any order or priority in its sole discretion. Other than following an Event of Default, no Spread Maintenance Payment or other premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2 and such prepayment shall not reduce the Par Prepayment Amount. An application of Net Proceeds pursuant to this Section 2.4.2 shall reduce the Release Amount of the applicable Individual Property on a dollar for dollar basis.
2.4.3.Prepayments After Default. If, following the occurrence and during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including, without limitation, through application of any Reserve Funds), such tender or recovery shall (a) include interest at the Default Rate on the outstanding principal amount of the Loan through the last calendar day of the Interest Period within which such tender or recovery occurs and (b) be deemed a voluntary prepayment by Borrower and shall in all instances include (i) an amount equal to the Spread Maintenance Payment if such tender or recovery occurs prior to the Spread Maintenance End Date and (ii) all interest which would have accrued on the amount of the Loan to be paid through and including the Payment Date next occurring following the date of such prepayment.
2.4.4.Application of Prepayments to Notes and Component. Except for any prepayment constituting a portion of the Par Prepayment Amount, any prepayment of the principal of the Loan, in whole or in part, voluntary or involuntary, shall be applied between the Components as follows (i) first, to the reduction of the outstanding principal balance of Component A until reduced to zero, (ii) second, to the reduction of the outstanding principal balance of Component B until reduced to zero, (iii) third, to the reduction of the outstanding principal balance of Component C until reduced to zero, (iv) fourth, the reduction of the outstanding principal balance of Component D until reduced to zero, (v) fifth, the reduction of the outstanding principal balance of Component E until reduced to zero, (vi) sixth, the reduction of the outstanding principal balance of Component F until reduced to zero, and (vii) seventh, the reduction of the outstanding principal balance of Component HRR until reduced to zero. Notwithstanding the foregoing, so long as no Event of Default is continuing, any prepayments constituting a portion of the Par Prepayment Amount shall be applied to each Component of the Loan on a pro rata and pari passu basis. Subsequent to any Event of Default and for so long as such Event of Default is outstanding, any payment of principal from whatever source may be applied by Lender between the Components in Lender’s sole discretion.
Section 2.5.Release of Property. Except as set forth in this Section 2.5, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of any Lien of any Mortgage on the Property.
2.5.1.Release of all Properties Upon Payment in Full.   If the Loan has been paid in full and the requirements of Section 2.4 and this Section 2.5.1 have been satisfied, all of the Properties shall be released from the Liens of their respective Mortgages. or, at Borrower’s option, one or more Mortgages may be assigned to one or more third parties designated by Borrower.
(b)In connection with the release of the Mortgages, Borrower shall submit to Lender, not less than ten (10) Business Days prior to the proposed release date, a release of Lien (and related Loan Documents) for each Individual Property for execution by Lender. Such release shall be in a form appropriate in each jurisdiction in which each Individual Property is located and that would be satisfactory to a prudent lender and contains standard provisions, if any, protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement. Borrower shall reimburse Lender and Servicer for any reasonable and actual out-of-pocket costs and expenses Lender and Servicer incur arising from such release (including reasonable attorneys’ fees and expenses) and Borrower shall pay, in connection with such release, (i) all recording charges, filing fees, taxes or other expenses payable in connection therewith, and (ii) to any Servicer, the current fee being assessed by such Servicer to effect such release.
(c)If Borrower desires to effectuate a refinancing by way of an assignment of the Note and one or more Mortgages to a new lender providing a loan in order to save mortgage recording tax, Lender shall assign the Note and the Mortgage, each without covenant or warranty of any nature, express or implied, except that Lender is the holder of the Note as of the date of such assignment and that the Mortgage is not otherwise subject to any assignment, encumbrance or other transfer by Lender as of the date of such assignment, and without recourse to Lender for any cause whatsoever (other than with respect to such representation). Transfer of the Note shall occur by allonge which shall include a representation by Lender that Lender is the holder of the Note as of the date of such transfer. In addition, any such assignment shall be conditioned on the following: (A) payment by Borrower of (I) Lender’s then customary administrative fee for processing assignments of mortgage; (II) the reasonable out-of-pocket expenses of Lender incurred in connection therewith; and (III) Lender’s reasonable attorneys’ fees for the preparation, delivery and performance of such an assignment; (B) [intentionally omitted]; (C) such assignment is not then prohibited by any federal, state or local law, rule, regulation, order or by any other governmental authority; (D) Borrower shall provide such other customary items, information and documents which a prudent lender would require to effectuate such assignment; and (E) the concurrent repayment in full and assignment of the Mortgage. Borrower shall be responsible for all mortgage recording taxes, recording fees and other charges payable in connection with any such assignment.
2.5.2.Release of Individual Property. If Borrower has elected to prepay a portion of the Loan and the requirements of Section 2.4 and this Section 2.5.2 have been satisfied, and provided that no Event of Default has occurred and is continuing, Borrower may obtain the release (or, as contemplated by Section 2.5.1(c) above, an assignment of the applicable Mortgage and applicable documentation to sever a portion of the Note in the amount of principal being prepaid so that such amount is covered by a separate note, which separate note also shall be assigned) of an Individual Property from the Lien of the Mortgage thereon (and related Loan Documents), the release of the applicable Individual Borrower under the Loan Documents, if such Individual Borrower does not own any other Individual Property, and the release of Borrower’s obligations under the Loan Documents with respect to such Individual Property (other than those expressly stated to survive), upon the satisfaction of each of the following conditions:
(a)The amount of the outstanding principal balance of the Loan to be prepaid shall equal or exceed the Adjusted Release Amount for the applicable Individual Property, and such prepayment shall be deemed a voluntary prepayment for all purposes hereunder including, without limitation, the payment of any applicable Spread Maintenance Payment if such prepayment is made prior to the Spread Maintenance End Date;
(b)Subsequent to such release, each other Individual Borrower shall continue to be a Special Purpose Entity pursuant to, and in accordance with, Section 4.1.30 hereof;
(c)If required by Lender, Borrower shall deliver to Lender and the Approved Rating Agencies an Additional Insolvency Opinion or an update of the Insolvency Opinion indicating that the release does not affect the opinions set forth therein;
(d)If required by Lender, Borrower shall deliver (or cause to be delivered) to Lender and each Rating Agency, an opinion of counsel that such release would not cause a “significant modification” of the Loan, as such term is defined in Treasury Regulations Section 1.860G-2(b);
(e)Borrower shall submit to Lender, not less than ten (10) days prior to the Payment Date on which the prepayment will be made, a release of the applicable Individual Borrower, if applicable, and a release (or assignment) of Lien (and related Loan Documents) for such Individual Property for execution by Lender. Such release (or assignment) shall be in a form appropriate in each jurisdiction in which the Individual Property is located and that would be satisfactory to a prudent lender and contains standard provisions, if any, protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, (ii) will effect such release in accordance with the terms of this Agreement, and (iii) will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and Properties subject to the Loan Documents not being released). Provided that Borrower has complied with the terms and conditions of this Section 2.5.2, Lender shall, not later than one (1) Business Day prior to the proposed release date, deliver such executed releases (or assignment documents) for the applicable Individual Property to a title company designated by Borrower to be held in escrow pending delivery of the required repayment amount. For the avoidance of doubt, Borrower shall be permitted to rescind any tenant direction letters with respect to an Individual Property that has been released;
(f)Intentionally omitted;
(g)After giving effect to such release, the Debt Yield for the Properties then remaining subject to the Liens of the Mortgages shall be equal to or greater than the greater of (i) the Debt Yield for all of the Properties subject to the Liens of the Mortgages immediately prior to giving effect to the applicable release and (ii) 12.9% (collectively, the “Release Debt Yield”); provided, that Borrower shall have the right to prepay a portion of the Loan in accordance with Section 2.4.1 in an amount necessary to satisfy the applicable foregoing Debt Yield requirement; and provided, further, that in the event the Release Debt Yield is not satisfied and the release of such Individual Property is in connection with an arms-length transaction to a third-party Person which is not an Affiliate of the Borrower, Borrower shall be permitted to release the applicable Individual Borrower, if applicable, and such Individual Property from the Lien of the Mortgage and the related Loan Documents upon the payment to Lender of an amount equal to the greater of (I) the applicable Adjusted Release Amount for such Individual Property together with any Spread Maintenance Premium then required (if any) and (II) the lesser of (x) one hundred percent (100%) of the Net Sales Proceeds derived from the sale of such Individual Property and (y) an amount necessary to, after giving effect to such release, satisfy the Release Debt Yield together with any Spread Maintenance Premium then required (if any);
(h)If any New Mezzanine Loan then exists, concurrently with the payment of the Release Amount, the Mezzanine Borrower shall make a partial prepayment of the Mezzanine Loan equal to the Release Amount (as defined in the Mezzanine Loan Agreement) applicable to such Individual Property, and such prepayment shall be deemed a voluntary prepayment for all purposes under the New Mezzanine Loan Documents including, without limitation, the payment of any applicable Spread Maintenance Payment (as defined in the New Mezzanine Loan Agreement);
(i)Intentionally omitted;
(j)The Adjusted Release Amount paid to Lender in connection with any such release shall be applied in accordance with Section 2.4.4; and

(k)Borrower shall reimburse Lender and Servicer for any reasonable actual out-of-pocket costs and expenses incurred by Lender and Servicer arising from such release (including reasonable attorneys’ fees and expenses) and Borrower shall have paid, in connection with such release, (i) all recording charges, filing fees, taxes or other expenses payable in connection therewith, (ii) all costs and expenses of the Rating Agencies incurred with respect to such release, and (iii) to any Servicer, the current fee being assessed by such Servicer to effect such release.
(l)Notwithstanding anything to the contrary contained herein or in any other Loan Document, if the Loan is included in a REMIC Trust and the Loan-to-Value Ratio (as determined by Lender in its sole discretion using any commercially reasonable method permitted to a REMIC Trust) exceeds or would exceed 125% immediately after the release of the applicable Individual Property, no release will be permitted unless the principal balance of the Loan is prepaid by an amount not less than the greater of (i) the Adjusted Release Amount and (ii) the least of one (1) of the following amounts: (A) only if the released Individual Property is sold, the net proceeds of an arm’s length sale of the released Individual Property to an unrelated Person, (B) the fair market value of the released Individual Property at the time of the release, or (C) an amount such that the Loan-to-Value Ratio (as so determined by Lender) after the release of the applicable Individual Property is not greater than the Loan-to-Value Ratio of the Properties immediately prior to such release, unless Lender receives an opinion of counsel that, if (ii) is not followed, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the release of the applicable Individual Property. Any such prepayment shall be deemed a voluntary prepayment and shall be subject to Section 2.4.1 hereof (other than the requirements to prepay the Debt in full and provide thirty (30) days notice to Lender).
(m)Notwithstanding anything to the contrary contained herein, in the event that Lender has given Borrower notice of a Default hereunder with respect to any Individual Property, Borrower may elect to obtain a release of such Individual Property prior to such Default becoming an Event of Default in accordance with Section 8.1(a) below (a “Default Release”). Other than with respect to a Default described in Section 8.1(a)(iii), Borrower shall have the greater of (x) the cure period provided in Section 8.1 and (y) sixty (60) days from the date of the applicable Default notice to effectuate a Default Release, as such sixty (60) day period shall be extended as reasonably necessary as a result of any delays caused by Lender in connection with reviewing and/or approving any submissions required to effectuate such Default Release, and such Default shall not mature into an Event of Default pending the effectuation of such Default Release; provided that (i) Borrower shall irrevocably commit to effectuate such Default Release prior to date the applicable Default would be, were it not for the preceding provisions of this sentence, an Event of Default and (ii) there shall be no Material Adverse Effect as a result of such Default during the later to occur of (x) and (y) above. In connection with any Default Release, Borrower shall be required to satisfy the conditions set forth in this Section 2.5.2 (including the payment of the Adjusted Release Amount). Any prepayment of the Loan in connection with a Default Release shall be deemed a voluntary prepayment, and shall be subject to satisfaction of the conditions set forth in Section 2.4.1.

Section 2.6.Lockbox Account/Cash Management.
2.6.1.Lockbox Account.   During the term of the Loan, Borrower shall establish and maintain an account (the “Lockbox Account”) with Lockbox Bank in trust for the benefit of Lender, which Lockbox Account shall be under the sole dominion and control of Lender. The Lockbox Account shall be entitled “CMFT CMBS Holdco LLC as Borrower and JPMorgan Chase Bank, National Association, as Lender, pursuant to Loan Agreement dated as of July 15, 2021 – Lockbox Account” (or if the Lockbox Account is not so titled as of the date hereof, Borrower shall use commercially reasonable efforts to cause the Lockbox Account to be so titled promptly following the Closing Date). Borrower hereby grants to Lender a first-priority security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Lockbox Account, including, without limitation, filing UCC1 Financing Statements and continuations thereof. Lender and Servicer shall have the sole right to make withdrawals from the Lockbox Account and all costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Borrower. All monies now or hereafter deposited into the Lockbox Account shall be deemed additional security for the Debt. The Lockbox Agreement and Lockbox Account shall remain in effect until the Loan has been repaid in full. The Lockbox Account shall at all times be an Eligible Account.
(b)Borrower shall, or shall cause Manager to (or to cause Submanager to), with five (5) Business Days of the Closing Date, deliver Tenant Direction Letters to all Tenants under Leases to deliver all Rents payable thereunder directly to the Lockbox Account. Borrower shall, and shall cause Manager to (or to cause Submanager to), deposit all amounts received by Borrower, Manager or Submanager constituting Rents into the Lockbox Account within one (1) Business Day after receipt thereof.
(c)Borrower shall obtain from Lockbox Bank its agreement to transfer to the Cash Management Account in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account (less the reasonable fees of Lockbox Bank and any applicable required minimum balance) once every Business Day during the existence of a Cash Sweep Period.
(d)Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in the Lockbox Account to the payment of the Debt in any order in its sole discretion.
(e)The Lockbox Account shall not be commingled with other monies held by Borrower, Manager, Submanager or Lockbox Bank.
(f)Borrower shall not further pledge, assign or grant any security interest in the Lockbox Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(g)Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Lockbox Account and/or the Lockbox Agreement (unless arising from the gross negligence or willful misconduct of Lender) or the performance of the obligations for which the Lockbox Account was established.
2.6.2.Cash Management Account.   During the term of the Loan, Sole Member Borrower shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Cash Management Bank in trust and for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account shall be entitled “CMFT CMBS Holdco LLC, as pledgor, for the benefit of JPMorgan Chase Bank, National Association, as Secured Party – Cash Management Account” or if the Cash Management Account is not so titled as of the date hereof, Borrower shall use commercially reasonable efforts to cause the Cash Management Account to be so titled promptly following the Closing Date). Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, filing UCC1 Financing Statements and continuations thereof. Borrower will not in any way alter or modify the Cash Management Account and will notify Lender of the account number thereof. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.
(b)The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.
(c)All funds on deposit in the Cash Management Account following the occurrence and during the continuance of an Event of Default may be applied by Lender in such order and priority as Lender shall determine.
(d)Borrower hereby agrees that Lender may modify the Cash Management Agreement for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents and Lender shall provide notice thereof to Borrower.
2.6.3.Payments Received under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Funds, if any, shall be deemed timely satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to this Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender or Servicer.
2.6.4.Distributions to Mezzanine Borrower. For so long as a New Mezzanine Loan is outstanding, all transfers of funds on deposit in the Cash Management Account to or for the benefit of the New Mezzanine Lender, pursuant to this Agreement, the Cash Management Agreement or any of the other Loan Documents or New Mezzanine Loan Documents are intended by Borrower, the New Mezzanine Borrower and the New Mezzanine Lender to constitute, and shall constitute, distributions from Borrower to the New Mezzanine Borrower. No provision of the Loan Documents or the New Mezzanine Loan Documents shall create a debtor-creditor relationship between Borrower and the New Mezzanine Lender.
Section 2.7.Withholding Taxes.
(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Section 2.7 Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of Borrower) requires the deduction or withholding of any Section 2.7 Tax from any such payment by Borrower, then Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Section 2.7 Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.7) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.
(c)Indemnification by Borrower. Borrower shall indemnify Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.7) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender shall be conclusive absent manifest error.
(d)Evidence of Payments. As soon as practicable after any payment of Section 2.7 Taxes by Borrower to a Governmental Authority pursuant to this Section 2.7, Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(e)Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Section 2.7 Tax with respect to payments made under any Loan Document shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.7(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower,
(A)any Lender that is a U.S. Person shall deliver to Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Section 2.7 Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Section 2.7 Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit A-1 to the effect that such

Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4)to the extent a Foreign Lender is a partnership or is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-2 or Exhibit A-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(f)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Section 2.7 Taxes as to which it has been indemnified pursuant to this Section 2.7 (including by the payment of additional amounts pursuant to this Section 2.7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Section 2.7 Taxes giving rise to such refund), net of all out-of-pocket expenses (including Section 2.7 Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Section 2.7 Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Section 2.7 Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Section 2.7 Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)Survival. Each party’s obligations under this Section 2.7 shall survive any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document. Notwithstanding the foregoing or anything to the contrary set forth in this Section 2.7, Borrower shall not be obligated to pay pursuant to this Section 2.7, and Lender shall not be entitled to claim compensation pursuant to this Section 2.7, for any amounts which were incurred or which accrued more than ninety (90) days before the date Lender notified Borrower of the circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the amounts payable by Borrower under this Section 2.7.
Section 2.8.Extension of the Initial Maturity Date. Borrower shall have the option to extend the Initial Maturity Date of the Loan for three (3) successive terms (each such option, an “Extension Option” and each such successive term, an “Extension Term”) of one (1) year each (the Initial Maturity Date following the exercise of each such option is hereinafter the “Extended Maturity Date”) upon satisfaction of the following terms and conditions:
(a)no Event of Default shall have occurred and be continuing at the time the applicable Extension Option is exercised and at the time that the applicable extension occurs;
(b)Borrower shall provide Lender with written revocable notice of its election to extend the Maturity Date as aforesaid not later than thirty (30) days and not earlier than one hundred twenty (120) days prior to the date the Loan is then scheduled to mature (provided that if Borrower shall subsequently revoke such notice, Borrower shall be responsible for Lender’s reasonable out-of-pocket costs and expenses incurred in connection with same);

(c)if the Interest Rate Cap Agreement is scheduled to mature prior to the applicable Extended Maturity Date, Borrower shall (i) obtain and deliver to Lender on or prior to the first day of each Extension Option, one or more Replacement Interest Rate Cap Agreements from an Acceptable Counterparty which Replacement Interest Rate Cap Agreement shall have a the LIBOR Rate Index (or Alternate Rate Index) strike price equal to the Strike Price, be effective commencing on the first date of the applicable Extension Option and shall have a maturity date not earlier than the applicable Extended Maturity Date after giving effect to the option then being exercised and (ii) deliver an assignment of interest rate cap agreement with respect to any Replacement Interest Rate Cap Agreement in form and substance substantially similar to the Assignment of Interest Rate Cap Agreement delivered on the Closing Date, together with legal opinions of counsel to the counterparty and Borrower in form and substance substantially similar to those delivered in connection with the closing of the Loan or as otherwise reasonably required by Lender;
(d)Borrower shall have delivered to Lender together with its notice pursuant to subsection (b) of this Section 2.8 and at Lender’s reasonable request, on the commencement date of the applicable Extension Option, an Officer’s Certificate in form acceptable to the Lender certifying that each of the representations and warranties of Borrower contained in the Loan Documents is true, complete and correct in all material respects as of the giving of the notice to the extent such representations and warranties are not matters which by their nature can no longer be true and correct as a result of the passage of time, and except for any changes in facts or circumstances occurring since the Closing Date that were not caused by the occurrence of a Default or Event of Default;
(e)with respect to second Extension Option, the Debt Yield for the twelve (12) full calendar months ending on the last day of the month preceding the month in which the applicable extension period is to commence is based upon shall equal or exceed 10.75%; provided, that Borrower shall have the right to either (A) prepay a portion of the Loan in accordance with Section 2.4.1 in an amount necessary to satisfy the applicable foregoing Debt Yield requirement or (B) upon notice by Borrower given to Lender not later than ten (10) days prior to the first Extended Maturity Date, deliver to Lender a Letter of Credit in an amount which, if applied to the Debt, would cause the foregoing Debt Yield requirement to be satisfied. In the event that Borrower delivered to Lender a Letter of Credit in connection with the second Extension Option, and, as of the first day of the third Extension Term (if any) the Debt Yield is not less than 11.50% (without credit for the amount of any Letter of Credit then in effect), then Lender shall return to Borrower such Letter of Credit within a reasonable time following Borrower’s written request therefor;
(f)with respect to third Extension Option, the Debt Yield for the twelve (12) full calendar months ending on the last day of the month preceding the month in which the applicable extension period is to commence is based upon shall equal or exceed 11.50%; provided, that Borrower shall have the right to either (A) prepay a portion of the Loan in accordance with Section 2.4.1 in an amount necessary to satisfy the applicable foregoing Debt Yield requirement or (B) upon notice by Borrower given to Lender not later than ten (10) days prior to the second Extended Maturity Date, deliver to Lender a Letter of Credit in an amount which, if applied to the Debt, would cause the foregoing Debt Yield requirement to be satisfied;

(g)intentionally omitted;
(h)intentionally omitted;
(i)in the event any New Mezzanine Loan is then outstanding, Lender shall have received evidence that the New Mezzanine Loan has been extended through a date not earlier than the applicable Extended Maturity Date; and
(j)Immediately prior to the commencement of each of the second and third Extension Terms, the Spread shall be increased by fifteen (15) basis points.
Section 2.9.New Mezzanine Loan. Notwithstanding anything to the contrary set forth in this Agreement or the other Loan Documents, Borrower shall have a one-time right to cause the New Mezzanine Borrower to incur additional Indebtedness in the form of a mezzanine loan after the Securitization of the whole Loan (the “New Mezzanine Loan”), subject to the satisfaction of all of the following conditions precedent:
(a)no Event of Default shall then be continuing;
(b)the Loan-to-Value Ratio taking into account the principal amount of the New Mezzanine Loan shall in no event exceed the Loan-to-Value Ratio on the Closing Date;
(c)the Debt Yield taking into account the principal amount of the New Mezzanine Loan shall in no event be less than the Debt Yield on the Closing Date
(d)the collateral for the New Mezzanine Loan shall include only pledges of the direct or indirect equity interests in Borrower (which shall not include the Cash Management Account and shall not include any portion of the Property);
(e)the lender of the New Mezzanine Loan shall be a Qualified Transferee and shall not be an Affiliate of Borrower;
(f)the lender of the New Mezzanine Loan shall enter into an intercreditor agreement acceptable to Lender in Lender’s sole but good faith discretion;
(g)Lender shall have received copies of the documents evidencing the New Mezzanine Loan (the “New Mezzanine Loan Documents”), together with such other certificates and legal opinions (including but not limited to an Additional Insolvency Opinion) as Lender shall reasonably request and the same shall be acceptable to Lender in its reasonable discretion;
(h)all organizational documents of Borrower and all Loan Documents shall be revised and/or amended to the reasonable satisfaction of Lender to reflect such changes as are necessary for the New Mezzanine Loan, including, without limitation, that a New Mezzanine Loan Event of Default shall be a Cash Sweep Event hereunder and all organizational documents of New Mezzanine Borrower shall be subject to the reasonable approval of Lender;

(i)if the New Mezzanine Loan bears a floating rate of interest, the borrower thereunder shall acquire and maintain an interest rate cap agreement from an Acceptable Counterparty in a notional amount that is not less than the outstanding principal balance of the New Mezzanine Loan, the strike price of which shall be no greater than the Strike Price;
(j)Borrower shall pay all of Lender’s reasonable out-of-pocket costs and expenses in connection with such New Mezzanine Loan;
(k)The New Mezzanine Loan shall be co-terminus with the Loan or shall have a maturity date which extends beyond the Maturity Date; and
(l)Borrower shall have obtained a Rating Agency Confirmation with respect to the New Mezzanine Loan.
ARTICLE III. – CONDITIONS PRECEDENT
Section 3.1.Conditions Precedent to Closing. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of all of the conditions precedent to closing set forth in the application or term sheet for the Loan delivered by Borrower to Lender and the commitment or commitment rider, if any, to the application or term sheet for the Loan issued by Lender. The occurrence of the closing and funding of the Loan shall be evidence of the fulfillment by Borrower and/or waiver by Lender of all of the conditions precedent to closing set forth in the application or term sheet for the Loan delivered by Borrower to Lender.
ARTICLE IV. – REPRESENTATIONS AND WARRANTIES
Section 4.1.Borrower Representations. Borrower represents and warrants as of the date hereof that:
4.1.1.Organization. Each Individual Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own the related Individual Property and to transact the businesses in which it is now engaged. Each Individual Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its businesses and operations. Each Individual Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the related Individual Property and to transact the businesses in which it is now engaged, and the sole business of such Individual Borrower is the ownership, management and operation of the related Individual Property. As of the date hereof, the ownership interests in each Individual Borrower are as set forth on the organizational chart attached hereto as Schedule 4.1.1. Borrower hereby represents that on the date hereof, CIM Real Estate Finance Management, LLC is a CIM Entity.
4.1.2.Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of

Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
4.1.3.No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of the Individual Properties or Borrower’s assets is subject, nor (to Borrower’s knowledge) will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.
4.1.4.Litigation. Other than as set forth on Schedule 4.1.4, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s knowledge, threatened in writing against or affecting Borrower, Guarantor or any Individual Property, which actions, suits or proceedings, if determined against Borrower, Guarantor or any Individual Property which would or could reasonably be expected to have a Material Adverse Effect.
4.1.5.Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which, assuming such agreement, instrument or restriction is complied with, would or could reasonably be expected to have a Material Adverse Effect. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or any Individual Property is bound which would or could reasonably be expected to have a Material Adverse Effect. Other than as set forth on Schedule 4.1.5, Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Properties are otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Properties as permitted pursuant to clause (xxiii) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof and (b) obligations under the Loan Documents.
4.1.6.Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of each Individual Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the Property (as currently used) or Borrower’s ability to repay the Loan. Each Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the applicable Individual Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. Except for those matters disclosed on Schedule 4.1.6, there are no past due claims for payment for work, labor or materials affecting any Individual Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.
4.1.7.Solvency. Borrower has (a) not entered into this transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower or any constituent Person in the last seven (7) years, and neither Borrower nor any constituent Person in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.
4.1.8.Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading in any material respect. There is no material fact presently known to Borrower which has not been disclosed to Lender which materially and adversely affects, nor as far as Borrower can foresee, is reasonably likely to materially and adversely affect, any Individual Property or the business, operations or condition (financial or otherwise) of Borrower.

4.1.9.ERISA.
(a)Generally. Each of Borrower, Guarantor and their ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable law relating to any Plans and the regulations and published interpretations thereunder. Assuming that no portion of the Loan is funded or held with “plan assets” within the meaning of the Plan Asset Regulations (unless the applicable Lender is relying on an applicable prohibited transaction exemption, the conditions of which are satisfied), neither Borrower nor Guarantor has incurred or reasonably expects to incur any liability for a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code). No ERISA Event or termination of any Plan has occurred or is reasonably expected to occur and no notice of termination has been filed by or with the PBGC with respect to any Plan established or maintained by Borrower, Guarantor or any ERISA Affiliate. Neither Borrower, Guarantor nor any ERISA Affiliate is or was within the six (6) year period preceding the date hereof a party to any Multiemployer Plan. With respect to each Foreign Benefit Arrangement and with respect to each Foreign Plan, (i) any employer and employee contributions required by law or by the terms of any Foreign Benefit Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices, save for any immaterial contribution arrears of third party participating employers, (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles, and (iii) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
(b)Plan Assets; Prohibited Transactions. Neither Borrower nor Guarantor is, and neither shall become an entity deemed to hold “plan assets” within the meaning of the Plan Asset Regulation of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of and subject to Section 4975 of the Code). Neither Borrower nor Guarantor is a “governmental plan” within the meaning of Section 3(32) of ERISA and transactions by or with Borrower or Guarantor are not subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”). Assuming that no portion of the Loan is funded or held with “plan assets” within the meaning of the Plan Asset Regulations (unless the applicable Lender is relying on an applicable prohibited transaction exemption, the conditions of which are satisfied), the execution of this Agreement, the making of the Loan and the other transactions contemplated by the Loan Documents, including but not limited to the exercise by the Lender of its rights under the Loan Documents, are not and will not give rise to a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code, and are not prohibited or otherwise restricted by Similar Law.

4.1.10.Compliance. Except as disclosed on the Surveys, the property condition or zoning reports obtained by Lender in connection with the closing of the Loan or other municipal or departmental searches obtained by or delivered to Lender in connection with the closing of the Loan and on Schedule 4.1.10, Borrower and the Properties and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. Borrower has not received any written notice of default that remains uncured and to Borrower’s knowledge, Borrower is not in default or violation in any material respect of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Properties any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. On the Closing Date, the Improvements at each Individual Property were in material compliance with applicable law.
4.1.11.Financial Information. All financial data relating to Borrower, Guarantor or the Properties, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower and the Properties, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and which would or could reasonably be expected to have a Material Adverse Effect. Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements.
4.1.12.Condemnation. Except as set forth on Schedule 4.1.12, no Condemnation or other similar proceeding has been commenced or, to Borrower’s knowledge, is threatened in writing with respect to all or any portion of any Individual Property or for the relocation of roadways providing access to any Individual Property.
4.1.13.Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
4.1.14.Utilities and Public Access. Each Individual Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of each Individual Property are located either in the public rightofway abutting such Individual Property (which are connected so as to serve such Individual Property without passing over other property) or in recorded easements serving such Individual Property and such easements are set forth in and insured by the related Title Insurance Policy. All roads necessary for the use of each Individual Property for its current respective purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.
4.1.15.Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.
4.1.16.Separate Lots. Each Individual Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Individual Property.
4.1.17.Assessments. Except as disclosed in the Title Insurance Policy, there are no pending or (to Borrower’s knowledge) proposed special or other assessments for public improvements or otherwise affecting any Individual Property, nor are there any contemplated improvements to any Individual Property that, to Borrower’s knowledge, may result in such special or other assessments.
4.1.18.Enforceability. The Loan Documents are enforceable by Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. The Loan Documents are not subject to any right of rescission, setoff, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and neither Borrower nor Guarantor has asserted any right of rescission, setoff, counterclaim or defense with respect thereto.
4.1.19.No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.
4.1.20.Insurance. Borrower has obtained and (to the extent required as of the Closing Date) has delivered to Lender certified copies of the Policies reflecting or ACORD certificates evidencing the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policy, and neither Borrower nor any other Person, has done, by act or omission, anything which would impair the coverage of any such Policy.
4.1.21.Use of Property. Each Individual Property is used primarily for retail purposes and other appurtenant and related uses, except that the “Siemans Milford” Individual Property is used primarily for office purposes and the “Flower Foods, Orlando” Individual Property is used primarily for industrial purposes.

4.1.22.Certificate of Occupancy; Licenses. Except as set forth on Schedule 4.1.22, all material certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of each Individual Property have been obtained and are in full force and effect. The use being made of each Individual Property is in conformity with the certificate of occupancy issued for such Individual Property in all material respects.
4.1.23.Flood Zone. None of the Improvements on any Individual Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to such Individual Property.
4.1.24.Physical Condition. Except as disclosed in the property condition reports obtained by Lender in connection with the closing of the Loan and on Schedule 4.1.24, each Individual Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects, reasonable wear and tear excepted; to Borrower’s knowledge, there exists no structural or other material defects or damages in any Individual Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
4.1.25.Boundaries. Except as disclosed in the Surveys or the Title Insurance Policies, to Borrower’s knowledge, all of the improvements which were included in determining the appraised value of each Individual Property lie wholly within the boundaries and building restriction lines of such Individual Property, and no improvements on adjoining properties encroach upon any Individual Property, and no easements or other encumbrances upon any Individual Property encroach in any material respect upon any of the Improvements, so as to affect the value or marketability of the applicable Individual Property except those which are insured against by the related Title Insurance Policy.
4.1.26.Leases. The Properties are not subject to any leases other than the Leases described in the rent roll attached hereto as Schedule 4.1.26 and made a part hereof, which rent roll is true, complete and accurate in all material respects as of the Closing Date. Borrower is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in any Individual Property or right to occupy the same except under and pursuant to the provisions of the Leases and any subleases. Except as set forth on Schedule 4.1.26, the current Leases are in full force and effect and, to Borrower’s knowledge and except as disclosed in any Tenant estoppel certificate, there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. Except as set forth on Schedule 4.1.26 or in any Tenant estoppel certificate, no Rent has been paid more than one (1) month in advance of its due date. All security deposits are held by Borrower in accordance with applicable law. Except as set forth on Schedule 4.1.26 or in any Tenant estoppel certificate, all work to be performed by Borrower as of the date hereof under each Lease has been performed as required and has been accepted by the applicable Tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant has already been received by such Tenant (other than any free rent periods, tenant improvement allowances and/or landlord work obligations, if any, set forth in the Leases and not yet due, all of which are disclosed on Schedule 4.1.26). There has been no prior sale, transfer or assignment, hypothecation or pledge of Borrower’s interest under any Lease or of the Rents received therein which is outstanding. Except as set forth on Schedule 4.1.26 or in any Tenant estoppel certificate, to Borrower’s knowledge, no Tenant listed on Schedule 4.1.26 has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises. Except as set forth on Schedule 4.1.26 or in any Tenant estoppel certificate, there exist no Rent deferrals or accruals or other payment relief granted to any Tenant related to the Covid-19 pandemic which remain unpaid. No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part.
4.1.27.Survey. To Borrower’s knowledge, the Survey for each Individual Property delivered to Lender in connection with this Agreement does not fail to reflect any material survey matter affecting such Individual Property or the title thereto.
4.1.28.Inventory. Each Individual Borrower is the owner of all of the Equipment, Fixtures and Personal Property (as such term is defined in the applicable Mortgage) located on or at the applicable Individual Property (except for any Equipment, Fixtures and Personal Property owned by any Tenant) and shall not lease any Equipment, Fixtures or Personal Property other than as permitted hereunder. All of the Equipment, Fixtures and Personal Property are sufficient to operate the Properties in the manner required hereunder and in the manner in which it is currently operated.
4.1.29.Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgages, have been paid or are being paid simultaneously herewith. If at any time Lender determines (i) based on applicable law, that Lender is not being afforded the maximum amount of security available from any one or more of the Properties as a direct or indirect result of applicable taxes not having been paid with respect to any Individual Property or (ii) Lender and/or the Rating Agencies, in connection with a Securitization, require the amount secured by any Mortgage be increased, Borrower agrees that Borrower will execute, acknowledge and deliver to Lender, immediately upon Lender’s request, supplemental affidavits and/or mortgage(s) increasing the amount of the Debt attributable to any such Individual Property (as set forth as the Release Amount on Schedule 1.1(E) annexed hereto) for which all applicable taxes have been paid to an amount determined by Lender, and Borrower shall, on demand, pay any additional taxes.
4.1.30.Special Purpose Entity/Separateness.   Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that (i) each Individual Borrower and each Principal is, shall be and shall continue to be a Special Purpose Entity, (ii) each Principal is, shall be and shall continue to be a single member Delaware limited liability company and (iii) each Individual Borrower is, shall be and shall continue to be either a single member Delaware limited liability company or a Delaware limited partnership with a Principal as its general partner.
(b)The representations, warranties and covenants set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.
(c)Any and all of the stated facts and assumptions made in any Insolvency Opinion, including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects, and Borrower and Principal will have complied and will comply with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion. Each entity other than Borrower and Principal with respect to which an assumption is made or a fact stated in any Insolvency Opinion will have complied and will comply with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion. Borrower covenants that in connection with any Additional Insolvency Opinion delivered in connection with this Agreement it shall provide an updated certification regarding compliance with the facts and assumptions made therein.
(d)Borrower covenants and agrees that (i) Borrower shall provide Lender with not less than five (5) Business Days’ written notice prior to the removal of an Independent Director of Borrower or Principal, and (ii) no Independent Director shall be removed other than for Cause.
(e)The Organizational Documents for each Individual Borrower that is a Delaware limited liability company and each Principal shall provide that except for duties to Borrower and Principal as set forth in the Organizational Documents (including duties to the member and Borrower’s or Principal’s creditors, as applicable, solely to the extent of their respective economic interests in Borrower or Principal, as applicable, but excluding (i) all other interests of the member of Borrower or Principal, (ii) the interests of other Affiliates of Borrower or Principal, and (iii) the interests of any group of Affiliates of which Borrower or Principal is a part), the Independent Directors shall not have any fiduciary duties to the member, any officer or any other Person bound by the applicable Borrower’s or Principal’s Organizational Documents; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. The Organizational Documents for each Individual Borrower that is a Delaware Limited Liability Company and each Principal shall provide that to the fullest extent permitted by law, including Section 18-1101(e) of the Delaware Limited Liability Company Act, an Independent Director shall not be liable to Borrower or Principal, as applicable, the member of Borrower or Principal, as applicable, or any other Person bound by the applicable Individual Borrower’s or Principal’s Organizational Documents for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct. The Organizational Documents for each Individual Borrower that is a Delaware Limited Liability Company and each Principal shall provide that all right, power and authority of the Independent Directors shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in the applicable Individual Borrower’s or Principal’s Organizational Documents. The Organizational Documents for each Individual Borrower that is a Delaware Limited Liability Company and each Principal shall provide that notwithstanding any other provision of the applicable Individual Borrower’s or Principal’s Organizational Documents to the contrary, each Independent Director, in its capacity as an Independent Director, may only act, vote or otherwise participate in those matters referred to in Section 9(d)(iii) of the applicable Individual Borrower’s or Principal’s Organizational Documents or as otherwise specifically required by the applicable Organizational Documents, and such Independent Director’s act, vote or other participation shall not be required for the validity of any action taken by the board of directors of such Individual Borrower or Principal unless, pursuant to the provisions of Section 9(d)(iii) or as otherwise specifically provided in the applicable Organizational Documents, such action would be invalid in the absence of the affirmative vote or consent of such Independent Director.
(f)Borrower hereby represents with respect to itself and Principal that any amendment or restatement of any organizational document has been accomplished in accordance with, and was permitted by, the relevant provisions of such document prior to its amendment or restatement from time to time.
(g)Borrower hereby represents that from the date of its formation and Principal’s formation to the date hereof:
(i)its business has been limited solely to (I) in the case of Borrower, (A) acquiring, owning, holding, leasing, financing, operating and managing the Properties (or in the case of Sole Member Borrower, owning the limited liability company interests or limited partnership interests in the other Individual Borrowers and Principal), (B) entering into financings and refinancings of the Properties and (C) transacting any and all lawful business that was incident, necessary and appropriate to accomplish the foregoing and (II) in the case of Principal, acquiring, owning, holding, managing and otherwise dealing with its general partnership interest or limited liability company interest in, and acting as general partner or managing member of, the applicable Individual Borrower and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;
(ii)it has not engaged in any business other than as set forth in (i) above;
(iii)it has not entered into any contract or agreement with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, except upon terms and conditions that are commercially reasonable and comparable to those available in an arm’s-length transaction with an unrelated party, except as may have been expressly permitted pursuant to the terms of any prior financings;

(iv)it has not (a) made any loans or other extensions of credit to any Person or (b) acquired or held evidence of indebtedness issued by any other Person or entity, in either of the case of (a) or (b), other than, in the case of Borrower, (1) extensions of credit such as security deposits made in the ordinary course of business relating to the ownership and operation of the Properties made to an entity that is not an Affiliate of or subject to common ownership with such entity or (2) cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity;
(v)it has paid its debts and liabilities from its assets as the same have become due or such debts and liabilities have been repaid or discharged as of the date hereof;
(vi)it has done or caused to be done all things necessary to observe organizational formalities and preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises;
(vii)it has maintained all of its books, records, financial statements and bank accounts separate from those of any other Person and its assets have not been listed as assets on the financial statement of any other Person; provided, that its assets may have been included in a consolidated financial statement with its Affiliates provided that the same contained a note indicating the separateness of Borrower or Principal and is assets. Each of Borrower and Principal has filed its own tax returns (except to the extent that it has been a tax-disregarded entity not required to file tax returns under applicable law). Each of Borrower and Principal has maintained its books, records, resolutions and agreements as official records;
(viii)it has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate or other constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing), has corrected any known misunderstanding regarding its status as a separate entity, has conducted its business in its own name, has not identified itself or any of its Affiliates as a division or part of the other and has maintained and utilized separate stationery, invoices and checks;
(ix)it has not commingled its assets with those of any other Person other than, the case of Borrower, co-borrowers under prior loans that have been repaid in full or that will be repaid in full upon the closing of the Loan, and has held all of its assets in its own name;
(x)it has not guaranteed or become obligated for the debts of any other Person that are still outstanding and has not held itself out as being responsible for the debts or obligations of any other Person that are still outstanding;
(xi)it has not granted a security interest or lien in, to or upon, or pledged or otherwise encumbered any of its assets for the benefit of any other Person other than with respect to loans secured by the Properties and no such security interest, lien, pledge or other encumbrance remains outstanding;

(xii)it has maintained adequate capital in light of its contemplated business operations;
(xiii)it has not owned any subsidiary or any equity interest in any other Person, except for Sole Member Borrower’s limited liability company interest or limited partnership interest in each of the other Individual Borrowers and Principal, and each Principal’s general partnership interest in each applicable Borrower;
(xiv)it has not made loans to any other person that have not been released or discharged nor has it bought or held evidence of indebtedness issued by any other person or entity;
(xv)it has not incurred any Indebtedness that is still outstanding other than Indebtedness that is permitted under the Loan Documents;
(xvi)it has not had any of its obligations guaranteed by an Affiliate except for guarantees under prior financings that have been released or discharged or that will be released or discharged as of the closing of the Loan; and
(xvii)it has been, is, and will be organized for the purpose of investing the equity capital that was contributed to Borrower by the sole member of Borrower in compliance with the provisions of this Section 4.1.30. No equity capital was raised by Borrower. For the avoidance of doubt, there has been no direct or indirect commercial activity by Borrower or a person or entity acting on its behalf to procure the transfer or commitment of capital by the sole member of Borrower for the purpose of investing it in accordance with the provisions of this Section 4.1.30.
(h)Borrower hereby represents that as of the date hereof:
(i)each of Borrower and Principal it is and has since its formation been duly formed, validly existing, and in good standing in the state of its formation and in all other jurisdictions where it is qualified to do business;
(ii)none of the Tenants holding leasehold interests with respect to the Property is Affiliated with Borrower or Principal;
(iii)each of Borrower and Principal has no judgments or liens of any nature against it except for tax liens not yet delinquent as set forth in the Title Insurance Policy and Permitted Encumbrances;
(iv)each of Borrower and Principal is not involved in any dispute with any taxing authority; and
(v)each of Borrower and Principal has no material contingent or actual obligations not related to the Properties.

4.1.31.Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a material default thereunder. The Management Agreement was entered into on commercially reasonable terms.
4.1.32.Illegal Activity. No portion of any Individual Property has been or will be purchased with proceeds of any illegal activity.
4.1.33.No Change in Facts or Circumstances; Disclosure. All information submitted by and on behalf of Borrower to Lender and in all financial statements, rent rolls (including the rent roll attached hereto as Schedule 4.1.26), reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are true, complete and correct in all material respects as of the date referenced therein (or, if no date is referenced therein, as of the date submitted), subject to any qualifications, assumptions, exceptions or conditions set forth in such materials. With respect to any financial information and rent rolls delivered to Lender, except as disclosed in the schedules to this Agreement, there has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise does or might cause a Material Adverse Effect. With respect to any other information delivered to Lender, to Borrower’s knowledge and except as disclosed in the schedules to this Agreement, there has been no material adverse change in any condition, fact, circumstance or event that would reasonably be expected to make any such non-financial information inaccurate, incomplete or otherwise misleading in any material respect or otherwise cause a Material Adverse Effect. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.
4.1.34.Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Energy Policy Act of 2005, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
4.1.35.Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.36.Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Each Individual Borrower is organized under the laws of the State of Delaware and its organizational identification number is set forth opposite its name on Schedule 1.1(A).
4.1.37.Environmental Representations and Warranties. Except as otherwise disclosed by that certain Phase I environmental reports (or Phase II environmental reports, if required) delivered to Lender by Borrower in connection with the origination of the Loan (such reports are referred to below as the “Environmental Report”), (a) to Borrower’s knowledge, there are no Hazardous Substances or underground storage tanks in, on, or under any Individual Property, except those that are (i) in compliance in all material respects with Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required under Environmental Law), and (ii) de-minimis amounts necessary to operate the applicable Individual Property for the purposes set forth in this Agreement which are otherwise permitted under and used in compliance with Environmental Law and (iii) disclosed to Lender in writing pursuant the Environmental Report; (b) to Borrower’s knowledge, there are no past, present or threatened Releases of Hazardous Substances in, on, under or from any Individual Property which have not been remediated in accordance with Environmental Law in all material respects; (c) to Borrower’s knowledge, there is no threat of any Release of Hazardous Substances migrating to any Individual Property; (d) to Borrower’s knowledge, there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with any Individual Property which has not been remediated in accordance with Environmental Law in all material respects; and (e) Borrower does not know of, and has not received, any written communication from any Person (including but not limited to a Governmental Authority) relating to Hazardous Substances or Remediation thereof, of possible liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with any Individual Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing.
4.1.38.Cash Management Account. Borrower hereby represents and warrants to Lender that:
(a)This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Lockbox Account and the Cash Management Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). Other than in connection with the Loan Documents and any prior financing which has been repaid in full and except for Permitted Encumbrances, Borrower has not sold, pledged, transferred or otherwise conveyed the Lockbox Account and Cash Management Account;

(b)Each of the Lockbox Account and Cash Management Account constitutes “deposit accounts” and/or “securities accounts” within the meaning of the Uniform Commercial Code of the State of New York);
(c)Pursuant and subject to the terms hereof and the other applicable Loan Documents, the Lockbox Bank and Cash Management Bank have agreed to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Lockbox Account and Cash Management Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities;
(d)The Lockbox Account and Cash Management Account are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee. Borrower has not consented to the Lockbox Bank and Cash Management Bank complying with instructions with respect to the Lockbox Account and Cash Management Account from any Person other than Lender; and
(e)The Property is not subject to any cash management system (other than pursuant to the Loan Documents), and any and all existing tenant instruction letters issued in connection with any previous financing have been duly terminated on or prior to the date hereof.
4.1.39.Taxes. Borrower is a disregarded entity for U.S. federal income tax purposes. Borrower has timely filed or caused to be filed all U.S. federal and other material tax returns and reports required to have been filed by it and has timely paid or caused to be paid all U.S. federal and other material Section 2.7 Taxes required to have been paid by it, except for (a) any such Section 2.7 Taxes that are being contested in good faith by appropriate proceedings and for which Borrower has set aside on its books adequate reserves in accordance with GAAP, and (b) Taxes and Other Charges, the payment of which shall be governed by Section 5.1.2 and Section 7.2 hereof.
4.1.40.AntiCorruption. Borrower represents and warrants that, in connection with this Agreement, Borrower, Guarantor and, to Borrower’s knowledge, each Person that has an economic interest in Borrower, in each case has complied with and will continue to comply with all applicable anti-bribery and corruption laws and regulations in the United States, including the U.S. Foreign Corrupt Practices Act of 1977 (the “Anti-Corruption Obligation”). Borrower shall, at all times throughout the term of the Loan, maintain and enforce appropriate policies, procedures and controls reasonably designed to ensure compliance with the Anti-Corruption Obligation.
4.1.41.Condominium. Except as may be disclosed in the estoppel certificate delivered by a Condominium Board in connection with the closing of the Loan, (i) each of the Condominium Documents is (a) in full force and effect and (b) has not been amended, restated or otherwise modified, (ii) there are no defaults on the part of Borrower under the Condominium Documents and, to the best of the Borrower’s knowledge, there are no defaults by any other party under the Condominium Documents, in each case that would be reasonably expected to have a Material Adverse Effect, (iii) all charges, fees, assessments and reserves under the

Condominium Documents (whether annual, monthly, regular, special or otherwise), including, without limitation, the Common Charges, that are payable by Borrower have been paid to the extent they are due and payable as of the date hereof. Borrower has no knowledge of any pending assessments which have been called for in writing to which Borrower would be subject under the Condominium Documents. As of the date hereof, no Person has any right of first refusal or option to purchase any Unit or any portion of any Individual Property subject to the Condominium Documents that was granted by any Individual Borrower or any Affiliate thereof.
4.1.42.REA. Each REA is in full force and effect and neither Borrower nor, to Borrower’s knowledge, any other party to any REA, is in default thereunder in any material respect, and to the best of Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder. Except as described herein, the REA has not been modified, amended or supplemented. The foregoing representations in this Section 4.1.42 shall be deemed modified to incorporate and refer to any matters disclosed in the estoppel certificate delivered by a counterpart to an REA on or prior to the closing of the Loan.
4.1.43.Creation of Security Interest. Notwithstanding any other provision set forth in the Loan Agreement, the Note, the Mortgages or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under the Loan Agreement, the Note, the Mortgage and any other Loan Document (including the amounts owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
4.1.44.Bank Holding Company. No Individual Borrower is a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.
Section 4.2.Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
ARTICLE V – BORROWER COVENANTS
Section 5.1.Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents (exclusive of any indemnification or other obligations which are expressly stated in any Loan Document to survive the indefeasible satisfaction of the Note in full, provided that such indemnification or other obligations are inchoate in nature) or the earlier release or assignment of the Lien of the Mortgages encumbering the Properties (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1.Existence; Compliance with Legal Requirements. Borrower shall, or with respect any Tenant under a Triple-Net Leased Property, shall use commercially reasonable efforts to cause such Tenant to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises necessary for the conduct of its business and comply in all material respects with all Legal Requirements applicable to it and the Properties, including, without limitation, building and zoning codes and certificates of occupancy. There shall never be committed by Borrower, and Borrower shall use commercially reasonable efforts to never permit any other Person in occupancy of or involved with the operation or use of the Properties to commit any act or omission affording the federal government or any state or local government the right of forfeiture against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to, and with respect any Tenant under a Triple-Net Leased Property or other Person in occupancy of or involved with the operation or use of the Properties, to use commercially reasonable efforts to cause such Tenant not to, commit any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names (if any) and preserve all the remainder of its property used or useful in the conduct of its business (subject to the terms hereof) and shall keep the Properties in good working order and repair (normal wear and tear and Casualty excepted), and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Loan Documents. Borrower shall, or with respect to any Tenant under a Triple-Net Leased Property, shall use commercially reasonable efforts to cause such Tenant to, keep the Properties insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Properties or any alleged violation of any Legal Requirement, provided that (i) no Event of Default or monetary or material non-monetary Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in all material respects in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute an event of default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost as a result thereof; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or any Individual Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or if no security is required in such proceeding, as may be reasonably requested by Lender, to ensure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security held by Lender, after prior notice to Borrower, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal

Requirement is finally established or any Individual Property (or any part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost.
5.1.2.Taxes and Other Charges. Borrower shall, or with respect to any Tenant under a Triple Net Lease, shall use commercially reasonable efforts to cause such Tenant to, pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Properties or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as there are funds in the Reserve Accounts available to pay Taxes and Other Charges and Borrower complies with the terms and provisions of Section 7.2 hereof. Borrower will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent prior to the date the same shall become delinquent (provided, however, Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof). Subject to the terms of this Section 5.1.2 and Section 5.2.2, Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against any Individual Property (other than Permitted Encumbrances), and shall promptly pay for (or cause to be paid) all utility services provided to the Properties, subject to Borrower’s right to contest the same as hereinafter described. After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default or monetary or material non-monetary Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in all material respects in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute an event of default thereunder and such proceeding shall be conducted substantially in accordance with all applicable statutes, laws and ordinances; (iii) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost as a result thereof; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property (except that if such Taxes or Other Charges must be paid sooner in order to avoid being delinquent, then Borrower shall cause the same to be paid prior to delinquency, and upon making such payment prior to delinquency, Borrower may continue such contest); and (vi) Borrower shall furnish such security as may be required in the proceeding, or if no security is required in such proceeding, as may be reasonably requested by Lender, to ensure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is finally established or any Individual Property (or part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost or there shall be any imminent danger of the Lien of any Mortgage being primed by any related Lien securing the contested charge.

5.1.3.Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower and/or Guarantor which is reasonably likely to result in a Material Adverse Effect.
5.1.4.Access to the Properties. Borrower shall permit agents, representatives and employees of Lender to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice (subject to the rights of Tenants and in a manner that will not disrupt the operation of the Properties).
5.1.5.Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s or Guarantor’s condition, financial or otherwise, of which Borrower has knowledge, or of the occurrence of any Event of Default of which Borrower has knowledge.
5.1.6.Cooperate in Legal Proceedings. Borrower shall cooperate in all reasonable respects with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.
5.1.7.Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.
5.1.8.Award and Insurance Benefits. Borrower shall cooperate in all reasonable respects with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Individual Property, and Lender shall be reimbursed for any reasonable, out-of-pocket expenses incurred in connection therewith (including attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting any Individual Property or any part thereof) out of such Insurance Proceeds.
5.1.9.Further Assurances. Borrower shall, at Borrower’s sole cost and expense:
(a)furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith with no material financial burden to Borrower unless Borrower is otherwise obligated herein or in any other Loan Document to provide such document, certificate, agreement and/or instrument at Borrower’s cost and expense;
(b)execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require with no material additional financial burden to Borrower; and
(c)do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.
5.1.10.Principal Place of Business, State of Organization. Borrower will not cause or permit any change to be made in any Individual Borrower’s name, identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.36 hereof) or any Individual Borrower’s limited liability company or partnership or other structure (except as permitted pursuant to Section 5.2.10 hereof); provided, that with respect to a change of name only, Borrower shall be permitted to make such change if Borrower shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, and the other Loan Documents. No Individual Borrower shall change its organizational structure or place of organization or formation without first obtaining the prior written consent of Lender, which consent may be given or denied in Lender’s sole discretion and delivery of a Rating Agency Confirmation from the Approved Rating Agencies. Upon Lender’s request, Borrower shall, at Borrower’s sole cost and expense, execute and deliver additional security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Properties as a result of such change of principal place of business or place of organization approved in accordance with the foregoing sentence. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth at the introductory paragraph of this Agreement. Borrower shall not change its organizational identification number. If Borrower does not now have an organizational identification number and later obtains one, Borrower promptly shall notify Lender of such organizational identification number. If at any time an Individual Borrower is a limited partnership, it shall be a Delaware limited partnership with two partners, the general partner must be a Delaware limited liability company that is wholly owned by a single-member Delaware limited liability company and directly or indirectly wholly owned by the limited partner, and both the general partner and limited partner shall be 100% owned (directly or indirectly) by Guarantor.
5.1.11.Financial Reporting.   Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with the requirements for a Special Purpose Entity set forth herein and GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation on an individual basis of the Properties. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. During the continuance of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Properties, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.
(b)Borrower will furnish to Lender annually, (i) within seventy-five (75) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s unaudited annual financial statements and (ii) within one hundred twenty (120) days following the end of each Fiscal Year of Borrower, (1) a complete copy of Borrower’s annual financial statements audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender prepared in accordance with the Approved Accounting Basis covering each Individual Property (which may be on a consolidated basis with Guarantor, and provided that such consolidated statements shall include appropriate disclosures in the footnotes to indicate that the financials are prepared on a consolidated basis and include the results of each Individual Borrower), (2) a listing of each such Borrower and their respective Properties, (3) the unaudited statements of income and expense and cash flow for Borrower and each Individual Property, (4) an unaudited balance sheet for Borrower and (5) the unaudited operating statements for each Individual Property on a property level basis from the prior twelve (12) month period. Unless otherwise specified, the foregoing materials shall be for and as of December 31 of the most recently completed fiscal year.
(c)Borrower will furnish, or cause to be furnished, to Lender on or before sixty (60) days after the end of each calendar quarter the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Properties on a combined basis as well as each Individual Property (subject to normal year-end adjustments) as applicable: (i) a rent roll for the subject quarter; (ii) quarterly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar quarter, noting net operating income, gross income, and operating expenses (not including any contributions to the Replacement Reserve Fund and the Required Repair Fund), and other information necessary and sufficient to fairly represent the financial position and results of operation of the Properties during such calendar quarter, and containing a comparison of budgeted income and expenses and the actual income and expenses; and (iii) a calculation reflecting the annual Debt Yield for the immediately preceding three (3) month period as of the last day of such quarter. In addition, such certificate shall also be accompanied by an Officer’s Certificate stating that the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct as of the date of such certificate.
(d)Attached hereto as Schedule 5.1.11 is the Approved Annual Budget for the 2021 Fiscal Year. For each Fiscal Year thereafter, Borrower shall submit to Lender an Annual Budget not later than thirty (30) days prior to the commencement of such period or Fiscal Year. The Annual Budget shall be subject to Lender’s reasonable written approval; provided if no Cash Sweep Period is then continuing, the same shall be provided to Lender for informational purposes only and not be subject to Lender’s approval (each such Annual Budget, an “Approved Annual Budget”). In the event that Lender objects to a proposed Annual Budget submitted by Borrower which requires the approval of Lender hereunder, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Upon the occurrence of a Cash Sweep Period, the most recent Annual Budget applicable to the remainder of the applicable Fiscal Year that was previously delivered to Lender for informational purposes shall remain in effect (without requiring the approval of Lender) and shall be deemed to be the Approved Annual Budget for such Fiscal Year. Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and Other Charges, utility costs and other non-discretionary items, and up to a ten percent (10%) variance for each other line item in such Approved Annual Budget. Borrower may at any time during a Fiscal Year submit a revised Annual Budget to Lender, such revised Annual Budget to be subject to the approval of Lender in accordance with this Section 5.1.11(d) only if a Cash Sweep Period is then continuing. Following a Securitization, each request for approval of an Annual Budget shall be delivered by Borrower to the directing certificate holder in addition to Lender. If Borrower’s first correspondence to Lender requesting approval of an Annual Budget contains a bold-faced, conspicuous legend at the top of the first page thereof stating “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT WITH RESPECT TO THAT CERTAIN LOAN AGREEMENT, DATED AS OF JULY 15, 2021, WITH RESPECT TO THE CIM RETAIL PORTFOLIO. FAILURE TO RESPOND TO THIS REQUEST WITHIN 10 BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED,” and is accompanied by such information and documents as is reasonably required for Lender to adequately evaluate such request, and if Lender fails to grant or withhold its approval to such request within such period, a second notice requesting approval is delivered to Lender from Borrower containing a bold-faced, conspicuous legend at the top of the first page thereof stating that “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT WITH RESPECT TO THAT CERTAIN LOAN AGREEMENT, DATED AS OF JULY 15, 2021, WITH RESPECT TO THE CIM RETAIL PORTFOLIO. FAILURE TO RESPOND TO THIS REQUEST IN WRITING WITHIN 5 BUSINESS DAYS WILL RESULT IN YOUR APPROVAL BEING DEEMED GRANTED,” and is accompanied by such information and documents as is reasonably required for Lender to adequately evaluate such request, and if Lender fails to grant or withhold its approval to such request (or denies such request without stating the grounds for such denial in reasonable detail) prior to the expiration of such five (5) Business Day period, then Lender shall be deemed to have approved the applicable Annual Budget submitted by Borrower.
(e)In the event that Borrower desires to or must incur an extraordinary operating expense or capital expense not set forth in the Approved Annual Budget (each an “Extraordinary Expense”), and a Cash Sweep Period is then continuing, then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, which shall not be unreasonably withheld or delayed. For the avoidance of doubt, Approved TI/LC Expenses shall not be deemed to be Extraordinary

Expenses. Additionally, each line item set forth in an Approved Annual Budget may be adjusted up to a ten percent (10%) variance.
(f)Borrower shall furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Properties and the financial affairs of Borrower as may be reasonably requested by Lender.
(g)Borrower shall furnish to Lender, within ten (10) Business Days after Lender’s request (or as soon thereafter as may be reasonably possible), financial and sales information from any Tenant designated by Lender (to the extent such financial and sales information is required to be provided under the applicable Lease and same is received by Borrower after request therefor).
(h)Borrower will cause Guarantor to furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Guarantor, financial statements audited by an independent certified public accountant, which shall include an annual balance sheet and profit and loss statement of Guarantor, in the form reasonably required by Lender.
(i)Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form and (ii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using Microsoft Excel for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Borrower agrees that Lender may disclose information regarding the Properties and Borrower that is provided to Lender pursuant to this Section 5.1.11 in connection with the Securitization to such parties requesting such information in connection with such Securitization.
5.1.12.Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Properties. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction of its formation as and to the extent the same are required for the ownership, maintenance, management and operation of the Properties. Borrower shall at all times during the term of the Loan, continue to own all of Equipment, Fixtures and Personal Property which are necessary to operate the Properties in the manner required hereunder and in the manner in which it is currently operated.
5.1.13.Title to the Properties. Borrower will warrant and defend (a) the title to each Individual Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Liens of the Mortgages on the Properties, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and expenses) incurred by Lender if an interest in any Individual Property, other than as permitted hereunder, is claimed by another Person.

5.1.14.Costs of Enforcement. In the event (a) that any Mortgage encumbering any Individual Property is foreclosed in whole or in part or that any Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage encumbering any Individual Property prior to or subsequent to any Mortgage covering any Individual Property in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and expenses, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or postjudgment action involved therein, together with all required service or use taxes.
5.1.15.Estoppel Statement.   After request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, claimed by Borrower, and (vi) that the Note, this Agreement, the Mortgages and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification. Unless an Event of Default shall have occurred and be continuing or otherwise requested in connection with the closing of a Securitization, Borrower shall not be required to deliver such certificates more than two (2) times in any calendar year.
(b)Provided no Event of Default has occurred and is continuing, after request by Borrower, Lender shall within ten (10) Business Days furnish Borrower with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid and (v) the written notices of Event of Default delivered by Lender to Borrower. Lender shall not be required to deliver such statement more than two (2) times in any calendar year
(c)Borrower shall use commercially reasonable efforts to be delivered to Lender upon request, tenant estoppel certificates from each commercial Tenant leasing space at the Properties in form and substance reasonably satisfactory to Lender provided that Borrower shall not be required to deliver such certificates more than two (2) times in any calendar year.
(d)Borrower shall use commercially reasonable efforts to be delivered to Lender upon request, estoppel certificates from each party to an REA in form and substance reasonably satisfactory to Lender provided that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year.
5.1.16.Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.17.Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.
5.1.18.Confirmation of Representations. Borrower shall deliver, in connection with any Securitization, (a) one (1) or more Officer’s Certificates certifying as to the accuracy in all material respects of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions (reflecting any necessary modifications since the Closing Date due to changes in circumstances), and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower and Guarantor as of the date of the Securitization.
5.1.19.Environmental Covenants.   Borrower covenants and agrees that: (i) all uses and operations on or of the Properties, whether by Borrower or any other Person, shall be in compliance in all material respects with all Environmental Laws and permits issued pursuant thereto; (ii) there shall be no Releases of Hazardous Substances in, on, under or from the Properties that are not in compliance with or that require Remediation pursuant to Environmental Laws; (iii) there shall be no Hazardous Substances in, on, or under the Properties, except those that are (A) in compliance in all material respects with all Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required by Environmental Law) and (B) de-minimis amounts necessary to operate the applicable Individual Property for the purposes set forth in the Loan Agreement which will not result in an environmental condition in, on or under any Individual Property and which are otherwise permitted under and used in compliance with Environmental Law; (iv) Borrower shall keep the Properties free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other Person (the “Environmental Liens”); (v) Borrower shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to subsection (b) below, including but not limited to providing all relevant information that is in its possession and making knowledgeable persons available for interviews; (vi) Borrower shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Properties, pursuant to any reasonable written request of Lender made in the event that Lender has reason to believe that an environmental hazard exists on any Individual Property (including but not limited to sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas (the scope of which shall be limited to the matter giving rise to such belief and any other matters reasonably related thereto)), and share with Lender the reports and other results thereof, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (vii) Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Lender made in the event that Lender has reason to believe that an environmental hazard exists on any Individual Property to (A) reasonably effectuate Remediation, to the extent required by Environmental Laws, of any condition (including but not limited to a Release of a Hazardous Substance) in, on, under or from such Individual Property; (B) comply with any Environmental Law; and (C) comply with any directive from any Governmental Authority; (viii)

Borrower shall not do and shall use commercially reasonable efforts to not allow any Tenant or other user of any Individual Property to do any act that violates Environmental Laws or permits thereto; and (ix) Borrower shall as soon as practicable notify Lender in writing of (A) any presence or Releases or threatened Releases of Hazardous Substances in, on, under, from or migrating towards any Individual Property not in compliance with Environmental Laws or that requires Remediation pursuant to Environmental Laws; (B) any material non-compliance with any Environmental Laws related in any way to any Individual Property; (C) any actual or potential Environmental Lien; (D) any required or proposed Remediation pursuant to any Environmental Laws of environmental conditions relating to any Individual Property; and (E) any written communication from any source whatsoever (including but not limited to a governmental entity) relating in any way to the material release or potential release of Hazardous Substances or Remediation thereof, likely to result in liability of any Person pursuant to any Environmental Law or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section.
(b)In the event that Lender has reason to believe that an environmental hazard exists on any Individual Property that may, in Lender’s reasonable judgment, endanger any Tenants or other occupants of such Individual Property or their guests or the general public or may materially and adversely affect the value of such Individual Property, upon reasonable notice from Lender, Borrower shall, at Borrower’s expense, promptly cause an engineer or consultant satisfactory to Lender to conduct an environmental assessment or audit (the scope of which shall be limited to the matter giving rise to such belief and any other matters reasonably related thereto) and take any samples of soil, groundwater or other water, air, or building materials or any other invasive testing as part of such scope and promptly deliver the results of any such assessment, audit, sampling or other testing; provided, however, if such results are not delivered to Lender within a reasonable period or if Lender has reason to believe that an environmental hazard exists on such Individual Property that, in Lender’s reasonable judgment, endangers any Tenant or other occupant of such Individual Property or their guests or the general public or may materially and adversely affect the value of such Individual Property, upon reasonable notice to Borrower, Lender and any other Person designated by Lender, including but not limited to any receiver, any representative of a governmental entity, and any environmental consultant, shall have the right, but not the obligation, to enter upon such Individual Property at all reasonable times to assess any and all aspects of the environmental condition of such Individual Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and reasonably conducting other invasive testing as part of such assessment. Subject to the rights of Tenants under Leases, Borrower shall cooperate with and provide Lender and any such Person designated by Lender with reasonable access to such Individual Property.
(c)Intentionally omitted.
(d)Borrower hereby represents and warrants that attached hereto as Exhibit B is a true and complete copy of the operations and maintenance programs for the Properties (“O&M Program”), and Borrower hereby covenants and agrees that, during the term of the Loan, including any extension or renewal thereof, Borrower shall comply in all respects with the terms and conditions of the O&M Program. In the event that Borrower is able to demonstrate to Lender that an O&M Program is no longer necessary as determined by Lender in its good faith, Borrower shall be permitted to terminate such O&M Program.
5.1.20.Leasing Matters.
(a)Any Major Leases with respect to any Individual Property written after the date hereof shall be subject to the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed unless an Event of Default is continuing. Upon request, Borrower shall furnish Lender with executed copies of all Leases. All renewals of Leases and all proposed Leases shall provide for rental rates comparable to existing local market rates. All proposed Leases shall be on commercially reasonable terms. All Leases executed after the date hereof shall provide that they are subordinate to the Mortgage encumbering the applicable Individual Property and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale. Promptly upon a request by Borrower, Lender shall execute and deliver a subordination, non-disturbance and attornment agreement in the form attached hereto as Exhibit C with such commercially reasonable changes to such form as may be reasonably requested by the Tenant under the applicable Lease and reasonably approved by Lender. Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner and in all material respects; (ii) shall enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to materially impair the value of the Individual Property involved except that no termination by Borrower or acceptance of surrender by a Tenant of any Leases shall be permitted unless by reason of a tenant default and then only in a commercially reasonable manner; provided, however, that so long as no Event of Default exists, Borrower shall be permitted to terminate or accept the surrender of a Lease in the ordinary course of business; provided, further, that (x) in no event shall Borrower be permitted to relocate the applicable Tenant to any property that is not an Individual Property or use funds in any Reserve Account to pay the Tenant any buy-out fee, termination fee or similar payment and (y) if a Cash Sweep Period or Reserve Trigger Period is continuing, such termination will only be permitted if in the reasonable business judgment of Borrower, such termination will be accretive to the Properties and to Net Operating Income and; provided, further, that no such termination or surrender of any Major Lease will be permitted without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed); (iii) except as set forth on Schedule 4.1.26, shall not collect any of the rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents; and (vi) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require. Notwithstanding anything to the contrary contained herein, all new Leases and all amendments, modifications, extensions, and renewals of existing Leases with Tenants that are Affiliates of Borrower shall be subject to the prior written consent of Lender. Lender shall grant or deny with a reasonable explanation any consent required hereunder within fifteen (15) days after the receipt of the applicable request and all documents in connection therewith. In the event that Lender fails to respond within said fifteen (15) day period, such failure shall be deemed to be the consent and approval of Lender if (A) Borrower has delivered to Lender the applicable documents, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN FIFTEEN (15) DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (B) Lender does not approve or reject (with a reasonable explanation) the applicable request within fifteen (15) days from the date Lender receives such request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered.
(b)With respect to any request for approval by Lender pursuant to this Section 5.1.20 in connection with any new Lease or a Lease modification, Borrower may present prospective leasing transactions to Lender for its approval (to the extent Lender’s approval is required hereunder) prior to the negotiation of a final Lease or Lease modification. Such presentation shall include a summary term sheet of all material terms of the proposed lease, including, among other things, the lease term, rental rate, capital expenditures (lease commissions and tenant improvements, if any), other concessions (free rent, moving allowance, etc.), and lease options (termination, renewal, contraction and expansion, including the financial terms, if any, associated with such lease options), if any, for the proposed leasing transaction, or a draft of the Lease or Lease modification, either as supplemented by any additional information concerning such lease or the tenant thereunder as may be reasonably requested by Lender (the “Lease Term Sheet”). If Lender approves or is deemed to have approved the Lease Term Sheet, Lender’s prior approval shall not be required for any portion of the final Lease or Lease modification, as applicable, that is consistent with the terms of the Lease Term Sheet, provided that such new Lease or Lease modification is fully executed within one hundred fifty (150) days after the Lease Term Sheet is received by Lender; provided that so long as the economic terms in such Lease Term Sheet reflect the then current local market rates or better, such period of time shall be extend to two hundred seventy (270) days; provided, however, that (w) nothing contained in this sentence shall be construed to require Lender’s approval of any Lease for which approval is not required by the other provisions of this Section 5.1.20, (x) (i) the terms of such final lease document (other than the approved or deemed approved economic terms), taken as a whole, are commercially reasonable when compared with the terms and conditions of Leases in similarly situated properties in similar contexts at the time in question, taking into account, among other things, the size, creditworthiness and bargaining power of the a prospective tenant, the terms of such Lease (which determination may be made in Borrower’s reasonable judgment), and (ii) the terms of such final Lease document are consistent in all material respects with the approved (or deemed approved) terms in the Lease Term Sheet, (y) Borrower shall deliver to Lender copies of the following: (1) the fully-executed Lease entered into by Borrower in accordance with this Section 5.1.20 and (2) the final Lease Term Sheet, if any (to the extent that such final Lease Term Sheet contains revisions or changes that were not contained in the Lease Term Sheet initially reviewed and approved or deemed approved by Lender in accordance with this Section 5.1.20(b)), and (z) Borrower’s delivery of the documents referred to in (y) above shall be deemed to be Borrower’s certification that the terms and conditions of this Section 5.1.20 have been satisfied. Lender hereby approves the amendments to the Leases described on Schedule 5.1.20.

5.1.21.Alterations. Borrower shall obtain Lender’s prior written consent to any Material Alterations to be performed by or on behalf of Borrower or, to the extent Borrower has a consent or approval right with respect thereto, any Tenant. If the total unpaid amounts due and payable with respect to alterations to the Improvements at any Individual Property or the Properties in the aggregate (other than such amounts to be paid or reimbursed by Tenants under the Leases) shall at any time exceed the Material Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and that, at Lender’s option after a Securitization, with respect to which the Approved Rating Agencies have provided a Rating Agency Confirmation with respect to or (D) an irrevocable letter of credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A1+” (and the equivalent by Moody’s if Moody’s is rating the Securities) if the term of such letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender and that, at Lender’s option, the Approved Rating Agencies have provided a Rating Agency Confirmation with respect to. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Material Alteration Threshold and Lender may apply such security from time to time at the option of Lender to pay for such alterations if Borrower shall fail to timely make such payments. Following a Securitization, each request for approval of a Material Alteration shall be delivered by Borrower to the directing certificate holder in addition to Lender. If Borrower’s first correspondence to Lender requesting approval of a Material Alteration contains a bold-faced, conspicuous legend at the top of the first page thereof stating “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT WITH RESPECT TO THAT CERTAIN LOAN AGREEMENT, DATED AS OF JULY 15, 2021, WITH RESPECT TO THE CIM RETAIL PORTFOLIO. FAILURE TO RESPOND TO THIS REQUEST WITHIN 10 BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED,” and is accompanied by such information and documents as is reasonably required for Lender to adequately evaluate such request, and if Lender fails to grant or withhold its approval to such request within such period, a second notice requesting approval is delivered to Lender from Borrower containing a bold-faced, conspicuous legend at the top of the first page thereof stating that “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT WITH RESPECT TO THAT CERTAIN LOAN AGREEMENT, DATED AS OF JULY 15, 2021, WITH RESPECT TO THE CIM RETAIL PORTFOLIO. FAILURE TO RESPOND TO THIS REQUEST IN WRITING WITHIN 5 BUSINESS DAYS WILL RESULT IN YOUR APPROVAL BEING DEEMED GRANTED,” and is accompanied by such information and documents as is reasonably required for Lender to adequately evaluate such request, and if Lender fails to grant or withhold its approval to such request (or denies such request without stating the grounds for such denial in reasonable detail) prior to the expiration of such five (5) Business Day period, then Lender shall be deemed to have approved the applicable Material Alteration submitted by Borrower.
5.1.22.Operation of Property.   Borrower shall cause the Properties to be operated, in all material respects, in accordance with the Management Agreements (or Replacement Management Agreement) as applicable. In the event that any Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable.
(b)Borrower shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreements and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under any Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under any Management Agreement; and (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreements, in a commercially reasonable manner.
5.1.23.Embargoed Person. Borrower has performed and shall perform reasonable due diligence to insure that at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower or Guarantor, as applicable, have been derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause any Individual Property to be subject to forfeiture or seizure.
5.1.24.Payment of Obligations. Borrower will pay its obligations, including tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
5.1.25.Taxes. Each Individual Borrower will be treated as a partnership or a disregarded entity for U.S. federal income tax purposes. Borrower will timely file or cause to be filed for itself all U.S. federal income and other material tax returns and reports required to be filed by it and will pay or cause to be paid all U.S. federal income and other material taxes and related liabilities required to be paid by it, except taxes that are being contested in good faith by appropriate proceedings and for which Borrower sets aside on its books adequate reserves in accordance with GAAP. Borrower will not permit any Liens for Section 2.7 Taxes to be imposed on or with respect to any of its income or assets, other than Liens for Section 2.7 Taxes not yet due and payable and for which Borrower sets aside on its books adequate reserves in accordance with GAAP.

5.1.26.Condominium. Borrower hereby covenants and agrees with Lender with respect to the Condominium as follows:
(a)it will pay all assessments and special assessments for Common Charges and expenses made against those condominium units then owned by it pursuant to the Condominium Documents prior to delinquency, other than assessments, special assessments and expenses being contested in good faith pursuant to the Condominium Documents, as applicable;
(b)it will comply in all material respects with all of the terms, covenants and conditions on its part to be complied with, pursuant to the Condominium Documents and any rules and regulations that may be adopted for the Condominium, as applicable, as the same shall be in force and effect from time to time;
(c)to the extent Borrower has the legal right to do so, it will take all commercially reasonable actions as may be necessary from time to time to preserve and maintain the Condominium in accordance with the applicable local, state and federal laws, rules and regulations which effect the establishment and maintenance of condominiums in the State or Commonwealth in which the Condominium is located (collectively, the “Condominium Law”);
(d)Lender shall have the right, subject to any required consent of the unit owners, at reasonable times and upon reasonable notice, to inspect the records of the Condominium as provided in the Condominium Documents, as applicable, until such time as the Debt is paid in full;
(e)upon written request from Lender, Borrower will use commercially reasonable efforts to obtain, and, forthwith upon receipt, Borrower will furnish to the Lender, a true and correct copy of: (i) each notice of any meeting of the association of owners of the Condominium; (ii) the minutes of any such meeting; (iii) any statement of financial condition of said association, audited or otherwise, furnished to or available to an owner; (iv) any statement showing the allocation of expenses and any other assessments against the owners; (v) any statements issued to Borrower calling for payment of expenses other than the regular monthly maintenance statements; and (vi) any notice of default given to Borrower in respect of the observance of the Condominium Documents or any of them;
(f)in the event there is a resignation by any of the directors appointed by Borrower to the Condominium Board during the term of the Loan, if any, or if Borrower shall have the opportunity to appoint a director to the Condominium Board, Borrower shall, in accordance with and to the extent permitted by the terms of the Condominium Documents, as applicable, cause the applicable Condominium Board to appoint a representative of Borrower as a replacement director and Borrower shall cause a copy of the resignation and appointment documents to be delivered to Lender and Borrower shall cause any such replacement director(s) to deliver a new resignation to Lender substantially in the form delivered to Lender on the Closing Date;
(g)upon the occurrence and during the continuance of an Event of Default, Lender, at its option, may, subject to the terms of the Condominium Documents, as applicable, exercise its remedial right to cause the resignation of the directors appointed by Borrower to any Condominium Board, if any, and Borrower shall (i) elect new directors approved by Lender to such Condominium Board and (ii) cause such replacement directors to deliver new resignations to Lender substantially in the form delivered to Lender on the Closing Date. Notwithstanding the foregoing, if, during an Event of Default, any of the directors of any Condominium Board resign or if Lender elects to cause the resignation of any directors of a Condominium Board, Lender may exercise its rights under the irrevocable voting proxy delivered to Lender on the Closing Date to elect new directors of its choice; and
(h)To the extent that any Individual Property is subject to a condominium statute, Borrower shall not create any units pursuant to such statute or otherwise.
5.1.27.REA. Borrower shall at all times comply, or with respect to any Tenant under a Triple Net Lease, shall use commercially reasonable efforts to cause such Tenant to comply, in all material respects with all REAs. Borrower agrees that without the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed, Borrower will not amend or modify any of the REAs in any manner that is reasonably likely to have a material adverse effect on the applicable Individual Property or which materially increases Borrower’s obligations or decreases Borrower’s rights thereunder, or terminate any of the REAs, if the same would have a material adverse effect on such Individual Property, in each case without Lender’s consent, not to be unreasonably withheld, conditioned or delayed.
Section 5.2.Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents (exclusive of any indemnification or other obligations which are expressly stated in any Loan Document to survive the indefeasible satisfaction of the Note in full, provided that such indemnification or other obligations are inchoate in nature) or the earlier release or assignment of the Liens of the Mortgages and any other collateral in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:
5.2.1.Operation of Property.   Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld): (i) surrender, terminate, cancel, amend or modify any Management Agreement; provided, that Borrower may, without Lender’s consent, terminate a Management Agreement and concurrently replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement; (ii) reduce or consent to the reduction of the term of any Management Agreement; (iii) increase or consent to the increase of the amount of any charges under any Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, any Management Agreement in any material respect.
(b)Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under any Management Agreement without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion.

5.2.2.Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of any Individual Property or permit any such action to be taken, except for Permitted Encumbrances; provided that Borrower shall have the same contest rights with respect to Liens as are set forth in Section 5.1.1 (with respect to Legal Requirements) and Section 5.1.2 (with respect to Taxes and Other Charges).
5.2.3.Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation, Division or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Properties, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents or (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction without obtaining the prior written consent of Lender and, following a Securitization if requested by Lender, a Rating Agency Confirmation.
5.2.4.Change In Business. Borrower shall not enter into any line of business other than the ownership and operation of the Properties, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.
5.2.5.Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration or other commercially reasonable business reasons and in the ordinary course of Borrower’s business.
5.2.6.Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that would reasonably be expected to result in such use becoming a nonconforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.
5.2.7.No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property, and (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of such Individual Property.
5.2.8.Intentionally Omitted.
5.2.9.ERISA.   Assuming that no portion of the Loan is funded or held with “plan assets” within the meaning of the Plan Asset Regulations (unless the applicable Lender is relying on an applicable prohibited transaction exemption, the conditions of which are satisfied), neither Borrower nor Guarantor shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (including but not limited to the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt

(under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code or Similar Law.
(b)Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (A) neither Borrower nor Guarantor is subject to any state statute regulating investment of, or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA which is a Similar Law and (B) one or more of the following circumstances is true:
(i)Equity interests in each of Borrower and Guarantor are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101 as modified by Section 3 (42) of ERISA (the “Plan Asset Regulations”);
(ii)Less than twenty-five percent (25%) of each outstanding class of equity interests in each of Borrower and Guarantor are held by “benefit plan investors” within the meaning of the Plan Asset Regulations; or
(iii)Each of Borrower and Guarantor qualifies as an “operating company” or a “real estate operating company” within the meaning of the Plan Asset Regulations or another exception to ERISA applies such that each of Borrower’s and Guarantor’s assets should not constitute “plan assets” of any “benefit plan investor” within the meaning of the Plan Asset Regulations.
(c)Borrower and Guarantor will fund or cause to be funded each Plan established or maintained by Borrower, Guarantor, or any ERISA Affiliate, as the case may be, so that there is never a failure to satisfy the minimum funding standards, within the meaning of Sections 412 or 430 of the Internal Revenue Code or Section 302 of ERISA (whether or not such standards are waived). As soon as possible and in any event within ten (10) days after Borrower knows that any ERISA Event has occurred with respect to any Plan, Lender will be provided with a statement, signed by an Authorized Representative of Borrower, and/or Guarantor, describing said ERISA Event and the action which Borrower and/or Guarantor proposes to take with respect thereto.
5.2.10.Transfers.   Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its stockholders, general partners, members, principals and (if Borrower is a trust) beneficial owners in owning and operating properties such as the Properties in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Properties as a means of maintaining the value of the Properties as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Properties so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Properties.
(b)Without the prior written consent of Lender, and except to the extent otherwise set forth in Section 2.5 or this Section 5.2.10, Borrower shall not, and shall not permit any Restricted Party do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) any Individual Property or any part thereof or any legal or beneficial interest therein, (ii) enter into any PACE Loan or (iii) permit a Sale or Pledge of an interest in any Restricted Party, other than (A) pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.1.20, (B) Permitted Transfers and Permitted Encumbrances and (C) a Transfer to a Governmental Authority in connection with a Condemnation.
(c)A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell one or more Individual Properties or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or substantially all of any Individual Property for other than actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, Division, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger, Division, or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger, Divisions or consolidation or the change, removal, resignation or addition of a managing member or nonmember manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of nonmanaging membership interests or the creation or issuance of new nonmanaging membership interests; or (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests.
(d)Notwithstanding the foregoing provisions of this Section 5.2.10, Lender’s consent shall not be required in connection with Transfers of (v) any Transfer of direct or indirect equity interests in any non-member manager of an Individual Borrower, so long as such manager remains Controlled by a CIM Entity or, as a result of such Transfer, is Controlled by Guarantor, (w) immaterial or de minimis personal property in the ordinary course of business that is not necessary for the operation of the Property or that is replaced, (x) indirect (but not direct) interests in Borrower so long as after each such Transfer is effectuated the Minimum Hold/Control Requirement shall be satisfied, (y) direct or indirect interests in Guarantor so long as after each such Transfer is effectuated the Minimum Hold/Control Requirement shall be satisfied with respect to Borrower and Guarantor, unless, with respect to Guarantor, such Transfer is the result of a transfer of securities of a Public Vehicle; or (z) (i) the merger or consolidation or other corporate transaction (including a spin-off, split-off or similar transaction) of Guarantor with or into any other Person or sale or transfer (including a spin-off, split-off or similar transaction) of all or substantially all of the assets of Guarantor or (ii) the sale of all or substantially all of the assets of Guarantor to another entity, where the purchasing entity is at least fifty-one percent

(51%) owned and Controlled by a Qualified Transferee or a Qualified Sponsor Entity; provided, that, in each case after such merger, consolidation, other corporate transaction or sale, Guarantor and/or a Qualified Transferee or Qualified Sponsor Entity shall Control Borrower (a Transfer described in this clause (z), a “Guarantor Transfer”); provided, however, that as a condition precedent to each such Transfer pursuant to clause (v), (x), (y) or (z), other than the Transfer of securities of a Public Vehicle, Lender shall receive not less than thirty (30) days prior written notice of such proposed Transfer (but only to the extent such Transfer results in a transferee (whether individually or together with its Affiliates) owning twenty percent (20%) (provided that prior to a Securitization of the entire Loan, the foregoing threshold shall be ten percent (10%) and shall include any Person that Controls Borrower) or more of the indirect equity ownership interests in Borrower following such Transfer). If after giving effect to any such Transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party as of the Closing Date, Borrower shall, no less than thirty (30) days prior to the effective date of any such Transfer, deliver to Lender an Additional Insolvency Opinion reasonably acceptable to Lender and acceptable to the Approved Rating Agencies. To the extent that any Transfer (other than the Transfer of securities of a Public Vehicle) will result in the transferee (either itself or collectively with its affiliates) owning a twenty percent (20%) or greater equity interest (directly or indirectly) in Borrower, Lender’s receipt of the Satisfactory Search Results, at Borrower’s cost and expense, shall be a condition precedent to such Transfer; provided that prior to a Securitization of the entire Loan, the foregoing threshold shall be ten percent (10%) and shall include any Person that Controls Borrower.
(e)No Transfer of the Properties and assumption of the Loan shall occur during the period that is sixty (60) days prior to and sixty (60) days after a Securitization. Otherwise, Lender shall consent to a Transfer of all of the Properties or the legal or beneficial ownership interests therein or in Borrower (if such Transfer is not made in accordance with Section 5.2.10(d) above) and an assumption of the entire Loan, which consent shall not be unreasonably withheld, conditioned or delayed provided that Lender receives not less than thirty (30) days prior written notice of such Transfer (which notice shall be revocable at any time provided that Borrower pays all of the Lender’s reasonable costs and expenses (including reasonable attorney’s fees and disbursements)) and no Event of Default has occurred and is continuing, and further provided that the following additional requirements are satisfied:
(i)Borrower shall pay Lender a transfer fee equal to $250,000;
(ii)Borrower shall pay any and all reasonable out-of-pocket costs incurred in connection with such Transfer (including, without limitation, Lender’s counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes and the fees and expenses of the Approved Rating Agencies pursuant to clause (x) below);
(iii)If the proposed transferee is not a Qualified Transferee, the proposed transferee or transferees (the “Transferee”) or Transferee’s Principals must have demonstrated expertise in owning and operating properties similar in size, class and operation to the Properties, which expertise shall be reasonably determined by Lender;
(iv)If the proposed transferee is not a Qualified Transferee, Transferee and Transferee’s Principals shall, as of the date of such transfer, have an aggregate net worth and liquidity reasonably acceptable to Lender;
(v)If the proposed transferee is not a Qualified Transferee, Transferee, Transferee’s Principals and all other entities which may be owned or Controlled directly or indirectly by Transferee’s Principals (“Related Entities”) must not have been the subject of any Bankruptcy Action within seven (7) years prior to the date of the proposed Transfer (other than an involuntary Bankruptcy Action that was discharged or dismissed within ninety (90) days of the date such Bankruptcy Action was filed);
(vi)With respect to a Transfer of the Properties, Transferee shall assume all of the obligations of Borrower under the Loan Documents in a manner satisfactory to Lender in all respects, including, without limitation, by entering into an assumption agreement in form and substance satisfactory to Lender;
(vii)There shall be no material litigation or regulatory action pending or threatened against Transferee, Transferee’s Principals or any Related Entities which, in each case, is not reasonably acceptable to Lender, Lender shall have performed searches and/or received other diligence such that Lender is in compliance with Lender’s then current “know your customer” requirements and Lender shall have received Satisfactory Search Results for any owner of Transferee which will own a 20% (provided that prior to a Securitization of the entire Loan this threshold shall be 10% and shall include any Person that Controls Borrower) or greater equity interest (directly or indirectly) in Borrower after giving effect to such Transfer;
(viii)If the proposed transferee is not a Qualified Transferee, Transferee, Transferee’s Principals and Related Entities shall not have defaulted under its or their obligations with respect to any other Indebtedness in a manner which is not reasonably acceptable to Lender;
(ix)With respect to any Transfer of the Properties, Transferee must be able to satisfy all representations and covenants in Section 4.1.30 and in all cases Transferee and Transferee’s Principals must be able to satisfy all the representations and covenants set forth in Sections 4.1.35, 5.1.23 and 5.2.9 of this Agreement, no Default or Event of Default shall otherwise occur as a result of such Transfer, and Transferee shall deliver (A) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender and, following a Securitization, satisfactory to the Approved Rating Agencies and (B) all certificates, agreements, covenants and legal opinions reasonably required by Lender;
(x)If required by Lender, Transferee shall be approved by the Approved Rating Agencies, which approval, if required by Lender, shall take the form of a Rating Agency Confirmation with respect to such assumption or Transfer;

(xi)Prior to any release of Guarantor, one (1) or more substitute guarantors that are Qualified Transferees or are reasonably acceptable to Lender shall have assumed all of the liabilities and obligations of Guarantor under the Guaranty and Environmental Indemnity executed by Guarantor or execute a replacement guaranty and environmental indemnity reasonably satisfactory to Lender and delivered an Additional Insolvency Opinion covering the replacement guarantor;
(xii)In the case of a direct Transfer of the Properties, Borrower shall deliver, at its sole cost and expense, an endorsement to the Title Insurance Policies, as modified by the assumption agreement, as a valid first lien on the Properties and naming the Transferee as owner of the Properties, which endorsement shall insure that, as of the date of the recording of the assumption agreement, the Properties shall not be subject to any additional exceptions or liens other than those contained in the Title Policies issued on the date hereof and the Permitted Encumbrances;
(xiii)The Properties shall be managed by Manager or one or more Qualified Manager pursuant to the Management Agreement or one or more Replacement Management Agreements;
(xiv)Borrower or Transferee, at its sole cost and expense, shall deliver to Lender an Additional Insolvency Opinion reflecting such Transfer;
(xv)for so long as any New Mezzanine Loan is then outstanding, the Transferee shall be directly and/or indirectly wholly-owned by the new borrower under the New Mezzanine Loan;
(xvi)to the extent any New Mezzanine Loan is outstanding, Lender shall have received evidence that New Mezzanine Borrower shall have complied (or is simultaneously complying) with the requirements of Section 5.2.10(e) of the New Mezzanine Loan Agreement; and
(xvii)Borrower shall have obtained, or caused New Mezzanine Borrower to obtain, New Mezzanine Lender’s prior written consent to such assumption to the extent required pursuant to the New Mezzanine Loan Documents.
(f)Immediately upon a Transfer to such Transferee and the satisfaction of all of the above requirements, the named Borrower and Guarantor herein shall be released from all liability under this Agreement, the Note, the Mortgages and the other Loan Documents accruing after such Transfer. The foregoing release shall be effective upon the date of such Transfer, but Lender agrees to provide written evidence thereof reasonably requested by Borrower..
(g)Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon Borrower’s Transfer without Lender’s consent in contravention of this Section 5.2.10. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

5.2.11.Condominium. Borrower hereby covenants and agrees that:
(a) it will not, without the Lender’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, vote in favor of or consent in writing to an amendment, modification or supplementation of any of the Condominium Documents in any material respect;
(b)it will not, without the prior written consent of the Lender, take any action to terminate the Condominium or withdraw the Condominium from the Condominium Law; and
(c)it will not, without the Lender’s prior written consent, which shall not be unreasonably conditioned, withheld or delayed, exercise any right it may have to vote for, (A) any material change to the expenditure of any insurance proceeds or condemnation awards for the repair or restoration of the related Improvements to the extent such change violates the terms hereof, (B) any material change in the nature and amount of any insurance covering all or a part of the Condominium and the disposition of any proceeds thereof, to the extent any of the foregoing would cause of breach of the provisions of Article 6 hereof; (C) the manner in which any condemnation or threat of condemnation of all or a part of the applicable Individual Property shall be defended or settled and the disposition of any award or settlement in connection therewith, but only to the extent the foregoing violates the Loan Documents; (D) any amendment to the Condominium Documents which by its terms requires the consent of Lender and any removal of any portion of the applicable Individual Property from the provisions of the Condominium Law; (E) the creation of, or any change in, any private restrictive covenant, zoning ordinance, or other public or private restrictions, now or hereafter limiting or defining the uses which may be made of the Property or any part thereof; or (F) any material relocation of the boundaries of the Property.
ARTICLE VI – INSURANCE; CASUALTY; CONDEMNATION
Section 6.1.Insurance.   Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Properties providing at least the following coverages:
(i)comprehensive all risk “special form” insurance including, but not limited to, loss caused by any type of windstorm or hail on the Improvements and the Personal Property, (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions or to be written on a no co-insurance form; (C) providing for no deductible in excess of $100,000.00 for each Individual Property for all such insurance coverage; provided however with respect to windstorm and earthquake coverage, providing for a deductible not to exceed 5% of the total insurable value of the applicable Individual Property; and (D) if any of the Improvements or the use of any Individual Property shall at any time constitute legal non-conforming structures or uses, coverage for loss due to operation of law in an amount equal to the full Replacement Cost and coverage for demolition costs and coverage for increased costs of construction in amounts acceptable to Lender. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to (1) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended plus (2) such greater amount as Lender shall reasonably require, and (z) earthquake insurance in an amount not be less than the 475 year annual aggregate probable maximum loss as indicated in a portfolio seismic risk analysis for a 475-year return period, including the Properties located in seismic zone 3 or 4 covered by such earthquake limit, with a separate assessment for California to the extent there is a separate sublimit for California under the Policy (such analysis to be approved by Lender and Rating Agencies and secured by the applicable Borrower utilizing a third-party engineering firm qualified to perform such seismic risk analysis using the most current RMS software, or its equivalent, to include consideration of loss amplification, at the expense of the applicable Individual Borrower); provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);
(ii)business income or rental loss insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) in an amount equal to one hundred percent (100%) of the projected gross revenues from the operation of each Individual Property (as reduced to reflect expenses not incurred during a period of Restoration) for a period of at least twenty-four (24) months after the date of the Casualty; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the applicable Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross revenues from each Individual Property for the succeeding twelve (12) month period. Notwithstanding the provisions of Section 2.6.1 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;
(iii)at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the property and liability coverage forms do not otherwise apply, (A) commercial general liability and umbrella/excess liability insurance, covering claims related to the structural construction, repairs or alterations being made at the Property which are not covered by or under the terms or provisions of the below mentioned commercial general liability and umbrella/excess liability insurance policies and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy each Individual Property and (4) with an agreed amount endorsement waiving co-insurance provisions;
(iv)comprehensive boiler and machinery insurance, if steam boilers or other pressure-fixed vessels are in operation, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;
(v)commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about each Individual Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than $2,000,000.00 in the aggregate and $1,000,000.00 per occurrence; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts and (5) contractual liability covering the indemnities contained in Article 9 of the Mortgages to the extent the same is available;
(vi)if applicable, commercial automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000.00;
(vii)if applicable, worker’s compensation and employee’s liability subject to the worker’s compensation laws of the State in which the applicable Individual Property is located;
(viii)umbrella and excess liability insurance in an amount not less than $75,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (v) above, including, but not limited to, supplemental coverage for employer liability and automobile liability, if applicable, which umbrella liability coverage shall apply in excess of such supplemental coverage;
(ix)the insurance required under this Section 6.1(a)(i), (ii), (v) and (viii) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Section 6.1(a)(i), (ii), (v) and (viii) above at all times during the term of the Loan. For so long as TRIPRA or a subsequent statute, extension or reauthorization thereof, is in effect and continues to cover both foreign and domestic acts,

Lender shall accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA. Notwithstanding anything to the contrary herein, if TRIPRA or a similar or subsequent statute, extension or reauthorization thereof is not in effect, then provided that terrorism insurance is commercially available, Borrower shall be required to carry terrorism insurance throughout the term of the Loan as required by the Loan documents, but in such event Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the then-current insurance premium that is payable with respect to the property and rental loss/business income insurance required hereunder on a stand alone basis (exclusive of the cost of terrorism or earthquake components of such casualty and rental loss/business income insurance), and if the cost of terrorism insurance exceeds such amount, Borrower shall be required to purchase only the maximum amount of terrorism insurance available with funds equal to such amount; and
(x)upon sixty (60) days written notice, such other reasonable insurance, including, but not limited to, sinkhole or land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to any Individual Property located in or around the region in which any Individual Property is located.
(b)All insurance provided for in Section 6.1(a) hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the reasonable approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a rating of at least “A” by S&P, “A2” or better by Moody’s, to the extent Moody’s rates the Securities and rates the applicable carriers, and “A” or better by Fitch, to the extent Fitch rates the Securities and rates the applicable carriers (provided however, if Borrower elects to have its insurance coverage provided by a syndicate of insurers, then, if such syndicate consists of five (5) or more members, at least sixty percent (60%) of the insurance coverage (or seventy-five percent (75%) if such syndicate consists of four (4) or fewer members) and shall be provided by insurance companies having a claims paying ability rating of “A” or better by S&P, “A2” or better by Moody’s, to the extent Moody’s rated the Securities and rates the applicable carriers, and “A” or better by Fitch, to the extent Fitch rates the Securities and rates the applicable carriers, with no remaining carrier below “BBB” by S&P, “Baa2” by Moody’s, to the extent Moody’s rated the Securities and rates the applicable carriers, and “BBB” by Fitch, to the extent Fitch rates the Securities and rates the applicable carriers), and (2) a rating of “A:VIII” or better in the current Best’s Insurance Reports. Notwithstanding the foregoing, Borrower shall be permitted to maintain a portion of the property coverage with Starr Indemnity & Liability Company (“Starr”), rated “A XV” by AM Best, on the general liability policy, in their current participation amount and position within the syndicate provided that (x) the respective AM Best rating of Starr of the date hereof is not withdrawn or downgraded below the date hereof and (y) at renewal of the current policy term, Borrower shall replace Starr with an insurance company meeting the rating requirements set forth hereinabove. In the event such insurer's rating is withdrawn or downgraded below this rating, Borrower shall promptly notify Lender and replace such insurer with an insurer meeting the rating requirements set forth herein. The Policies described in Section 6.1 hereof (other than those strictly limited to liability protection) shall designate Lender as loss payee. Upon the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies, to be followed by complete copies of the Policies upon issuance, accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender. Borrower shall, within five (5) Business Days, forward to Lender a copy of each written notice received by Borrower of any proposed or actual modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies.
(c)Any blanket insurance Policy shall specifically allocate to any Individual Property the amount of coverage from time to time required hereunder or shall otherwise provide the same protection as would a separate Policy insuring only the Properties in compliance with the provisions of Section 6.1(a) hereof (any such blanket policy, an “Acceptable Blanket Policy”). To the extent that the Policies are maintained pursuant to an Acceptable Blanket Policy that covers more than one location within a one thousand foot radius of the Property (the “Radius”), the limits of such Acceptable Blanket Policy must be sufficient to maintain coverage as set forth in Section 6.1(a) for each Individual Property and any and all other locations combined within the Radius that are covered by such blanket policy calculated on a total insured value basis. Further, with respect to the flood, earthquake or wind/named storm insurance provided under a blanket Policy, Borrower shall notify Administrative Agent of (x) any erosion or reduction of the applicable limits as of the Closing Date and (y) any increase in the aggregation of the insured values sharing the applicable limit under the blanket policy, and such changes shall be subject to Lender’s approval.
(d)All Policies provided for or contemplated by Section 6.1(a) hereof, shall name Borrower as a named insured and, with respect to liability policies, except for the Policies referenced in Section 6.1(a)(vi) and (vii) of this Agreement, shall name Lender and its successors and/or assigns as the additional insured, as its interests may appear, and in the case of property policies, including but not limited to terrorism, boiler and machinery, flood and earthquake insurance, shall contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.
(e)All property Policies shall contain clauses or endorsements to the effect that:
(i)no act or negligence of Borrower, or anyone acting for Borrower, or of any other insured under the Policy, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;
(ii)the Policy shall not be canceled without at least thirty (30) days written notice to Lender, except ten (10) days’ notice for non-payment of premiums;
(iii)the issuers thereof shall give written notice to Lender if the issuers elect not to renew the Policy prior to its expiration; and

(iv)Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.
(f)If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Properties, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate after three (3) Business Days’ notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Lender deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgages and shall bear interest at the Default Rate.
Section 6.2.Casualty. If any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt written notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the Individual Property pursuant to Section 6.4 hereof as nearly as possible to the condition such Individual Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4 hereof. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve the final settlement, which approval shall not be unreasonably withheld or delayed) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than three and one-half percent (3.5%) of the original principal balance of the Loan and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.
Section 6.3.Condemnation. Borrower shall promptly give Lender notice of the actual or threatened (in writing) commencement of any proceeding for the Condemnation of any Individual Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any portion of any Individual Property is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of such Individual Property pursuant to

Section 6.4 hereof and otherwise comply with the provisions of Section 6.4 hereof. If any Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.
(b)Notwithstanding anything to the contrary contained herein or in any other Loan Document, if the Loan or any portion thereof is included in a REMIC Trust and, immediately following a release of any portion of the Lien of the Mortgage in connection with a Condemnation of an Individual Property (but taking into account any proposed Restoration on the remaining portion of such Individual Property), the Loan-to-Value Ratio is greater than 125% (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust), the principal balance of the Loan must be paid down by an amount not less than the least of the following amounts (in each case without penalty or premium): (i) the Condemnation Proceeds, (ii) the fair market value of the released property at the time of the release, or (iii) an amount such that the Loan-to-Value Ratio (as so determined by Lender) does not increase after the release, unless Lender receives an opinion of counsel that if such amount is not paid, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of the Mortgage. Any such prepayment shall be deemed a voluntary prepayment and shall be subject to Section 2.4.1 hereof (other than the requirements to prepay the Debt in full and provide thirty (30) days’ notice to Lender and other than the requirement to pay a prepayment premium).
Section 6.4.Restoration. The following provisions shall apply in connection with the Restoration of any Individual Property:
(a)If the Net Proceeds shall be less than three and one-half percent (3.5%) of the original principal balance of the Loan and the costs of completing the Restoration shall be less than three and one-half percent (3.5%) of the original principal balance of the Loan, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) hereof are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.
(b)If the Net Proceeds are equal to or greater than three and one-half percent (3.5%) of the original principal balance of the Loan or the costs of completing the Restoration is equal to or greater than three and one-half percent (3.5%) of the original principal balance of the Loan Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1(a)(i), (iv), (ix) and (x) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i)The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:
(A)no Event of Default shall have occurred and be continuing;
(B)(1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the Individual Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Individual Property is taken, and such land is located along the perimeter or periphery of the Individual Property, and not more than a de minimis portion of the Improvements is located on such land;
(C)Leases demising in the aggregate a percentage amount equal to or greater than the Rentable Space Percentage of the total rentable space in the Individual Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation (excluding Leases that expire pursuant to the terms of such Leases during the anticipated restoration period), whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be. The term “Rentable Space Percentage” shall mean (1) in the event the Net Proceeds are Insurance Proceeds, a percentage amount equal to seventy-five percent (75%) and (2) in the event the Net Proceeds are Condemnation Proceeds, a percentage amount equal to seventy-five percent (75%);
(D)Borrower shall as soon as reasonably practicable but in no event later than ninety (90) days after such Casualty or Condemnation, subject to a Force Majeure delay of no more than 120 days pursuant to which the applicable governmental office are closed and Borrower is unable to file an application for a building permit for the Restoration work, commence the Restoration and shall thereafter diligently pursue the same to satisfactory completion (it being agrees that any clean-up, debris removal or demolition or applying for required permits and retaining design professionals shall constitute “commencement” of Restoration for purposes of this clause (D));
(E)Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Individual Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(ii) hereof, if applicable, (3) Reserve Funds available to be applied to Restoration, and/or (4) by other funds of Borrower;

(F)Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2)  such time as may be required under all applicable Legal Requirements in order to repair and restore the applicable Individual Property to the condition it was in immediately prior to such Casualty or to as nearly as reasonably possible the condition it was in immediately prior to such Condemnation, as applicable, or (3) the expiration of the insurance coverage referred to in Section 6.1(a)(ii) hereof;
(G)the Individual Property and the use thereof after the Restoration will be in compliance in all material respects with and permitted under all applicable Legal Requirements;
(H)the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;
(I)such Casualty or Condemnation, as applicable, does not result in the loss of access to the Individual Property or the related Improvements;
(J)the projected Debt Yield for the affected Individual Property as reasonably determined by Lender, after giving effect to the Restoration, shall be equal to or greater than 12.9%; provided, however, that Borrower may, at its sole election, and subject to the provisions of Section 2.4 hereof prepay a portion of the Loan to the extent necessary to satisfy this condition (J) or provide a Letter of Credit with respect to such amount;
(K)Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire estimated cost of completing the Restoration, which budget shall be subject to Lender’s reasonable approval; and
(L)the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable opinion to cover the cost of the Restoration.
(ii)The Net Proceeds shall be held by Lender in an interest-bearing Eligible Account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and Other Obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full (other than Casualty Retainage), and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Individual Property which (1) have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the reasonable satisfaction of Lender by the title company issuing the Title Insurance Policy for the applicable Individual Property or (2) are not being contested in accordance with the terms of Section 5.2.2.
(iii)All plans and specifications required in connection with the Restoration shall be subject to prior review and reasonable acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration and performing work in excess of $500,000, as well as the contracts under which they have been engaged, shall be subject to prior review and approval by Lender and the Casualty Consultant, such approval not to be unreasonably withheld, conditioned or delayed. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.
(iv)In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in Restoration an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage, as to each contractor, subcontractor or materialman engaged in Restoration, shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Individual Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the related Title Insurance Policy. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the applicable contractor, subcontractor or materialman.
(v)Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
(vi)If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are reasonably estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and Other Obligations under the Loan Documents.
(vii)The excess, if any, of the Net Proceeds (and the remaining balance, if any, of the Net Proceeds Deficiency) deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be deposited in the Lockbox Account to be disbursed in accordance with this Agreement, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.
(c)All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) hereof may be retained and applied by Lender toward the payment of the Debt in accordance with Section 2.4.2 hereof, without payment of any prepayment consideration, whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion.
(d)In the event of foreclosure of the Mortgage with respect to an Individual Property, or other transfer of title of an Individual Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning such Individual Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.
(e)Notwithstanding anything to the contrary contained in the Loan Documents (except Section 6.3(b) of this Agreement) to the extent that there is a Casualty or Condemnation with respect to any Triple Net Leased Property for which insurance is maintained by the Tenant for such Triple Net Leased Property with respect thereto or any Individual Property for which insurance is maintained by the counterparty to an REA encumbering such Individual Property, the provisions set forth in the applicable Lease with respect to such Triple Net Leased Property or REA with respect to such Individual Property, as applicable, shall govern the use of such proceeds and Borrower’s obligations in connection with the applicable Restoration; provided that in all cases, to the extent not prohibited by the applicable Lease or REA, Lender shall be entitled hold the Net Proceeds and to controlled the disbursement thereof; and provided further, however, to the extent the compliance by Borrower with the terms and conditions of this Section 6.4 would not breach the terms and provisions of the Lease with respect to such Triple Net Leased Property or REA with respect to such Individual Property, as applicable, Borrower shall comply with the terms and provisions of this Section 6.4 and, provided, further, that Borrower shall not grant its consent, approval or waiver with respect to any disbursement of such Tenant’s insurance proceeds in respect of such Triple Net Leased Property (if such disbursement would violate the terms and provisions of this Section 6.4) as may be requested or required in connection with the terms and provisions of such Lease with respect to such Triple Net Leased Property without first obtaining the written consent, approval, or waiver of Lender (which consent, approval or waiver shall not be unreasonably withheld).
ARTICLE VII – RESERVE FUNDS
Section 7.1.Required Repairs.
7.1.1.Deposits. Borrower shall perform the repairs at the Properties, as more particularly set forth on Schedule 7.1.1 hereto (such repairs hereinafter referred to as “Required Repairs”). Borrower shall complete the Required Repairs on or before the dates set forth on Schedule 7.1.1, subject to Force Majeure delay of no more than one hundred twenty (120) days pursuant to which a Governmental Authority prohibits Borrower from performing the applicable Required Repairs.
Section 7.2.Tax and Insurance Escrow Fund. Borrower shall pay to Lender on each Payment Date during the continuance of a Cash Sweep Period (i) one-twelfth (1/12) of the Taxes and Other Charges that Lender reasonably estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes and Other Charges at least thirty (30) days prior to their respective due dates, and (ii) one-twelfth (1/12) of the Insurance Premiums that Lender reasonably estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”). Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Mortgages. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes, Other Charges and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes, Other Charges and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and Other Charges and/or thirty (30) days prior to expiration of the Policies, as the case may be. Notwithstanding the foregoing provisions of this Section 7.2, provided that no Event of Default has occurred and is continuing, (x) to the extent that any of the insurance required to be maintained by Borrower under this Agreement and/or any other Loan Document is effected under a blanket policy otherwise in conformance with the requirements of Section 6.1 of this Agreement, Borrower shall not be required to make monthly deposits with respect to Insurance Premiums and (y) Borrower shall not be required to make monthly deposits with respect to Taxes or Insurance Premiums with respect to Triple Net Leased Properties, provided that the applicable Tenant is paying Taxes and Insurance Premiums directly pursuant to the terms of the applicable Lease, Borrower delivers to Lender reasonably satisfactory evidence that the Taxes and Insurance Premiums have been paid, the applicable Lease is in full force and effect and the applicable Tenant is not subject to any Bankruptcy Action (and has not assumed such Lease in connection therewith). In the event any Individual Property is released in accordance with the terms and provisions of this Agreement, (1) effective upon the Payment Date immediately following date of such release, Lender shall reduce the monthly deposit required pursuant to this Section 7.2 by an amount equal to the Taxes attributable to such Individual Property and any reduction the Lender reasonably estimates will result in Insurance Premiums, if any, as a result of such release and (2) promptly following Borrower’s written request, Lender shall disburse to Borrower an amount equal to the Taxes allocable to such Individual Property.
Section 7.3.Replacements and Replacement Reserve.
7.3.1.Replacement Reserve Fund. Borrower shall pay to Lender on each Payment Date during the continuance of a Reserve Trigger Period or Cash Sweep Period, an amount equal to one-twelfth (1/12) of twenty cents ($0.20) per rentable square foot at the Properties (other than square footage of any portion of the Properties where a Tenant is responsible for completion of the applicable Replacements (or an appropriate portion to the extent such Tenant is responsible for only a portion of the Replacements in respect of the applicable Individual Property) (the “Replacement Reserve Monthly Deposit”) which amounts are reasonably estimated by Lender to be due for replacements and repairs required to be made to the Property during the calendar year (collectively, the “Replacements”). Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Replacement Reserve Account”.
7.3.2.Disbursements from Replacement Reserve Account.   Lender shall make disbursements from the Replacement Reserve Account to pay Borrower only for the costs of the Replacements. Lender shall not be obligated to make disbursements from the Replacement Reserve Account to reimburse Borrower for the costs of routine maintenance to an Individual

Property, replacements of inventory or for costs which are to be reimbursed from the Required Repair Fund or Rollover Reserve Fund.
(b)Lender shall, upon written request from Borrower and satisfaction of the requirements set forth in this Section 7.3.2, disburse to Borrower amounts from the Replacement Reserve Account necessary to pay for the actual approved costs of Replacements or to reimburse Borrower therefor, upon completion of such Replacements (or, upon partial completion in the case of Replacements made pursuant to Section 7.3.2(e) hereof) as determined by Lender. In no event shall Lender be obligated to disburse funds from the Replacement Reserve Account if a an Event of Default or monetary or material non-monetary Default exists.
(c)Each request for disbursement from the Replacement Reserve Account shall be in a form specified or approved by Lender and shall specify (i) the specific Replacements for which the disbursement is requested and (ii) a reasonably detailed list of the cost of such Replacements. With each request Borrower shall certify that all Replacements have been made in accordance with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the applicable Individual Property to which Replacements are being provided. Each request for disbursement shall include copies of invoices for all items or materials purchased and all contracted labor or services provided and, unless Lender has agreed to issue joint checks as described below in connection with a particular Replacement, each request shall include evidence reasonably satisfactory to Lender of payment of all such amounts. Except as provided in Section 7.3.2(e) hereof, each request for disbursement from the Replacement Reserve Account shall be made only after completion of the Replacement for which disbursement is requested. Borrower shall provide Lender evidence of completion of the subject Replacement satisfactory to Lender in its reasonable judgment.
(d)Borrower shall pay all invoices in connection with the Replacements with respect to which a disbursement is requested prior to submitting such request for disbursement from the Replacement Reserve Account or, at the request of Borrower, Lender will issue joint checks, payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with a Replacement. In the case of payments made by joint check, Lender may require a waiver of lien from each Person receiving payment in an amount equal to or greater than $500,000.00 prior to Lender’s disbursement from the Replacement Reserve Account. In addition, as a condition to any disbursement, Lender may require Borrower to obtain lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than $500,000.00 for completion of its work or delivery of its materials. Any lien waiver delivered hereunder shall conform to the requirements of applicable law and shall cover all work performed and materials supplied (including equipment and fixtures) for the Individual Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current reimbursement request (or, in the event that payment to such contractor, supplier, subcontractor, mechanic or materialmen is to be made by a joint check, the release of lien shall be effective through the date covered by the previous release of funds request).
(e)If the contractor performing such Replacement requires periodic payments pursuant to terms of a written contract, a request for reimbursement from the Replacement

Reserve Account may be made after completion of a portion of the work under such contract, provided (A) such contract requires payment upon completion of such portion of the work, (B) the materials for which the request is made are on site at the Individual Property and are properly secured or have been installed in the Individual Property, (C) all other conditions in this Agreement for disbursement have been satisfied, and (D) if required by Lender, each contractor or subcontractor receiving payments under such contract in an amount equal to or greater than $500,000.00 shall provide a waiver of lien with respect to amounts which have been paid to that contractor or subcontractor.
(f)Borrower shall not make a request for disbursement from the Replacement Reserve Account more frequently than once in any calendar month and (except in connection with the final disbursement) the total cost of all Replacements in any request shall not be less than $25,000.00.
7.3.3.Performance of Replacements.   Borrower shall make Replacements when required in order to keep the Properties in condition and repair consistent with other comparable properties in the same market segment in the metropolitan area in which the applicable Individual Property is located, and to keep each Individual Property or any portion thereof from deteriorating. Borrower shall complete all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.
(b)Lender reserves the right, at its option, to approve all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Replacements provided that the total cost of such labor or materials under such contract or work order is equal to or greater than $500,000. Upon Lender’s request, Borrower shall collaterally assign any contract or subcontract to Lender.
(c)In the event Lender determines in its reasonable discretion that any Replacement is not being performed in a workmanlike or timely manner or that any Replacement has not been completed in a workmanlike or timely manner, Lender shall have the option to withhold disbursement for such unsatisfactory Replacement and, if an Event of Default is continuing, to proceed under existing contracts or to contract with third parties to complete such Replacement and to apply the Replacement Reserve Fund toward the labor and materials necessary to complete such Replacement, without providing any prior notice to Borrower and to exercise any and all other remedies available to Lender upon an Event of Default hereunder.
(d)In order to facilitate Lender’s completion or making of such Replacements pursuant to Section 7.3.3(c) above, Borrower grants Lender the right to enter onto any Individual Property and perform any and all work and labor necessary to complete or make such Replacements and/or employ watchmen to protect such Individual Property from damage (subject to the rights of Tenants under Leases); provided, however, that Lender shall not exercise such right unless an Event of Default is continuing. All sums so expended by Lender, to the extent not from the Replacement Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgages. For this purpose Borrower constitutes and appoints Lender its true and lawful attorneyinfact with full power of substitution to complete or undertake such Replacements in the name of Borrower. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney-in-fact as follows: (i) to use any funds in the Replacement Reserve Account for the purpose of making or completing such Replacements; (ii) to make such additions, changes and corrections to such Replacements as shall be reasonably necessary to complete such Replacements; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be reasonably required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against any Individual Property, or as may be reasonably necessary for the completion of such Replacements, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with any Individual Property or the rehabilitation and repair of any Individual Property; and (vii) to do any and every act reasonable which Borrower might do in its own behalf to fulfill the terms of this Agreement.
(e)Nothing in this Section 7.3.3 shall: (i) make Lender responsible for making or completing any Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Fund to make or complete any Replacement; (iii) obligate Lender to proceed with any Replacements; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Replacement.
(f)Upon reasonable advance notice, Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties making Replacements pursuant to Section 7.3.3(d) (excluding ordinary repairs that are not Capital Expenditures) to enter onto each Individual Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Replacements and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Replacements which are or may be kept at each Individual Property, and to complete any Replacements made pursuant to Section 7.3.3(d) (excluding ordinary course repairs that are not Capital Expenditures). Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 7.3.3(f) or the completion of Replacements pursuant to this Section 7.3.3 (excluding ordinary course repairs that are not Capital Expenditures).
(g)With respect to disbursements in respect of an Individual Property in excess of $500,000, Lender may require an inspection of the applicable Individual Property at Borrower’s expense prior to making a monthly disbursement from the Replacement Reserve Account in order to verify completion of the Replacements for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender in its reasonable discretion and/or may require a copy of a certificate of completion by an independent qualified professional reasonably acceptable to Lender prior to the disbursement of any amounts from the Replacement Reserve Account. Borrower shall pay the reasonable out-of-pocket expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(h)The Replacements and all materials, equipment, fixtures, or any other item comprising a part of any Replacement shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other liens (except for those Liens existing on the date of this Agreement which have been approved in writing by Lender).
(i)With respect to disbursements in respect of an Individual Property in excess of $500,000, before each disbursement from the Replacement Reserve Account, Lender may require Borrower to provide Lender with a search of title to the applicable Individual Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s liens or other liens of any nature have been placed against the applicable Individual Property since the date of recordation of the related Mortgage and that title to the applicable Individual Property is free and clear of all Liens (other than the lien of the related Mortgage, Permitted Encumbrances and any other Liens previously approved in writing by Lender, if any).
(j)All Replacements shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the applicable Individual Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.
(k)In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with a particular Replacement. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed. Certified copies of such policies shall be delivered to Lender.
7.3.4.Failure to Make Replacements.   It shall be an Event of Default under this Agreement if Borrower fails to comply with any provision of this Section 7.3 and such failure is not cured within the time period provided for in Section 8.1(a)(xv). Upon the occurrence of such an Event of Default, Lender may use the Replacement Reserve Fund (or any portion thereof) for any purpose, including but not limited to completion of the Replacements as provided in Section 7.3.3, or for any other repair or replacement to any Individual Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s foregoing right to withdraw and apply sums from the Replacement Reserve Fund shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.
(b)Nothing in this Agreement shall obligate Lender to apply all or any portion of the Replacement Reserve Fund on account of an Event of Default to payment of the Debt or in any specific order or priority.
7.3.5.Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 7.4.Rollover Reserve.
7.4.1.Deposits to Rollover Reserve Fund. Borrower shall pay to Lender on each Payment Date during a Reserve Trigger Period or a Cash Sweep Period, an amount equal to one-twelfth (1/12) of one dollar ($1.00) per rentable square foot at the Properties (excluding square footage of any Triple Net Leased Properties) (the “Rollover Reserve Monthly Deposit”), which amounts shall be deposited with and held by Lender for tenant improvement and leasing commission obligations incurred following the date hereof. Amounts so deposited shall hereinafter be referred to as the “Rollover Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Rollover Reserve Account”.
(b)In addition to the required deposits set forth in paragraph (a) above, during the existence of a Reserve Trigger Period or a Cash Sweep Period the following items shall be deposited into the Rollover Reserve Account and held as Rollover Reserve Funds and shall be disbursed and released as set forth in Section 7.4.2 below, and Borrower shall advise Lender at the time of receipt thereof of the nature of such receipt so that Lender shall have sufficient time to instruct the Cash Management Bank to deposit and hold such amounts in the Rollover Reserve Account pursuant to the Cash Management Agreement: (i) all sums paid to Borrower (net of expenses to be paid by Borrower and excluding any fee paid to Borrower of up to $25,000.00 per transaction) with respect to (A) a modification of any Lease or otherwise paid in connection with Borrower taking any action under any Lease (e.g., granting a consent) or waiving any provision thereof (but excluding any base rent or additional rent paid in connection with any modification), (B) any settlement of claims of Borrower against third parties in connection with any Lease or (C) any rejection, termination, surrender or cancellation of any Lease (including in any bankruptcy case) or any lease buy-out or surrender payment from any Tenant (including any payment relating to unamortized tenant improvements and/or leasing commissions) (amounts set forth in this clause (C), collectively, “Lease Termination Payments”), and (ii) any holdover rents or use and occupancy fees from any Tenant or former Tenant (to the extent not paid for current or prior use and occupancy or holdover rent), or any security deposit retained by Borrower following an event of default under a Lease, in each case, less any amounts expended by Borrower in connection with the transactions giving rise to such payment and amounts applied to accrued rents, which amounts shall be retained by Borrower. Upon the re-tenanting of a premises for which a Lease Termination Payment has been made, any remaining Lease Termination Payments applicable to such premises shall, at Borrower’s request, be disbursed to Borrower upon delivery to Lender an estoppel certificate executed by the applicable Tenant stating, among other things, and, provided the same is required under the applicable Lease, that (i) such Tenant’s Lease is in full force and effect, (ii) such Tenant has accepted all tenant improvements under its Lease and no further allowances exist, (iii) such Tenant is in occupancy of the premises described in its Lease, open for business and paying full, unabated rent without any offset.
7.4.2.Withdrawal of Rollover Reserve Funds. Provided no Default or an Event of Default is continuing, Lender shall make disbursements from the Rollover Escrow Fund for tenant improvement and leasing commission obligations incurred by Borrower. All such expenses shall be Approved TI/LC Expenses or otherwise approved by Lender in its sole discretion. Lender shall make disbursements as requested by Borrower on a monthly basis in increments of no less than $5,000.00 upon delivery by Borrower of Lender’s standard form of draw request accompanied by copies of paid invoices for the amounts requested and, if required by Lender, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment in excess of $500,000. Lender may require an inspection of the Properties at Borrower’s expense prior to making a quarterly disbursement in order to verify completion of improvements for which reimbursement is sought.
Section 7.5.Intentionally Omitted.
Section 7.6.Outstanding TI/LC Reserve.
7.6.1.Deposits to Outstanding TI/LC Account. Borrower shall pay to Lender on the Closing Date a deposit in the amount of $1,023,855 (“Outstanding TI/LC Deposit”), which amount shall be deposited with and held by Lender to cover outstanding tenant improvement obligations and leasing commissions for the tenants described on Schedule 7.6 attached hereto. Amounts so deposited shall hereinafter be referred to as the “Outstanding TI/LC Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as the “Outstanding TI/LC Reserve Account”.
7.6.2.Disbursements from Outstanding TI/LC Reserve Account.
(a)Provided no Event of Default has occurred and is continuing, Lender shall disburse funds from the Outstanding TI/LC Reserve Account for outstanding tenant improvement and leasing commission obligations under the Leases for the Tenants described on Schedule 7.6. Lender shall make such disbursements as requested by Borrower on a monthly basis within ten (10) Business Days of delivery by Borrower of Lender’s standard form of draw request accompanied by either copies of paid invoices for the amounts requested or evidence reasonably satisfactory to Lender that invoices submitted to Lender in connection with the previous draw have been paid and, if required by Lender, conditional lien waivers and releases from all parties furnishing materials and/or services costing in excess of $500,000.00 in connection with the requested payment. With respect to disbursements in respect of an Individual Property in excess of $500,000, Lender may, to the extent any tenant improvement would reasonably require an inspection of the applicable Individual Property at Borrower’s reasonable expense prior to making a monthly disbursement for outstanding tenant improvement and leasing commission obligations in order to verify completion of tenant improvements for which reimbursement is sought. As a condition to the final disbursement to be made from the Outstanding TI/LC Reserve Account with respect to any Tenant, Borrower shall deliver to Lender an estoppel certificate executed by the applicable Tenant stating, among other things, and, provided the same is required under the applicable Lease, that (i) such Tenant’s Lease is in full force and effect, (ii) such Tenant has accepted all tenant improvements under its Lease and no further allowances exist, (iii) such Tenant is in occupancy of the premises described in its Lease, open for business and paying full, unabated rent without any offset. Following delivery of the items noted above and final disbursement from the Outstanding TI/LC Reserve Account with respect to any Tenant, Lender shall disburse any excess proceeds, if any, in the Outstanding TI/LC Reserve Account allocated to such Tenant to Borrower. Notwithstanding anything to the contrary contained in this Section 7.6.2 to the extent a Tenant is performing the work to be funded or reimbursed from the Outstanding TI/LC Reserve Fund in accordance with the terms of its Lease, provided no Event of Default is then continuing, Lender shall make disbursements from the Outstanding TI/LC Reserve Account upon receipt from Borrower of an Officer’s Certificate stating that the work for which Borrower is requesting a disbursement has been completed in accordance with the terms of the applicable Lease.
(b)Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties to enter onto the Individual Property during normal business hours (subject to the rights of Tenants under their Leases) and upon reasonable advance written notice to inspect the progress of any outstanding tenant improvement obligations and/or leasing commissions and all materials being used in connection therewith, and, to the extent applicable, to examine all plans and shop drawings relating to such outstanding tenant improvement obligations. Borrower shall use commercially reasonable efforts to cause all contractors and subcontractors to reasonably cooperate with Lender or Lender’s representatives in connection with the inspections described above.
(c)Nothing in this Section 7.6 shall: (i) make Lender responsible for completing any outstanding tenant improvement obligations and/or leasing commissions; (ii) require Lender to expend funds in addition to the Outstanding TI/LC Reserve Fund to make or complete any leasing items; (iii) obligate Lender to proceed with any outstanding tenant improvement obligations and/or leasing commissions; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any outstanding tenant improvement obligations and/or leasing commissions.
(d)In the event any Individual Property is released in accordance with the terms and provisions of this Agreement, promptly following Borrower’s written request, Lender shall disburse to Borrower an amount equal to any Outstanding TI/LC Reserve Funds allocable to such Individual Property.
Section 7.7.Free Rent Reserve.
7.7.1.Deposit to Free Rent Reserve Fund. Borrower shall pay to Lender on the Closing Date a deposit in the amount of $229,626 (“Free Rent Deposit”), which amount shall be deposited with and held by Lender to cover free rent, gap rent or rent abatement for the tenants set forth on Schedule 7.7 attached hereto. Amounts so deposited shall hereinafter be referred to as the “Free Rent Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as the “Free Rent Reserve Account”.
7.7.2.Disbursements of Free Rent Reserve Funds. Provided no Event of Default has occurred and is continuing, Lender shall disburse the amounts on deposit in the Free Rent Reserve Account to the Lockbox Account on a monthly basis in accordance with Schedule 7.7 attached hereto. Following the expiration of the free rent period with respect to any Tenant as outlined on Schedule 7.7, Lender shall disburse any excess proceeds, if any, in the Free Rent Reserve allocated to such Tenant, to Borrower. In the event any Individual Property is released in accordance with the terms and provisions of this Agreement, promptly following

Borrower’s written request, Lender shall disburse to Borrower an amount equal to any Free Rent Reserve Funds allocable to such Individual Property.
Section 7.8.Intentionally Omitted.
Section 7.9.Excess Cash Flow Reserve Fund.
7.9.1.Deposits to Excess Cash Flow Reserve Fund. During a Cash Sweep Period, Borrower shall deposit with Lender all Excess Cash Flow in the Cash Management Account, which shall be held by Lender as additional security for the Loan and amounts so held shall be hereinafter referred to as the “Excess Cash Flow Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Excess Cash Flow Reserve Account”.
7.9.2.Release of Excess Cash Flow Reserve Funds. During a Debt Yield Trigger Period, so long as no Event of Default has occurred and is continuing and no Bankruptcy Action of Borrower has occurred and provided that there is $0 in the Rollover Reserve Fund, Lender shall disburse within three (3) Business Days of Borrower’s written request and no more frequently than monthly, Excess Cash Flow Reserve Funds to pay for Approved TI/LC Expenses. Upon the occurrence of a Cash Sweep Event Cure, all Excess Cash Flow Reserve Funds shall be deposited into the Lockbox Account to be disbursed in accordance with the Lockbox Agreement. Any Excess Cash Flow Reserve Funds remaining after the Debt has been paid in full shall be paid to Borrower.
Section 7.10.Reserve Funds, Generally.   Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt.
(b)Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion.
(c)The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender. The Reserve Funds shall be held in an Eligible Account in Permitted Investments as directed by Lender or Lender’s Servicer. All Reserve Funds shall be held by Lender in one or more interest-bearing accounts with all interest on a Reserve Fund shall be added to or become a part thereof. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower.
(d)Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(e)Lender and Servicer shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds, except to the extent arising from the gross negligence or willful misconduct of Lender or Servicer. Borrower shall indemnify Lender and Servicer and hold Lender and Servicer harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established, except to the extent arising from the gross negligence or willful misconduct of Lender or Servicer. Borrower shall assign to Lender all rights and claims Borrower may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.
(f)Any amount remaining in the Reserve Funds after the Debt has been paid in full shall (x) if a New Mezzanine Loan is outstanding, be transferred to the New Mezzanine Lender and (y) if no New Mezzanine Loan is outstanding, be returned to Borrower.
Section 7.11.Letters of Credit.   In no event shall Borrower be an account party to, or have or incur any reimbursement obligations in connection with, any Letter of Credit.
(a)Borrower shall give Lender no less than ten (10) days’ revocable notice of Borrower’s election to deliver a Letter of Credit as permitted pursuant to the terms of this Agreement and Borrower shall pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses actually incurred in connection therewith, if any. Borrower shall not be entitled to draw from any such Letter of Credit.
(b)Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine.
(c)In addition to any other right Lender may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional rights to draw in full any Letter of Credit: (i) with respect to any evergreen Letter of Credit, if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least ten (10) Business Days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) with respect to any Letter of Credit with a stated expiration date, if a substitute Letter of Credit is not provided at least ten (10) Business Days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (iii) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided); or (iv) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Eligible Institution or an Approved Bank; provided, however, that in the event Lender receives any notice referred to in subclause (iv) hereof and Lender, in its reasonable discretion, determines that the security intended to be provided to Lender by the related Letter of Credit is not thereby materially jeopardized, Borrower shall have ten (10) Business Days following receipt of notice from Lender in which to deliver to Lender a replacement Letter of Credit issued by an Eligible Institution; provided, further, that in the event Lender draws on any Letter of Credit upon the happening of an event specified in subclause (i), (ii), (iii) or (iv) above (but specifically excluding any draw related to the occurrence of an Event of Default), Lender shall return to Borrower the funds so drawn in the event Borrower provides Lender with a replacement Letter of Credit issued by an Eligible Institution within thirty (30) days following such draw. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in subclause (i), (ii), (iii) or (iv) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit.
(d)In the event that Borrower elects to deliver a Letter of Credit for which an Affiliate of Borrower provides collateral, and if such Letter of Credit, together with all outstanding Letters of Credit, is in an aggregate amount equal to or greater than ten percent (10%) of the outstanding principal balance of the Loan, then Borrower shall deliver an Additional Insolvency Opinion reasonably acceptable to Lender which takes into account such Letters of Credit.
ARTICLE VIII – DEFAULTS
Section 8.1.Event of Default.   Each of the following events shall constitute an event of default hereunder (an “Event of Default”):
(i)if (A) the Debt is not paid in full on the Maturity Date, (B) any regularly scheduled monthly payment is not paid in full on the applicable date when due, (C) any deposit to a Reserve Account is not paid in full on the applicable date when due; provided that no more than two times in any calendar year, Borrower shall have a grace period of three (3) Business Days with respect to deposits to Reserve Accounts or (D) any other payments are not made on the required deposit date therefor with such failure continuing for five (5) Business Days after written notice from Lender (and provided that, no Event of Default shall result under this clause (i) from where sums sufficient to pay such amounts are available from funds held in any Reserve Accounts and are available to pay for such amounts, and Lender fails to pay the same, unless such failure is due to Lender’s access to such funds being restricted in any manner);
(ii)subject to Borrower’s right to contest as set forth in Section 5.1.2, if any of the Taxes or Other Charges are past due and are not paid (provided that, no Event of Default shall result under this clause (ii) from a failure to pay Taxes or Other Charges, where sums sufficient to pay such amounts are available from funds held by Lender in the Tax and Insurance Reserve Account for the purpose of paying such Taxes or Other Charges, and Lender fails to pay the same, unless such failure is due to Lender’s access to such funds being restricted in any manner);

(iii)if the Policies are not kept in full force and effect (provided that, no Event of Default shall result under this clause (iii) from a failure to pay Insurance Premiums, where sums sufficient to pay such amounts are available from funds held by Lender in the Tax and Insurance Reserve Account for the purpose of paying such Insurance Premiums, and Lender fails to pay the same, unless such failure is due to Lender’s access to such funds being restricted in any manner);
(iv)except as expressly permitted pursuant to Section 5.2.10, if Borrower Transfers or otherwise encumbers any portion of any Individual Property without Lender’s prior written consent in violation of the provisions of this Agreement or Article 6 of the Mortgages (and such violation is not cured or removed within any applicable time period set forth herein or in the Mortgages);
(v)if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made; provided, however, that if such representation or warranty which was false or misleading in any material respect is, by its nature, curable and is not reasonably likely (during the cure period specified in this clause (v)) to have a Material Adverse Effect, and such representation and warranty was not, to the best of Borrower’s knowledge, false or misleading in any material respect when made, then the same shall not constitute an Event of Default unless Borrower has not cured the same within five (5) Business Days after receipt by Borrower of notice from Lender in writing of such breach, it being understood that Borrower hereby indemnifies and holds Lender harmless from any losses Lender incur or suffer as a result of the permitted cure rights set forth in this clause (v);
(vi)if Borrower shall make an assignment for the benefit of creditors;
(vii)if a receiver, liquidator or trustee shall be appointed for Borrower or any other guarantor under any guarantee issued in connection with the Loan or if Borrower shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, or if any proceeding for the dissolution or liquidation of Borrower shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower upon the same not being discharged, stayed or dismissed within ninety (90) days;
(viii)if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
(ix)if Guarantor or any guarantor or indemnitor under any guaranty or indemnity issued in connection with the Loan shall make an assignment for the benefit of creditors or if a receiver, liquidator or trustee shall be appointed for Guarantor or any guarantor or indemnitor under any guarantee or indemnity issued in connection with the Loan or if Guarantor or such other guarantor or indemnitor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Guarantor or such other guarantor or indemnitor, or if any proceeding for the dissolution or liquidation of Guarantor or such other guarantor or indemnitor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor or such other guarantor or indemnitor, upon the same not being discharged, stayed or dismissed within ninety (90) days; provided, further, however, it shall be at Lender’s option to determine whether any of the foregoing shall be an Event of Default;
(x)if there is a breach of (I) any covenant contained in Section 4.1.30 hereof (provided, however, that such breach shall not constitute an Event of Default if (A) such breach was inadvertent, immaterial and non-recurring, (B) in the event such breach is curable, Borrower shall cure such breach within thirty (30) calendar days of the earlier of (1) Borrower’s obtaining actual knowledge of such breach and (2) Borrower’s receipt of notice of such breach, and if such breach is not curable, Borrower causes such breach to cease on a going-forward basis, and (C) within thirty (30) calendar days of the written request by Lender, Borrower causes its legal counsel to deliver an Additional Insolvency Opinion to the effect that such breach shall not impair, negate or amend the opinions rendered in the Insolvency Opinion delivered in connection with the closing of the Loan) or any Additional Insolvency Opinion delivered after the closing of the Loan or (II) any negative covenant contained in Section 5.2 (other than Sections 5.2.1, which is covered by clause (xvi) below); provided, however, that in the case of any breach of a negative covenant (A) described in Section 5.2.2 due to the filing of an involuntary mechanic’s, materialman’s or similar lien or other involuntary lien, such breach shall not constitute an Event of Default under this Section 8.1(a)(x) unless such mechanic’s, materialman’s or similar lien or other involuntary lien, is not discharged (by bonding or otherwise) within thirty (30) days after Borrower has knowledge thereof (subject, however, to Borrower’s right to contest such mechanic’s, materialman’s or similar lien or other involuntary lien in accordance with Section 5.2.2);
(xi)if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect; provided, however, that such breach shall not constitute an Event of Default if (A) such breach was inadvertent, immaterial and non-recurring, (B) such breach is curable and Borrower shall promptly cure such breach within thirty (30) calendar days of Borrower’s obtaining actual knowledge of such breach and (C) within thirty (30) calendar days of the written request by Lender, Borrower causes its legal counsel to deliver an Additional Insolvency Opinion to the effect that such breach shall not impair, negate or amend the opinions rendered in the Insolvency Opinion delivered in connection with the closing of the Loan or any previously delivered Additional Insolvency Opinion;

(xii)if a material default has occurred and continues beyond any applicable cure period under any Management Agreement (or any Replacement Management Agreement) and if such default permits the Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement) and Borrower fails to comply with Section 5.1.22 of this Agreement with respect thereto;
(xiii)if Borrower shall continue to be in Default under any of the terms, covenants or conditions of Section 9.1 hereof, or fails to cooperate with Lender in connection with a Securitization pursuant to the provisions of Section 9.1 hereof, for three (3) Business Days after notice to Borrower from Lender;
(xiv)Borrower shall fail to obtain and/or maintain the Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement, as applicable, as required pursuant to Section 2.2.7 hereof;
(xv)if Borrower or Guarantor shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or the other Loan Documents not specified in subsections (i) to (xiv) above or subsections (xvi) to (xviii) below, for ten (10) Business Days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such nonmonetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days;
(xvi)if an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect;
(xvii)if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower, Guarantor or any Individual Property, or if any other such event shall occur or condition shall exist, if the stated effect of such default, event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt; or
(xviii)if a Lien for the performance of work, the supply of materials or otherwise is filed against any Individual Property or any part thereof or interest therein and remains unsatisfied or unbonded for a period of sixty (60) days after notice thereof from any source whatsoever, unless insured over by the title company.
(b)Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to any or all of the Properties, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Properties, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and Other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.
Section 8.2.Remedies.   Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of any Individual Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Properties and each Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.
(b)With respect to Borrower and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property for the satisfaction of any of the Debt in any preference or priority to any other Individual Property, and Lender may seek satisfaction out of all of the Properties, or any part thereof, in its absolute discretion in respect of the Debt. In addition, upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose the Mortgages in any manner and for any amounts secured by the Mortgages then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose one or more of the Mortgages to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose one or more of the Mortgages to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgages as Lender may elect. Notwithstanding one or more partial foreclosures, the remaining Properties shall remain subject to the Mortgages to secure payment of sums secured by the Mortgages and not previously recovered.
(c)Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder, subject, however, to the proviso clause of the first sentence of Section 9.1.1(c), so long as the weighted average rate of such Severed Loan Documents shall equal the Applicable Rate immediately prior to such severance. During the continuance of an Event of Default, Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance during the continuance of an Event of Default, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) Business Days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.
(d)As used in this Section 8.2, a “foreclosure” shall include, without limitation, any sale by power of sale.
Section 8.3.Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE IX – SPECIAL PROVISIONS
Section 9.1.Securitization.
9.1.1.Sale of Notes and Securitization.   Borrower acknowledges and agrees that Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”). Notwithstanding the foregoing, provided no Event of Default is continuing, Lender may not transfer or participate any direct or indirect interest in the Loan to any of the Persons identified on Schedule 9.1.1 hereof, or any Affiliate of such Persons.
(b)At the request of Lender, and to the extent not already required to be provided by or on behalf of Borrower under this Agreement, Borrower shall use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender or take other actions reasonably required by Lender, in each case in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization. Subject to Lender’s standard confidentiality procedures then in effect (provided that nothing in this Agreement will restrict the ability of the Lender to provide the term sheet, offering circular and other Disclosure Documents to investors or prospective investors in connection with the Securitization), Lender shall have the right to provide to prospective investors and the Rating Agencies any information in its possession, including, without limitation, financial statements relating to Borrower, Guarantor, the Properties and any Tenant of the Improvements. Borrower acknowledges that certain information regarding the Loan and the parties thereto and the Properties may be included in a private placement memorandum, prospectus or other disclosure documents. Borrower agrees that each of Borrower, Guarantor and their respective officers and representatives, shall, at Lender’s request, at its sole cost and expense (but subject to Section 9.1.2), cooperate with Lender’s efforts to arrange for a Securitization in accordance with the market standards to which Lender customarily adheres and/or which may be required by prospective investors and/or the Rating Agencies in connection with any such Securitization. Borrower and Guarantor agree to review, at Lender’s request in connection with the Securitization, the Disclosure Documents as such Disclosure Documents relate to Borrower, Guarantor, the Properties and the Loan, including without limitation, the sections entitled “Portfolio Overview”, “Executive Summary”, “Investment Highlights”, “Sources & Uses”, “Capital Structure”, “Transaction Highlights”, “Mortgage Loan Terms”, “Portfolio Overview”, “Historical Occupancy,” “COVID-19 Update,” “Anchored Shopping Centers”, “Tenancy Overview”, “Top Tenant Overview”, “Top Tenants Summary”, “Rollover Schedule”, “Historical Financials and Underwriting”, “The Center at Hobbs Brook”, “Lafayette Pavilion”, “Almeda Crossing”, “Beaver Creek Shopping Center”, “Crosspoint Shopping Center” and “Sponsor Overview,” “Summary of the Offering Circular,” “Risk Factors,” “Description of the Properties,” “Description of the Borrowers and Related Parties”, “Descriptions of the Property Manager, the Management Agreements and the Assignment of Management Agreements,” “Description of the Mortgage Loan,” “Certain Legal Aspects of the Mortgage Loan,” Annex A-1 (Mortgage Loan

Collateral Schedule), Annex A-2 (Additional Information Regarding the Properties), Annex E (Representations and Warranties of the Borrowers) and Annex H (Organizational Structure of the Borrowers) (or sections similarly titled or covering similar subject matters), and shall confirm that the factual statements and representations contained in such sections and such other information in the Disclosure Documents (to the extent such information relates to, or is based on, or includes any information regarding the Properties, Borrower, Guarantor, Manager and/or the Loan) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.
(c)Borrower agrees to make upon Lender’s written request, without limitation, all structural or other changes to the Loan (including delivery of one or more new component notes to replace any original note or modify any original note to reflect multiple components of the Loan and such new notes or modified note may have different interest rates and amortization schedules, but excluding mezzanine notes), modifications to any documents evidencing or securing the Loan, delivery of opinions of counsel reasonably acceptable to the Approved Rating Agencies or potential investors and addressing such matters as the Approved Rating Agencies or potential investors may reasonably require; provided, however, that in creating such new notes or modified notes Borrower shall not be required to (i) modify the weighted average interest rate immediately prior to such modification payable under the Note (except as such weighted average interest rate may increase in connection with prepayments by reason of casualty or condemnation or following an Event of Default), (ii) modify the stated maturity of the Note, (iii) modify the aggregate amortization of principal of the Note, (iv) modify  any other economic or other term of the Loan (other than to a de minimis extent), (v) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents or (vi) create a mezzanine loan or grant, or cause to be granted, any equity pledges. In connection with the foregoing, Borrower covenants and agrees to modify the Cash Management Agreement to reflect the newly created components.
(d)If requested by Lender, Borrower shall provide Lender, promptly upon request, with any financial statements, financial, statistical or operating information or other information as Lender shall determine necessary or appropriate (including items required (or items that would be required if the Securitization were offered publicly) pursuant to Regulation AB under the Securities Act, or the Exchange Act, or any amendment, modification or replacement thereto) or required by any other legal requirements, in each case, in connection with any private placement memorandum, prospectus or other disclosure documents or materials or any filing pursuant to the Exchange Act in connection with the Securitization or as shall otherwise be reasonably requested by Lender.
(e)Borrower agrees that each participant pursuant to Section  9.1.1(a) shall be entitled to the benefits of Section 2.2.3(e) and (f) and Section 2.7 (subject to the requirements and limitations therein, including the requirements under Section 2.7(e) (it being understood that the documentation required under Section 2.7(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such participant shall not be entitled to receive any greater payment under Section 2.2.3(f) or Section 2.7, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in a requirement of law or in the interpretation or application thereof, or compliance by such participant or the participating Lender with any request or directive (whether or not having the force of law) issued from any central bank or other Governmental Authority, in each case after the participant acquired the applicable participation.
(f)JPMorgan Chase Bank, National Association, or an agent appointed by it, in either case acting solely for this purpose as an agent of Borrower, shall maintain a register for the recordation of the names and addresses of each Lender, and the principal amounts (and stated interest) of the Loan owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower and each Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(g)Each Lender that sells a participation pursuant to Section 9.1.1(a) shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
9.1.2.Securitization Costs. All reasonable third party costs and expenses incurred by Borrower and Guarantors in connection with Borrower’s complying with requests made under this Section 9.1 shall be paid by Borrower; provided, that, unless an Event of Default is continuing, Borrower shall not be required to pay any such costs or expenses that are incurred after the Closing Date in excess of $200,000; provided that any legal fees or expenses incurred by Borrower or its Affiliates shall not be considered with respect to such limitation.
9.1.3.Uncross of Properties. Borrower agrees that at any time Lender shall have the unilateral right to elect to uncross any of the Properties (the “Affected Property”). In furtherance thereof, Lender shall have the right to (i) sever or divide the Note and the other Loan Documents in order to allocate to such Affected Property the portion of the Loan allocable to such Property (the “Allocated Loan Amount”) evidenced by a new note and secured by such other loan documents (collectively, the “New Note”) having a principal amount equal to the Loan Amount applicable to such Affected Property, (ii) segregate the applicable portion of each of the Reserve Funds relating to the Affected Property, (iii) release any cross-default and/or cross-collateralization provisions applicable to such Affected Property and (iv) take such additional action consistent therewith; provided, that such New Note secured by such Affected

Property, together with the Loan Documents secured by the remaining Properties, shall not increase in the aggregate (A) any monetary obligation of Borrower under the Loan Documents, or (B) any other obligation of Borrower under the Loan Documents in any material respect. In connection with the transfer of any such Affected Property as provided for in this Section 9.1.3, the Loan shall be reduced by an amount equal to amount of the New Note applicable to such Affected Property and the new loan secured by such Affected Property and evidenced by the New Note shall be in an amount equal to such Allocated Loan Amount. Subsequent to the release of the Affected Property from the lien of the Loan pursuant to this Section 9.1.3, the balances of the components of the Loan shall be the same as they would have been had a prepayment occurred in an amount equal to the Allocated Loan Amount of the Affected Property. At the request of Lender, Borrower shall otherwise reasonably cooperate with Lender in its attempt to satisfy all requirements necessary in order for Lender to obtain written confirmation from the Rating Agencies that such transfer of the Affected Property from the Securitization and splitting of the Loan shall not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof, which requirements shall include, without limitation: (A) delivery of evidence that the single purpose nature and bankruptcy remoteness of Borrowers owning Properties other than the Affected Property following such release have not been adversely affected and are in accordance with the terms and provisions of this Agreement (which evidence may include a “bring-down” of the Insolvency Opinion); and (B) the execution of such documents and instruments and delivery by Lender of such opinions of counsel as are typical for similar transactions, including, an opinion of counsel that the release of the Affected Property will not be a “significant modification” of this Loan within the meaning of Section 1.1001-3 of the regulations of the United States Department of the Treasury and that all other requirements applicable, if any, to a REMIC Trust, have been satisfied or have not otherwise been violated. Provided that no Event of Default shall have occurred and be continuing under the Loan Documents, Lender shall cause all reasonable costs and expenses incurred by Borrower in connection with this Section 9.1.3 (including, without limitation, any costs and expenses incurred by Borrower in connection with the transfer of the Affected Property to a Special Purpose Entity and the maintenance and operation of such Special Purpose Entity) to be paid by Lender.
Section 9.2.Securitization Indemnification. Borrower understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.
(b)The Indemnifying Persons agree to provide, in connection with the Securitization, an indemnification agreement (A) certifying that (i) the Indemnifying Persons have carefully examined the Disclosure Documents, including without limitation, the sections entitled “Portfolio Overview”, “Executive Summary”, “Investment Highlights”, “Sources & Uses”,

“Capital Structure”, “Transaction Highlights”, “Mortgage Loan Terms”, “Portfolio Overview”, “Historical Occupancy,” “COVID-19 Update,” “Anchored Shopping Centers”, “Tenancy Overview”, “Top Tenant Overview”, “Top Tenants Summary”, “Rollover Schedule”, “Historical Financials and Underwriting”, “The Center at Hobbs Brook”, “Lafayette Pavilion”, “Almeda Crossing”, “Beaver Creek Shopping Center”, “Crosspoint Shopping Center” and “Sponsor Overview,” “Summary of the Offering Circular,” “Risk Factors,” “Description of the Properties,” “Description of the Borrowers and Related Parties”, “Descriptions of the Property Manager, the Management Agreements and the Assignment of Management Agreements,” “Description of the Mortgage Loan,” “Certain Legal Aspects of the Mortgage Loan,” Annex A-1 (Mortgage Loan Collateral Schedule), Annex A-2 (Additional Information Regarding the Properties), Annex E (Representations and Warranties of the Borrowers) and Annex H (Organizational Structure of the Borrowers) (or sections similarly titled or covering similar subject matters) and (ii) such sections and such other information in the Disclosure Documents (to the extent such information relates to or includes any Provided Information or any information regarding the Properties, Borrower, Manager and/or the Loan) (collectively with the Provided Information, the “Covered Disclosure Information”) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) jointly and severally indemnifying Lender, any Affiliate of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other counderwriters, coplacement agents or coinitial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any losses, claims, damages, liabilities, costs or expenses (including without limitation legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”) to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities. This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification and reimbursement obligations provided for in clauses (B) and (C) above shall be effective, valid and binding obligations of the Indemnifying Persons, whether or not an indemnification agreement described in clause (A) above is provided.
(c)In connection with Exchange Act Filings, the Indemnifying Persons jointly and severally agree to indemnify (i) the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities.
(d)Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against any Indemnifying Person, notify such Indemnifying Person in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.2 except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 9.2. If any such claim or action shall be brought against an Indemnified Person, and it shall notify any Indemnifying Person thereof, such Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from any Indemnifying Person to the Indemnified Person of its election to assume the defense of such claim or action, such Indemnifying Person shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both an Indemnifying Person, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to the Indemnifying Person, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons. The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which the Indemnifying Person is required hereunder to indemnify such Indemnified Person. No Indemnifying Person shall be liable for the expenses of more than one (1) such separate counsel unless such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Person.
(e)Without the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed), no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless the Indemnifying Person shall have given Lender reasonable prior written notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings. As long as an Indemnifying

Person has complied with its obligations to defend and indemnify hereunder, such Indemnifying Person shall not be liable for any settlement made by any Indemnified Person without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld or delayed).
(f)The Indemnifying Persons agree that if any indemnification or reimbursement sought pursuant to this Section 9.2 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.2), then the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (x) in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of the Indemnifying Persons, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.2, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) the Indemnifying Persons agree that in no event shall the amount to be contributed by the Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees actually received by the Indemnified Persons in connection with the closing of the Loan.
(g)The Indemnifying Persons agree that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. The Indemnifying Persons further agree that the Indemnified Persons are intended third party beneficiaries under this Section 9.2.
(h)The liabilities and obligations of the Indemnified Persons and the Indemnifying Persons under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.
(i)Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.
Section 9.3.Exculpation.
(a)Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgages or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgages and the other Loan Documents, or in the Properties, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Properties, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgages and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgages or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under any of the Mortgages; (c) affect the validity or enforceability of or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of any assignment of leases contained in the Mortgages; or (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by each of the Mortgages or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Properties.
(b)Nothing contained herein shall in any manner or way release, affect or impair the right of Lender to recover, and Borrower shall be fully and personally liable and subject to legal action, for any actual out-of-pocket loss, cost, expense, damage, claim or other obligation (including without limitation reasonable attorneys’ fees and court costs, but excluding consequential, punitive or exemplary damages (except to the extent Lender may actually be liable for such damages to a third-party)) incurred or suffered by Lender arising out of or in connection with the following:
(i)fraud or intentional material misrepresentation by any Individual Borrower or Guarantor or any Affiliate of Borrower or Guarantor in connection with the Loan or the Property;
(ii)the gross negligence or willful misconduct of any Individual Borrower or Guarantor in connection with the Loan or the Properties;
(iii)intentional material physical waste of any Individual Property committed by Borrower or an Affiliate to the extent that (A) sufficient cash is available from the Properties’ income (or made available by Lender out of the Reserve Funds (to the extent such funds would otherwise be permitted to be disbursed for such purpose hereunder), Loan proceeds or otherwise) to prevent such waste and such cash is not so used by Borrower or its Affiliates to prevent such waste, and (B) Lender is not otherwise required under the Loan Documents to pay any such amount directly out of a Reserve Fund then held by Lender and available for such purpose;
(iv)the removal or disposal of any portion of any Individual Property, in violation of the Loan Documents to the extent such furniture, fixtures and equipment and/or other similar items removed are not promptly replaced in the normal course of business with property of substantially the same or better value and utility and removal of obsolete items no longer required for the operation of the Properties;
(v)the misappropriation, misapplication or conversion by Borrower or Guarantor of (A) any Insurance Proceeds paid by reason of any loss, damage or destruction to any Individual Property, (B) any Awards received in connection with a Condemnation of all or a portion of any Individual Property, (C) any Rents during the continuance an Event of Default, or (D) any Rents paid more than one month in advance, in each case in violation of the terms of the Loan Documents; except to the extent Borrower did not have the legal right because of a bankruptcy, receivership or similar proceeding to direct disbursement of such funds;
(vi)the failure to pay Taxes, but only if (A) sufficient cash is available from the Properties’ income (or made available by Lender out of the Reserve Funds (to the extent such funds would otherwise be permitted to be disbursed for such purpose hereunder), Loan proceeds or otherwise) to pay for the same and is not so used by Borrower to do so, and (B) Lender is not otherwise required under the Loan Documents to pay any such amount directly out of a Reserve Fund then held by Lender and available for such purpose; unless such charges are the subject of a bona fide dispute in which Borrower is contesting the amount or validity thereof in accordance with the provisions of the Loan Documents or as otherwise expressly directed by Lender;
(vii)failure to obtain and maintain the fully paid for Policies in accordance with Section 6.1 hereof but only if (A) sufficient cash is available from the Properties’ income (or made available by Lender out of the Reserve Funds (to the extent such funds would otherwise be permitted to be disbursed for such purpose hereunder), Loan proceeds or otherwise) to obtain and maintain such insurance policies and pay such premiums and is not so used by Borrower to do so, and (B) Lender is not otherwise required under the Loan Documents to pay any such amount directly out of a Reserve Fund then held by Lender and available for such purpose;
(viii)failure to pay charges for labor or materials or other charges or judgments that can create Liens on any portion of any Individual Property, but only if (A) sufficient cash is available from the Properties’ income (or made available by Lender out of the Reserve Funds (to the extent such funds would otherwise be permitted to be disbursed for such purpose hereunder), Loan proceeds or otherwise) to pay for the same and is not so used by Borrower to do so, and (B) Lender is not otherwise required under the Loan Documents to pay any such amount directly out of a Reserve Fund then held by Lender and available for such purpose; unless such charges are the subject of a bona fide dispute in which Borrower is contesting the amount or validity thereof in accordance with the provisions of the Loan Documents or as otherwise expressly directed by Lender;
(ix)any security deposits, advance deposits or any other deposits collected with respect to any Individual Property which are not delivered to Lender upon the conclusion of a foreclosure of any Individual Property or action in lieu thereof, to the extent permitted by applicable law, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to such foreclosure or action in lieu thereof;
(x)the failure by Borrower to permit on-site inspections of any Individual Property as and when required under the provisions of this Agreement or any other Loan Documents;
(xi)an act or omission that constitutes a breach of Section 4.1.30 or the definition of “Single Purpose Entity”;
(xii)a breach of Section 9.2 hereof;
(xiii)other than as set forth in Section 9.3(C)(ii)(D), Borrower commits, permits or suffers any Transfer of any direct and/or indirect, legal and/or beneficial, interest in any Individual Property (or any part thereof) or Borrower, in each case, in violation of the terms of the Loan Documents;
(xiv)litigation with any Tenant pursuant to which such Tenant is claiming an overpayment of Rent as a result of the Covid-19 pandemic; and
(xv)the failure to deliver any final zoning and/or cure any material uncured building or zoning code violation described therein.
(c)Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (i) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgages or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (ii) the Debt shall be fully recourse to Borrower (A) in the event of: (1) any Individual Borrower filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (2) the filing of an involuntary petition against any Individual Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law in which Borrower or Guarantor colludes with, or otherwise assists such Person, or solicits or causes to be solicited petitioning creditors for any involuntary petition against any Individual Borrower from any Person; (3) any Individual Borrower filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; or (4) any Individual Borrower making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due (other than (1) at the request of Lender or its agents or employees or in any information provided to Lender pursuant to the Loan Documents or (2) unless failure to make such admission would be a violation of law); (B) if an act or omission that constitutes a breach of Section 4.1.30 or the definition of “Single Purpose Entity” (except with respect to Borrower remaining solvent or maintaining adequate capital or having sufficient cash flow to pay its debts) and such act or omission is adopted by the court in any bankruptcy proceeding as one of the factors relied on as the basis for a substantive consolidation of any Individual Borrower into the estate of any other person; (C) if any Individual Borrower fails to obtain Lender’s prior written consent to any Indebtedness for borrowed money in violation of the terms of this Agreement; (D) (x) in the event of any voluntary direct Transfer of fee title to all or any material portion of any Individual Property (including entering into a “ground lease” and or a Lease of all or substantially all of the space of any Individual Property (other than this compliance with this Agreement) but in all events not including entering into Leases in accordance with the terms of this Agreement), or (y) any Transfer of any direct and/or indirect, legal and/or beneficial, interest in any Individual Property (or any portion thereof) or any Individual Borrower, in each case, which results in the Minimum Hold/Control Requirement failing to be satisfied; or (E) if Guarantor (or any Person comprising Guarantor), any Individual Borrower or any Affiliate of any of the foregoing, in connection with any enforcement action or exercise or assertion of any right or remedy by or on behalf of Lender under or in connection with the Guaranty, the Note, the Mortgage or any other Loan Document, raises a defense or seeks judicial intervention or injunctive or other equitable relief of any kind, or asserts in a pleading filed in connection with a judicial proceeding any defense against Lender or any right in connection with any security for the Loan, and the defense, judicial intervention or injunctive or other equitable relief or right raised or asserted is determined by a court of competent jurisdiction in a non-appealable judgment or ruling to have been frivolous or raised or asserted in bad faith.
Section 9.4.Matters Concerning Manager. If (a) an Event of Default hereunder has occurred and remains uncured, (b) Manager shall become subject to a Bankruptcy Action and Borrower fails to replace the Manager with a Qualified Manager under a Replacement Management Agreement within sixty (60) days of date that Borrower becomes aware of the applicable Bankruptcy Action; provided that, with respect to Manager, such sixty (60) period shall be extended for an additional thirty (30) days in the event that Borrower has diligently identified a Qualified Manager to replace the Manager and the failure to finalize the replacement is due solely to a delay in the Servicer’s approval of such Qualified Manager or receipt of a Rating Agency Confirmation, if required, or (c) a material default affecting any Individual Property occurs under the Management Agreement beyond all applicable notice and cure periods, Borrower shall, at the request of Lender and to the extent permitted under that Management Agreement or Assignment of Management Agreement, as applicable, terminate the Management Agreement and replace the Manager with a Qualified Manager pursuant to a Replacement Management Agreement, it being understood and agreed that the management fee for such Qualified Manager shall not exceed then prevailing market rates.

Section 9.5.Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall be responsible for any reasonable set up fees or any other initial costs relating to or arising under the Servicing Agreement, but Borrower shall not be responsible for payment of the regular monthly master servicing fee or trustee fee due to Servicer under the Servicing Agreement or any fees or expenses required to be borne by, and not reimbursable to, Servicer. Notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for (a) interest payable on advances made by Servicer with respect to delinquent debt service payments (to the extent charges are due pursuant to Section 2.3.4 and interest at the Default Rate actually paid by Borrower in respect of such payments are insufficient to pay the same) or expenses paid by Servicer or trustee in respect of the protection and preservation of the Properties (including, without limitation, payments of Taxes and Insurance Premiums) and (b) all costs and expenses, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees payable by Lender to Servicer: (i) as a result of an Event of Default under the Loan or the Loan becoming specially serviced, an enforcement, refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” of the Loan Documents or of any insolvency or bankruptcy proceeding; (ii) any liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees that are due and payable to Servicer under the Servicing Agreement or the trustee, which fees may be due and payable under the Servicing Agreement on a periodic or continuing basis; (iii) the costs of all property inspections and/or appraisals of the Properties (or any updates to any existing inspection or appraisal) that Servicer or the trustee may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement); or (iv) any special requests made by Borrower or Guarantor during the term of the Loan including, without limitation, in connection with a prepayment, defeasance, assumption or modification of the Loan; provided, that are fees charged by Servicer pursuant to this clause (b) shall be market standard fees charged to borrowers similarly situated to Borrower. Provided that the Loan has not been transferred to special servicing and no Event of Default is continuing, Borrower shall only be required to deal with a single Lender or Servicer.
ARTICLE X – MISCELLANEOUS
Section 10.1.Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.
Section 10.2.Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.
Section 10.3.Governing Law.   THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE MORTGAGES SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE INDIVIDUAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
(b)ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL

OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER AGREES THAT SERVICE OF PROCESS UPON BORROWER’S ADDRESS AT 540 MADISON AVENUE, NEW YORK, NEW YORK 10022 AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO SUCH ADDRESS IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGE IN THE ADDRESS FOR BORROWER SET FORTH IN THIS SECTION 10.3, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE AN AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK, AND (III) SHALL PROMPTLY DESIGNATE AN AUTHORIZED AGENT IF BORROWER CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION.
Section 10.4.Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
Section 10.5.Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
Section 10.6.Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):
If to Lender:    JPMorgan Chase Bank, National Association
383 Madison Avenue, 8th Floor
New York, New York 10179
Attention: Simon B. Burce
Facsimile No.: (212) 834-6029
with a copy to:        JPMorgan Chase Bank, National Association
            4 Chase Metrotech Center, 4th Floor
            Brooklyn, New York 11245-0001
            Attention: Nancy S. Alto
Facsimile No.: (917) 546-2564

and
    Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, New York 10281
Attention: Bonnie Neuman, Esq.
Facsimile No.: (212) 504-6666
and to:    DBR Investments Co. Limited
60 Wall Street, 10th Floor
New York, NY 10005
Attention: Robert W. Pettinato, Jr.
Facsimile No. (212) 797-4489

and to:    DBR Investments Co. Limited
60 Wall Street, 10th Floor
New York, NY 10005
Attention: General Counsel
Facsimile No. (646) 736-5721
If to Borrower:    CIM Real Estate Finance Trust, Inc.
540 Madison Avenue, 8th Floor
New York, New York 10022
Attention: Daniel Ottensoser
Facsimile No.: (602) 926-2290
With a copy to:     CIM Real Estate Finance Trust, Inc.
2398 East Camelback Road, 4th Floor
Phoenix, Arizona 85016

Attention: Legal Counsel
Facsimile No.: [____________]

With a copy to:     Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Harris B. Freidus, Esq.
Facsimile No.: (212) 492-0064
A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming (unless such receipt is not on a Business Day, or is after 5:00 p.m. on a Business Day, in the place to which such notice was so transmitted, in which case notice shall be deemed to have been given on the next Business Day). Delivery of notice by email or telecopy alone does not constitute effective delivery, unless delivery is performed through an additional method (other than email and telecopy) in accordance with this Section 10.6. Any notice which the intended recipient refuses to accept shall be deemed to be given to, and received by, such recipient at the time of such refusal.
Section 10.7.Trial by Jury. BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.
Section 10.8.Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 10.9.Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10.Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
Section 10.11.Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.
Section 10.12.Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.
Section 10.13.Expenses; Indemnity.   Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender, within ten (10) Business Days after receipt of written notice from Lender for all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Properties); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, specifically with respect to the Loan (excluding, for the avoidance of doubt, Lender’s regulatory, accounting, audit and overhead costs generally); (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Properties, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Properties (including, without limitation, any fees and expenses incurred by or payable to Servicer or a trustee in connection with the transfer of the Loan to a special servicer upon Servicer’s anticipation of a Default or Event of Default, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees and interest payable on advances made by the Servicer with respect to delinquent debt service payments or expenses of curing Borrower’s defaults under the Loan Documents), or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings or any other amounts required under Section 9.5; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Lockbox Account or Cash Management Account, as applicable.
(b)Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Party shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Indemnified Party in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties. This Section 10.13(b) shall not apply with respect to Section 2.7 Taxes other than any Section 2.7 Taxes that represent liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses or disbursements arising from any non-tax claim.
(c)Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.
(d)Borrower shall jointly and severally indemnify the Lender and each of its respective officers, directors, partners, employees, representatives, agents and Affiliates against any liabilities to which Lender, each of its respective officers, directors, partners, employees, representatives, agents and Affiliates, may become subject in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the liabilities arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of Borrower to the Rating Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in the Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading.
Section 10.14.Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
Section 10.15.Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
Section 10.16.No Joint Venture or Partnership; No Third Party Beneficiaries.
Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancyincommon, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Properties other than that of mortgagee, beneficiary or lender.
(b)This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.
Section 10.17.Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, JPMorgan Chase Bank, National Association or any of their Affiliates shall be subject to the prior written approval of Lender and JPMorgan Chase Bank, National Association (unless such released, publicity or advertisement is required by a Governmental Authority and reasonably satisfactory evidence of such requirement is delivered to Lender), such approval not to be unreasonably withheld.
Section 10.18.Cross Default; Cross Collateralization;Waiver of Marshalling of Assets.
(a) Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Borrower agrees that the Mortgages are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Mortgages shall constitute an Event of Default under each of the other Mortgages which secure the Note; (ii) an Event of Default under the Note or this Agreement shall constitute an Event of Default under each Mortgage; (iii) each Mortgage shall constitute security for Note A-1 (Amended and Restated) and Note A-2 (Amended and Restated) as if a single blanket lien were placed on all of the Properties as security for the Note A-1 (Amended and Restated) and Note A-2 (Amended and Restated); (iv) each Mortgage (other than the Amended and Restated Mortgages executed by the Florida Borrowers) shall constitute security for Note A-1-A and Note A-2-A as if a single blanket lien were placed on all of the Properties as security for the Note A-1-A and Note A-2-A and (v) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance.
(b)To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Mortgages, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgages, any equitable right otherwise available to Borrower which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure Borrower does hereby expressly consents to and authorizes, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.
Section 10.19.Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.
Section 10.20.Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.
Section 10.21.Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.
Section 10.22.Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.
Section 10.23.Joint and Several Liability. If Borrower consists of more than one (1) Person the obligations and liabilities of each Person shall be joint and several.
Section 10.24.Co-Lender.

(a)Borrower hereby acknowledges and agrees that notwithstanding the fact that the Loan may be serviced by Servicer, prior to a Securitization of the Loan, all requests for approval and consents hereunder and in every instance in which Lender’s consent or approval is required, Borrower shall be required to obtain the consent and approval of each of JPM and DBR and all copies of documents, reports, requests and other delivery obligations of Borrower required hereunder shall be delivered by Borrower to each Co-Lender; provided, however, that prior to a Securitization, Borrower shall be entitled to rely upon communication or acts of any Servicer appointed by the Co-Lenders.
(b)Following the Closing Date (i) the liabilities of Lender shall be several and not joint, (ii) no Co-Lender shall be responsible for the obligations of any other Co-Lender, and (iii) each Co-Lender shall be liable to Borrower only for their respective Ratable Share of the Loan. Notwithstanding anything to the contrary herein, all indemnities by Borrower and obligations for costs, expenses, damages or advances set forth herein shall run to and benefit each Co-Lender in accordance with its Ratable Share.
(c)Each Co-Lender agrees that it has, independently and without reliance on any other Co-Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and their respective Affiliates and decision to enter into this Agreement and that it will, independently and without reliance upon any other Co-Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document.
Section 10.25.Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:
(a)the right to routinely consult with and advise Borrower’s management regarding the significant business activities and business and financial developments of Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultation meetings should occur on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times and upon reasonable advance notice;
(b)the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice;
(c)the right, in accordance with the terms of this Agreement, including, without limitation, Section 5.1.11 hereof, to receive monthly, quarterly and year end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness; and
(d)the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower of any other significant property (other than personal property required for the day to day operation of the Property).

The rights described above in this Section 10.25 may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender.
Section 10.26.Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
Section 10.27.Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument, and the words “executed,” signed,” “signature,” and words of like import as used above and elsewhere in this Agreement or in any other certificate, agreement or document related to this transaction shall include, in addition to manually executed signatures, images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

VEREIT OFC ROGERS AR, LLC
ARCP TS FORTUNA CA, LLC
COLE TS CANON CITY CO, LLC
ARCP UL GREELEY CO, LLC
ARCP WY WESTMINSTER CO, LLC VEREIT MT LADY LAKE FL, LLC
ARCP MF LAKE CITY FL, LLC
COLE TS MONTICELLO FL, LLC
ARCP ID ORLANDO FL, LLC
ARCP WE PANAMA CITY FL, LLC
ARCP WE PENSACOLA FL, LLC
COLE MT RIVERVIEW FL, LLC
COLE NR TAMPA FL, LLC
ARCP UL ALBANY GA, LLC
ARCP LO ALPHARETTA GA, LLC
ARCP LO LILBURN GA, LLC
COLE MT MARIETTA GA, LLC
COLE WM PERRY GA,LLC
ARCP WE CHICAGO IL, LLC
COLE MT DARIEN IL, LLC
COLE MT EVERGREEN PARK IL, LLC VEREIT LA NEW LENOX IL, LLC
VEREIT MT PLAINFIELD IL, LLC
ARCP MT ROCKFORD IL, LLC
ARCP MT SPRINGFIELD IL, LLC
ARCP MT COLUMBUS IN, LLC
ARCP MT FORT WAYNE IN, LLC
ARCP MT LAFAYETTE IN, LLC
COLE TS MARION IN, LLC
COLE MT MARION IN, LLC
COLE TS AUGUSTA KS, LLC
COLE MT DERBY KS, LLC
ARCP FD SALINA UT, LLC
VEREIT MT ASHLAND KY, LLC
ARCP MT BOWLING GREEN KY, LLC ARCP MT FLORENCE KY, LLC
ARCP MT LOUISVILLE KY, LLC
VEREIT MT OWENSBORO KY, LLC
ARCP WD AMITE LA, LLC
ARCP LO COVINGTON LA, LLC

ARCP MT HOUMA LA, LLC
COLE MT LAFAYETTE LA, LLC
ARCP MT MONROE LA, LLC
ARCP FD NEW ROADS LA, LLC
ARCP MT SPRINGFIELD MA, LLC
VEREIT MT STURBRIDGE MA, LLC
ARCP MT HAGERSTOWN MD, LLC VEREIT MT SALISBURY MD, LLC
COLE LO ADRIAN Ml, LLC
ARCP KG BAY CITY Ml, LLC
COLE LA BLOOMFIELD HILLS Ml, LLC ARCP MT MUSKEGON MI, LLC
COLE TS CAMBRIDGE MN, LLC
VEREIT KO EAGAN MN, LLC
COLE TR ASHEVILLE NC, LLC
COLE AA FAIRMONT NC, LLC
COLE MT JACKSONVILLE NC, LLC
COLE TS LUMBERTON NC, LLC
ARCP TS MIDLAND NC, LLC
COLE MT ROCKY MOUNT NC, LLC
COLE MT SALISBURY (WALLACE COMMONS II) NC, LLC
COLE MT STATESVILLE NC, LLC
COLE TS WEAVERVILLE NC, LLC
COLE PM WILKESBORO NC, LLC
COLE TR WILMINGTON NC, LLC
ARCP SH BROKEN BOW NE, LLC
COLE JP HANOVER TOWNSHIP NJ, LLC ARCP MT ALBUQUERQUE NM, LLC
COLE MT ALBUQUERQUE (SAN MATEO) NM,LLC
ARCP FD HOBBS NM
ARCP FD ROSWELL NM, LLC
VEREIT MT ASHTABULA OH, LLC
COLE MT BEAVERCREEK OH, LLC
COLE SN CANTON OH, LLC
ARCP LA COLUMBUS OH, LLC
COLE MT COLUMBUS OH, LLC
VEREIT OFC MILFORD OH, LLC
COLE HD NORTH CANTON OH, LLC
COLE MT REYNOLDSBURG OH, LLC COLE GS BIXBY OK, LLC
ARCP MT LAWTON OK, LLC
COLE DK OKLAHOMA CITY OK, LLC COLE TS WOODWARD OK, LLC

ARCP MT CARLISLE PA, LLC
VEREIT LO HERMITAGE PA, LLC
ARCP GE SEVEN FIELDS PA, LLC
ARCP MT SHIPPENSBURG PA, LLC
ARCP MT STROUDSBURG PA, LLC
COLE TR COLUMBIA SC, LLC
COLE MT COLUMBIA SC, LLC
ARCP MT ABILENE TX, LLC
COLE LA GARLAND TX, LLC
ARCP MT HOUSTON TX, LLC
COLE LA HOUSTON TX, LLC
COLE HL LEWISVILLE TX, LLC
COLE HV MIDLAND TX, LLC
ARCP RC MURPHY TX, LLC
COLE MT SAN ANTONIO (HIGHWAY 151) TX,LLC
ARCP MF DRAPER UT, LLC
ARCP FD MORGAN UT, LLC
COLE TS ASHLAND VA, LLC
VEREIT AA HAMPTON VA, LLC
COLE TS SOUTH HILL VA, LLC
COLE MT BROOKFIELD WI, LLC
COLE PS MILWAUKEE WI, LLC
VEREIT MT OSHKOSH WI, LLC
ARCP PS PEWAUKEE WI, LLC
COLE MT PLOVER WI, LLC
COLE PS WAUPACA WI, LLC
ARCP MT VIENNA WV, LLC
ARCP MT SALINA KS, LLC, each a Delaware limited liability company
By:    CMFT CMBS Holdco, LLC, a Delaware limited liability company, its member

By: /s/ Nathan DeBacker
Name: Nathan DeBacker
Title: Vice President, Chief Financial Officer and Treasurer

COLE LA RIVERSIDE CA, LP, a Delaware Limited partnership

By:    Cole GP LA Riverside CA, LLC, a Delaware limited liability company, its general partner

By: /s/ Nathan DeBacker
Name: Nathan DeBacker
Title: Vice President, Chief Financial Officer and Treasurer
COLE GS ATWATER CA, LP, a Delaware Limited partnership

By:    Cole GP GS Atwater CA, LLC, a Delaware limited liability company, its general partner

By: /s/ Nathan DeBacker
Name: Nathan DeBacker
Title: Vice President, Chief Financial Officer and Treasurer

BORROWER:

CMFT CMBS Holdco LLC, a Delaware limited liability company

By:     /s/ Nathan DeBacker
Name: Nathan DeBacker
Title: Vice President, Chief Financial Officer and Treasurer

LENDER:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association chartered under the laws of the United States of America
By:        /s/ Jennifer Lewin
Name: Jennifer Lewin
Title: Vice President

LENDER:
DBR INVESTMENTS CO. LIMITED, a Cayman Islands corporation
By:        /s/ Andrew Mullin
Name: Andrew Mullin
Title: Managing Director
By:        /s/ Daniel Penn
Name: Daniel Penn
Title: Director